                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MagneTek, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             [LOGO]  MagneTek, Inc.

                         26 Century Boulevard
                         Nashville, Tennessee 37214

                                                              September 24, 1997

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of MagneTek, Inc. It will be held on Tuesday, October 21, 1997 at 10:00 a.m., at the offices of MagneTek, Inc., 26 Century Boulevard, Nashville, Tennessee 37214.

    The matters on the agenda for the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. In addition to the agenda items, there will be a report on operations and an opportunity for questions. We have also included the Annual Report for the 1997 fiscal year.

    We hope you can attend the meeting. Whether or not you can attend, it is important that you sign, date and return your proxy as soon as possible. If you decide to attend the meeting, you may vote in person if you desire, even if you previously mailed your proxy card. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the Notice.

    On behalf of the Board of Directors, we thank you for your cooperation.

                                      Sincerely,
                                      /s/ Andrew G. Galef
                                      Andrew G. Galef
                                      Chairman of the Board of Directors

                             [LOGO]  MagneTek, Inc.

                              26 Century Boulevard
                              Nashville, Tennessee 37214
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS OF MAGNETEK, INC.:

    Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of MagneTek, Inc. (the "Company") will be held on Tuesday, October 21, 1997, at 10:00 a.m., at the offices of the Company, 26 Century Boulevard, Nashville, Tennessee 37214 for the following purposes:

    1. To elect the Company's Board of Directors for the ensuing year to serve until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified.

    2. To approve the adoption of the Company's 1997 Non-Employee Director Stock Option Plan, which provides for the automatic and discretionary grant of stock options to non-employee directors of the Company.

    3. To approve the adoption of the Company's Amended and Restated Director Compensation and Deferral Investment Plan, which permits the payment of annual retainer fees and meeting fees to the Company's directors in the form of common stock of the Company.

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

    The record date for purposes of determining stockholders entitled to receive notice of and to vote at the 1997 Annual Meeting is the close of business on September 12, 1997. Only stockholders of record as of that time are entitled to such notice and to vote at the Annual Meeting.

    All of the Company's stockholders are invited to attend the Annual Meeting. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED WITH THIS NOTICE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU SEND IN YOUR PROXY PRIOR TO THE MEETING.

                               By Order of the Board of Directors,

                               /s/ Samuel A. Miley
                               Samuel A. Miley
                               Vice President, General Counsel and Secretary

Nashville, Tennessee
September 24, 1997

                             [LOGO]  MagneTek, Inc.

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 21, 1997

    The Board of Directors of the Company is soliciting the enclosed Proxy for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of MagneTek, Inc. (the "Company") to be held on Tuesday, October 21, 1997, at 10:00 a.m., at the offices of the Company, 26 Century Boulevard, Nashville, Tennessee 37214. This Proxy Statement was initially sent to stockholders on or about September 24, 1997.

    Shares represented by a Proxy will be voted at the Annual Meeting as directed if it is properly executed and delivered. In the absence of instructions, shares represented by valid Proxies will be voted in accordance with the recommendations of the Board of Directors set forth herein. At any time prior to the voting, a Proxy may be revoked by written notice to the Secretary of the Company or by subsequently filing another properly executed Proxy. Any stockholder present at the meeting may vote in person even though the stockholder may have previously given a Proxy.

    The cost of solicitation of Proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of Proxies at a fee not expected to exceed $7,000 plus reasonable disbursements. In addition to solicitation of Proxies by use of the mail, D.F. King & Co., Inc. and directors, officers or employees of the Company may, without additional compensation, solicit Proxies personally, by telephone or by other appropriate means. The Company will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of the common stock of the Company in their names for others to send proxy materials and annual reports to and to obtain proxies from their principals, and the Company will reimburse them for the reasonable expenses incurred in doing so.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    Voting rights are vested exclusively in holders of the Company's common stock, par value $.01 per share ("Common Stock"). As of the close of business on September 12, 1997, the record date, there were 28,628,281 shares (excluding 12,367 treasury shares) of Common Stock outstanding. As of September 17, 1997, an additional 2,424,845 shares of Common Stock were issued pursuant to conversion of convertible debt securities previously called by the Company. Each share of Common Stock outstanding on such date is entitled to one vote on all matters. The presence of a majority of the outstanding shares of Common Stock, either represented in person or by proxy at the meeting, is necessary to constitute a quorum for purposes of conducting business at the Annual Meeting.

    Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Therefore, such abstentions will have the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal. To the Company's knowledge, no matters other than those described in this Proxy Statement will be presented at the meeting.

    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of September 1, 1997 (except as otherwise indicated) by (i) each person believed by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors of the Company as a group. Except as otherwise indicated below, the address of each such person is that of the Company, 26 Century Boulevard, Nashville, Tennessee 37214.

                                                                                   NUMBER OF
                                                      NUMBER OF                  COMMON STOCK     ADJUSTED
                                                      SHARES(1)    PERCENT(1)    EQUIVALENTS(2)  PERCENT(2)
                                                      ----------  -------------  -------------  -------------
J.P. Morgan & Co., Incorporated (3)                    2,810,037          9.9%            --            9.9%
  60 Wall Street
  New York, New York 10260

Mellon Bank Corporation (4)(5)                         2,633,937          9.3             --            9.3
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

ICM Asset Management, Inc. (6)                         2,338,750          8.2             --            8.2
  601 W. Main Avenue, Suite 600
  Spokane, Washington 99201

Mellon Bank N.A. (7)(5)                                1,838,937          6.5             --            6.5
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

The Dreyfus Corporation (8)(5)                         1,681,937          5.9             --            5.9
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

Andrew G. Galef (9)                                      956,141          3.3        295,000            4.3

Ronald N. Hoge (10)                                      212,434          *           12,284            *

Dewain K. Cross (11)                                      48,800          *           23,629            *

Paul J. Kofmehl (12)                                      16,000          *           50,123            *

Crocker Nevin (13)                                        55,375          *           25,000            *

Marguerite W. Sallee (14)                                 22,000          *              -0-            *

Robert E. Wycoff (15)                                      9,000          *              693            *

Brian R. Dundon (16)                                     316,409          1.1            -0-            1.1

John E. Steiner (17)                                      71,290          *              -0-            *

David P. Reiland (18)                                    221,032          *            4,192            *

James E. Schuster (19)                                    51,667          *              -0-            *

Executive Officers and Directors                       2,412,561          8.5        423,288            9.9
  as a group, including those
  persons named above
  (20 persons) (20)

------------------------

 *  Less than one percent

NOTES:

 (1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents or converted stock appreciation rights ("SARs").

 (2) Represents (i) amounts that certain of the executive officers have elected to have allocated to their accounts under the MagneTek, Inc. Directors' Deferral Investment Plan and the MagneTek, Inc. Deferral Investment Plan deemed to be invested in stock equivalents and (ii) the restructuring of all SAR grants outstanding to current Company directors as options, subject to stockholder approval. See "Other Director Compensation."

 (3) As of April 9, 1997, according to public filings. In its most recent available public filings, J.P. Morgan & Co., Incorporated ("J.P. Morgan") states that some of these shares may be held by its subsidiaries; J.P. Morgan has sole investment power with respect to 2,791,037 of shares and sole voting power with respect to 2,382,050 of these shares; and the amount includes 745,937 shares that J.P. Morgan has a right to acquire.

 (4) As of March 10, 1997, according to public filings. In its most recent available public filings, Mellon Bank Corporation states that it has sole investment power with respect to 823,000 of these shares and sole voting power with respect to 2,581,937 of these shares.

 (5) The Company has been informed by one of these holders that there is a substantial degree of duplicative reporting in the shares shown in the table for these holders.

 (6) As of February 12, 1997, according to public filings. In its most recent available public filings, ICM Asset Management, Inc. ("ICM") states it has sole investment power with respect to all these shares and sole voting power with respect to 1,686,300 of these shares. According to its public filings, ICM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

 (7) As of March 10, 1997, according to public filings. In its most recent available public filings, Mellon Bank N.A. ("Mellon") states that it has sole investment power with respect to 117,000 of these shares and sole voting power with respect to 1,792,937 of these shares. According to its public filings, Mellon is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

 (8) As of March 10, 1997, according to public filings. In its most recent available public filings, The Dreyfus Corporation ("Dreyfus") states that it has sole investment power with respect to none of these shares and sole voting power with respect to 1,675,937 of these shares. According to its public filings, Dreyfus is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

 (9) Includes 357,750 shares issuable upon exercise of options by Mr. Galef. Also includes 591,954 shares held in a trust, as to which Mr. Galef disclaims beneficial ownership. Also includes 5,000 shares held by Mr. Galef's spouse, as to which Mr. Galef disclaims beneficial ownership.

(10) Includes 33,334 shares issuable upon exercise of options by Mr. Hoge. Also includes 3,000 shares held by Mr. Hoge's children, as to which Mr. Hoge disclaims beneficial ownership.

(11) Includes 6,000 shares issuable upon exercise of options by Mr. Cross.

(12) Includes 6,000 shares issuable upon exercise of options by Mr. Kofmehl. Also includes 10,000 shares held by his spouse, as to which Mr. Kofmehl disclaims beneficial ownership.

(13) Includes 52,375 shares issuable upon exercise of options by Mr. Nevin.

(14) Includes 6,000 shares issuable upon exercise of options by Ms. Sallee. Also includes 15,000 shares held by Ms. Sallee's spouse, as to which Ms. Sallee disclaims beneficial ownership.

(15) Includes 2,000 shares issuable upon exercise of options by Mr. Wycoff. Also includes 7,000 shares held in a trust, as to which Mr. Wycoff disclaims beneficial ownership.

(16) Includes 182,608 shares issuable upon exercise of options by Mr. Dundon and 3,671 shares held in the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan, the "401(k) Plan") as of June 29, 1997.

(17) Includes 71,003 shares issuable upon exercise of options by Mr. Steiner and 288 shares held in the 401(k) Plan as of June 29, 1997.

(18) Includes 170,000 shares issuable upon exercise of options by Mr. Reiland and 4,668 shares held in the 401(k) Plan as of June 29, 1997. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership.

(19) Includes 16,667 shares issuable upon exercise of options by Mr. Schuster.

(20) Includes 1,215,945 shares issuable upon exercise of options by executive officers and directors as a group, and 22,503 shares held in the 401(k) Plan as of September 1, 1997. Also includes, for certain executive officers and directors, shares held by spouses or children, as to which such executive officers and directors disclaim beneficial ownership, and shares held by limited partnerships or trusts, as to which such executive officers and directors disclaim beneficial ownership.

                                   DIRECTORS

    The following table sets forth certain pertinent information regarding the individuals who have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors to serve as directors of the Company. All of the individuals listed are currently directors of the Company. Crocker Nevin is currently a director who is not standing for re-election to the Board of Directors.

NAME                                                AGE      POSITION
----------------------------------------------      ---      ----------------------------------------
Andrew G. Galef...............................          64   Chairman of the Board of Directors
Ronald N. Hoge................................          52   President, Chief Executive Officer and
                                                             Director
Dewain K. Cross...............................          59   Director
Paul J. Kofmehl...............................          69   Director
Marguerite W. Sallee..........................          51   Director
Robert E. Wycoff..............................          67   Director

    Mr. Galef has been the Chairman of the Board of Directors since July 1984. He also is the Chairman of the Nominating and Corporate Governance Committee. Mr. Galef was the Chief Executive Officer of the Company from September 1993 until June 1996. He has been President of The Spectrum Group, Inc. ("Spectrum"), a private investment and management firm, since its incorporation in California in 1978 and its Chairman and Chief Executive Officer since 1987. Prior to the formation of Spectrum, Mr. Galef was engaged in providing professional interim management services to companies with serious operating and financial problems. Mr. Galef is presently a director of Warnaco, Inc., a diversified apparel manufacturer, and its parent, The Warnaco Group, Inc., and was formerly Chairman of Aviall, Inc., a company providing aircraft engine refurbishment and related products and services, and Exide Corporation, a manufacturer of automotive and industrial batteries. Mr. Galef also currently serves as a director, and was formerly the Chairman, of Petco Animal Supplies, Inc. In addition, Mr. Galef serves as chairman or a director of other privately held Spectrum portfolio companies.

    Mr. Hoge was elected as the President and Chief Executive Officer of the Company in June 1996. He became a director of the Company in July 1996. From 1993 until May 1996, Mr. Hoge was President of the Aerospace Equipment Systems Division of Allied Signal, Inc. From 1986 to 1993, he was President and Chief Executive Officer of Onan Corporation, the generator subsidiary of Cummins Engine Company. He also served as President of Cummins Brasil S.A. for five years. From 1971, when he first joined Cummins, until 1978, he served in progressive staff positions, including Manager of Corporate Responsibilities, and managed the start-up of Cummins' diesel engine factory in Daventry, England. Mr. Hoge earned a Bachelor's degree in Mathematics from Amherst College in 1967. He received his MBA in Marketing from Stanford University in 1970, completing graduate studies in Public Administration at the University of California, Berkeley, the same year. Mr. Hoge has been serving as a director of Merrill Corporation since June 1989.

    Mr. Cross has been a director of the Company since November 1994. He is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Pension Committees. Mr. Cross joined Cooper Industries, Inc. in 1966 as Manager of Taxation and subsequently served as Director, Accounting and Taxation, Assistant Controller, and Treasurer. Mr. Cross was appointed Vice President, Finance of Cooper Industries in 1972 and was named Senior Vice President, Finance of Cooper Industries in 1980. Mr. Cross retired from Cooper Industries in April 1995. Mr. Cross served for several years as a member of the Financial Council II of the Manufacturers' Alliance for Productivity and Innovation, and he is a member of the American Institute of Certified Public Accountants.

    Mr. Kofmehl has been a director of the Company since November 1990. He is a member of the Audit and Compensation Committees. In 1991 Mr. Kofmehl joined Franklin Health Group ("Franklin") as a partner, and in 1995 Franklin was merged with Corning, Inc., where he was employed until February 1997. In 1997 Franklin was acquired by a private investment group and Mr. Kofmehl currently serves as advisor to the President and Chief Executive Officer of such group. Mr. Kofmehl held various positions with International Business Machines Corp. from 1955 until his retirement in 1988, most recently serving as IBM Vice President and Group Executive, Americas Group, and as a member of the IBM Corporate Management Board. During his career at IBM, Mr. Kofmehl had executive responsibilities for various international sectors, including Europe, Canada, Latin America, the Middle East and Africa.

    Ms. Sallee has been a director of the Company since January 1995. She is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance and Pension Committees. Ms. Sallee is the President and Chief Executive Officer and a director of CorporateFamily Solutions, which she co-founded in 1987. In 1994 Ms. Sallee was named the first woman chairman of the Nashville Area Chamber of Commerce, and is active in civic and business matters in Tennessee. Ms. Sallee also serves as a director of Proffitt's and as a director of NationsBank for Tennessee and Kentucky.

    Mr. Wycoff has been a director of the Company since January 1996. He is Chairman of the Pension Committee and a member of the Audit Committee. Mr. Wycoff was President and Chief Operating Officer of Atlantic Richfield Company ("ARCO") from January 1986 until June 1993. He was also a director of ARCO, a director of ARCO Alaska, Inc., and a director of ARCO Foundation, Inc. In addition, he served as Chairman of the Board and as a director of Lyondell Petrochemical Company. Following his retirement from these positions on June 1, 1993, he became President Emeritus of ARCO. Mr. Wycoff is currently a Board Member of the Electric Power Research Institute (EPRI). He is also Chairman of LEARN and serves on the Board of Governors of LAMP, civic organizations dedicated to education reform.

    Mr. Nevin has been a director of the Company since July 1984. He is a member of the Audit and Compensation Committees. Mr. Nevin served as Chairman and Chief Executive Officer of CF&I Steel Co. from 1985 to 1993. Mr. Nevin is also a director of the BOC Group PLC.

    Directors serve for one year and thereafter until their successors are duly elected and qualified. Directors who are not employees of the Company receive
(i) an annual fee of $24,000, (ii) an annual fee of $4,000 for chairmanship of each committee, (iii) $1,500 for each Board meeting attended in person, and (iv) $1,000 for each committee meeting attended in person or by telephone (applicable only to the chairman and members of a given committee). Officers serve at the discretion of the Board of Directors. Mr. Galef and Mr. Hoge do not receive any directors' fees. Directors may also receive stock option awards pursuant to the Company's Non-Employee Director Stock Option Plan, and stock appreciation rights pursuant to the 1991 Director Incentive Compensation Plan and the 1991 Discretionary Director Incentive Compensation Plan, each as described below. Pursuant to the MagneTek, Inc. Directors' Deferral Investment Plan, directors who are not employees or officers of the Company may elect to defer up to 100% of the annual retainer fees and meeting fees described in this paragraph. If approved, the Amended and Restated Director Compensation and Deferral Investment Plan will (i) incorporate the existing deferral provisions of the MagneTek, Inc. Directors' Deferral Investment Plan, (ii) permit eligible directors to receive shares of Common Stock in the lieu of such cash meeting fees and (iii) require eligible directors to receive shares of Common Stock in lieu of such cash annual retainer fees (as described under "Adoption of Amended and Restated Director Compensation and Deferral Investment Plan").

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    MEETINGS. During fiscal year 1997,(1) the Board of Directors met in regular or special session six times. The Audit Committee and Compensation Committee each met five times, the Nominating and Corporate Governance Committee met four times and the Pension Committee met three times. The number of meetings includes telephonic meetings and does not include actions taken by unanimous written

---------

(1) The Company uses a 52-53 week fiscal year which ends on the Sunday nearest June 30. For clarity of presentation, all periods are presented as if the year ended on June 30. Fiscal years 1997, 1996 and 1995 contained 52 weeks.

consent of the members of the Board of Directors or the Committees. Each of the Company's directors who has been nominated for re-election (or election) attended 100% of the meetings of the Board of Directors (held during the period for which he or she has been a director) and the meetings of the committees of which he or she is a member (held during the period for which he or she has been a member).

    STANDING COMMITTEES. The Audit Committee makes recommendations regarding the selection of the Company's independent auditors, reviews the scope of the annual audit as proposed by the Company's independent auditors and reviews the findings of the annual audit with the independent auditors. The Audit Committee also reviews the annual plan of the Company's internal audit department, monitors plan achievement periodically throughout the fiscal year and reviews with management significant financial and accounting policies and procedures.

    The Compensation Committee reviews and approves the compensation of executive officers and of certain key employees and generally approves grants under stock option plans, incentive compensation plans and any other equity-based or long-term incentive plans. The Compensation Committee also reviews contributions to the Company's retirement plans and reviews new executive compensation programs, annual performance evaluations and the Proxy Statement Compensation Committee Report. See "Executive Compensation" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

    The Nominating and Corporate Governance Committee determines the qualifications required of candidates for selection to the Board of Directors, reviews the desirability of each director's standing for election for the next year, proposes nominees for election or re-election to the Board of Directors, and recommends the assignment of directors to various committees. The Nominating and Corporate Governance Committee also evaluates and recommends director compensation and benefits to the Board of Directors, periodically reviews each director's stock ownership and determines if the recommended level is being acquired, evaluates the performance of the Chief Executive Officer and reports its evaluation to the Compensation Committee.

    The Pension Committee establishes and reviews investment policies and guidelines for the Company's qualified pension plan, reviews investment results and performance of the pension plan, reviews the accounting impact and costs related to the Company's retirement plans, and reviews plan design, amendments and other issues related to the Company's retirement plans.

OTHER DIRECTOR COMPENSATION

    1991 DIRECTOR INCENTIVE COMPENSATION PLAN. The 1991 Director Incentive Compensation Plan of MagneTek, Inc. authorizes the grant of SARs to the Company's directors. In 1995, this plan was essentially replaced by the Non-Employee Stock Option Plan, as discussed below. All grants made under this plan are exercisable for cash only.

    1991 DISCRETIONARY DIRECTOR INCENTIVE COMPENSATION PLAN. The 1991 Discretionary Director Incentive Compensation Plan of MagneTek, Inc. authorizes the Compensation Committee to grant SARs to the Company's non-employee directors who are not members of the Compensation Committee. The Compensation Committee selects the non-employee directors to whom the SARs will be granted from time to time, determines the number of shares to be subject to such SARs and determines the terms and conditions of such SARs, including when they become exercisable. The base price of the shares of Common Stock subject to the SARs is also set by the committee but may not be less than the fair market value of such shares on the grant date. Certain significant transactions involving the company or its stock will accelerate the vesting of all SARs then outstanding. SARs under this plan expire ten years from the date of grant and are exercisable for cash only. No SARs were granted under this plan in fiscal year 1997. In April 1997, by agreement between the affected directors and the Company, all SAR grants outstanding to current

Company directors were restructured as options which options were issued, subject to stockholder approval, under the 1997 Director Plan (defined below).

    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The Company's Non-Employee Director Stock Option Plan (the "1995 Director Plan") became effective on June 30, 1995. Under the 1995 Director Plan, each qualifying director (any director of the Company who on the date of the grant is neither an officer nor an employee of the Company or a subsidiary of the Company) is automatically granted annually, on each June 30, a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock. The per share exercise price of the option is the fair market value of a share of the Company's Common Stock on the date of the grant. In fiscal year 1997, each of Messrs. Cross, Kofmehl, Nevin, Wycoff and Ms. Sallee received an option to purchase 4,000 shares. Options with respect to 50% of the shares are exercisable one year after the date of the grant and options with respect to the remaining 50% of the shares are exercisable two years after the date of the grant. The 1995 Director Plan replaced the automatic grant of stock appreciation rights under the Company's 1991 Director Incentive Compensation Plan. If approved, the Company's 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan") will replace the 1995 Director Plan (as described under "Adoption of 1997 Non-Employee Director Stock Option Plan" below). All SAR grants outstanding to current Company directors were restructured as options in April 1997 and such options were issued, subject to stockholder approval, under the 1997 Director Plan. An aggregate of 491,500 SARs ranging in base price from $10.00 to $19.375 were restructured. For a description of the options so granted and the terms of the 1997 Director Plan, see "Adoption of 1997 Non-Employee Director Stock Option Plan."

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. The Company has been advised by Mr. Galef that one Form 4 was not timely filed by Mr. Galef to report two transactions involving convertible securities. This transaction was subsequently reported on Form 5, thereby correcting the oversight.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three most recent fiscal years of those persons who served as the Company's Chief Executive Officer during the last fiscal year, and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Officers"):

                                                                       LONG-TERM COMPENSATION
                                                                -------------------------------------
                                                                         AWARDS             PAYOUTS
                                                                ------------------------  -----------
                                                                             SECURITIES    LONG-TERM
         NAME AND                         ANNUAL COMPENSATION   RESTRICTED   UNDERLYING    INCENTIVE
         PRINCIPAL             FISCAL     --------------------     STOCK       OPTIONS       PLAN         ALL OTHER
         POSITION               YEAR       SALARY    BONUS(1)   AWARD(S)(2)   (SHARES)      PAYOUTS    COMPENSATION(3)
---------------------------  -----------  ---------  ---------  -----------  -----------  -----------  ----------------
Ronald N. Hoge                     1997   $ 500,001  $ 500,000           0       30,000    $ 620,313(4)    $  158,764(5)
  President and Chief              1996      75,000          0   $1,100,100     400,000            0               0
  Executive Officer                1995          --         --          --           --           --              --

Brian R. Dundon                    1997     300,040    200,000           0       55,000            0           4,801
  Executive Vice                   1996     288,756     80,000           0       20,000            0           9,341
  President                        1995     275,000     79,772           0            0            0           7,853

John E. Steiner                    1997     232,385    175,000           0       55,000            0          21,372(5)
  Executive Vice                   1996     210,485     26,200           0       20,000            0          33,343(5)
  President                        1995     145,387     34,455           0       10,000            0           3,682

David P. Reiland                   1997     325,000    195,000           0       45,000            0           2,663
  Senior Vice President            1996     325,000     37,800           0       20,000            0          69,934(5)
  and Chief Financial              1995     300,000     25,000           0            0            0           3,749
  Officer

James E. Schuster                  1997     265,000    190,000     328,125       65,000            0          80,854(5)
  Senior Vice President,           1996       9,173          0           0            0            0               0
  Operations                       1995          --         --          --           --           --              --

--------------------------

NOTES:

(1) The amounts reflect bonuses for services rendered during the fiscal year indicated, which were paid in August of the subsequent fiscal year.

(2) As of the end of fiscal year 1997, the number of Mr. Hoge's and Mr. Schuster's aggregate restricted stock holdings were 115,800 and 35,000 shares, respectively, and the value of such holdings as of such date $1,925,175 and $581,875, respectively. These restricted shares vested on August 31, 1997 and June 18, 1997 for Mr. Hoge and Mr. Schuster, respectively. No dividends are expected to be paid on any of the Company's outstanding shares of Common Stock.

(3) The 1997 amounts reflect, for Messrs. Hoge, Dundon, Steiner, Reiland and
    Schuster: $7,764, $4,201, $2,165, $2,063 and $5,861, respectively, reimbursed under the Senior Executive Medical Reimbursement Plan; and $600, $600, $600, $600 and $1,200, respectively, contributed by the Company to the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan) for the account of such person.

(4) The amount reported for Mr. Hoge represents the value of stock awarded to Mr. Hoge during the 1997 fiscal year pursuant to his employment agreement. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation--Chief Executive Officer."

(5) The 1997 amounts reported for Messrs. Hoge, Steiner and Schuster include $110,400, $18,607 and $73,794, respectively, for reimbursement of relocation expenses. The 1996 amounts reported for Messrs. Steiner and Reiland include $30,782 and $65,557, respectively, for reimbursement of relocation expenses.

    OPTION GRANTS. Shown below is information regarding grants of stock options during the fiscal year ended June 30, 1997 to the Named Officers.

                                          INDIVIDUAL
                                            GRANTS                                                  POTENTIAL REALIZABLE
                                          -----------                                                 VALUE AT ASSUMED
                                           NUMBER OF     PERCENTAGE OF                                ANNUAL RATES OF
                                          SECURITIES         TOTAL                                      STOCK PRICE
                                          UNDERLYING        OPTIONS       EXERCISE OR                 APPRECIATION FOR
                                            OPTIONS       GRANTED TO      BASE PRICE                    OPTION TERM
                                          GRANTED(1)     EMPLOYEES IN                  EXPIRATION   --------------------
NAME                                       (SHARES)       FISCAL YEAR      ($/SHARE)      DATE       5% ($)     10% ($)
----------------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------
Ronald N. Hoge                                30,000             2.9%        13.8125      1/27/07     394,985    874,370

Brian R. Dundon                               40,000             3.9           8.375      7/24/06     692,736  1,227,109
                                              15,000             1.5         13.8125      1/27/07     197,492    437,185

John E. Steiner                               40,000             3.9           8.375      7/24/06     692,736  1,227,109
                                              15,000             1.5         13.8125      1/27/07     197,492    437,185

David P. Reiland                              30,000             2.9           8.375      7/24/06     519,552    920,332
                                              15,000             1.5         13.8125      1/27/07     197,492    437,185

James E. Schuster                             50,000             4.9           8.375      7/24/06     865,920  1,538,886
                                              15,000             1.5         13.8125      1/27/07     197,492    437,185

--------------------------

NOTES:

(1) Options were granted under the Company's 1989 Incentive Stock Compensation Plan and are exercisable with respect to one third of the shares covered thereby on each anniversary of the grant date with full vesting occurring on the third anniversary date. Certain significant transactions involving the Company or its stock will make the options granted under this plan exercisable immediately and, should the Company's Common Stock cease to be publicly traded, option holders would be entitled to receive cash in lieu of exercising and selling the shares subject to their options.

    AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES. Shown below is information relating to the fiscal year-end value of unexercised options for each of the Named Officers.

NAME
----------------------------------------                                 VALUE OF UNEXERCISED
                                             NUMBER OF SECURITIES            IN-THE-MONEY
                                            UNDERLYING UNEXERCISED        OPTIONS AT FISCAL
                                          OPTIONS AT FISCAL YEAR-END         YEAR-END(1)
                                          --------------------------  --------------------------
                                                       UNEXERCISABLE               UNEXERCISABLE
                                          EXERCISABLE  -------------               -------------
                                          -----------                 EXERCISABLE
                                                                      -----------
Ronald N. Hoge                                33,334       396,666     $ 243,755    $ 1,096,870

Brian R. Dundon                              154,275        85,000       493,233        441,563

John E. Steiner                               48,920        80,000       233,598        452,109

David P. Reiland                             146,250        73,750       414,375        359,063

James E. Schuster                                  0        65,000             0        454,688

--------------------------

NOTES:

(1) Calculated using closing price on June 30, 1997 of $16.625 per share.

EMPLOYMENT AGREEMENT

    The Company has an employment agreement with Mr. Hoge. See "Report of the Compensation Committee of the Board of Directors on Executive
Compensation--Chief Executive Officer."

MAGNETEK FLEXCARE PLUS RETIREMENT PENSION PLAN

    The MagneTek FlexCare Plus Retirement Pension Plan (the "Retirement Plan") is a defined benefit retirement plan which covers employees of the Company (excluding employees of certain divisions and certain union employees). The Retirement Plan was established upon the merger of certain defined benefit retirement plans previously maintained by the Company. Although the Retirement Plan is a defined benefit plan, each non-union participating employee's accrued benefit is determined by the "cash balance" credited to the employee's retirement account. Such account is maintained for bookkeeping purposes only. "Contribution" amounts are credited to each employee's retirement account annually ranging from 3.5% to 4.5% of an employee's compensation up to the "integration level" and from 7% to 9% of compensation in excess of the "integration level" (as of January 1, 1997, compensation over $160,000 may not be considered). The actual percentage varies depending upon years of vesting service with the Company. The "integration level," which for calendar 1997 was $29,000, may vary annually. "Interest," based upon the rates payable on certain U.S. Treasury debt instruments, is also credited to the employee's bookkeeping account each year.

    Distributions are made in the event of retirement, death, disability or other termination of employment. Distributions are paid to vested participants in the form of a ten-year certain life annuity (unless a joint and survivor annuity is required or an alternative form of payment is elected) in a monthly amount equal to the balance of the employee's retirement account, divided by 120.

    The estimated annual benefits payable to Messrs. Hoge, Dundon, Steiner, Reiland and Schuster under the Retirement Plan upon retirement at normal retirement age (in life only form) are approximately $25,595, $116,667, $45,075, $114,016 and $51,229, respectively (assuming continued compensation at the present amounts (subject to the $160,000 limit) until normal retirement age and continued crediting of interest at the current rate, and disregarding probable future cost-of-living increases to the limit on the amount of compensation that may be taken into account and to the Social Security wage base).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocks between the Company and other entities involving the Company's executive officers and directors and those of other entities.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive officers.

    GENERAL. The Company's compensation program for executive officers currently consists of annual base salary and bonus as well as awards of stock options and occasionally, restricted stock grants. The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Company and the contributions of each executive to that success. In addition, the Committee believes that base salaries should be consistent with competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Company and the contributions of each executive. Salary and bonus payments are primarily designed to reward current and past performance. The primary goal of the Company and the Committee is to excel in the creation of long-term value for stockholders. The principal incentive tool used to achieve this goal is the periodic grant of stock options and less frequently, of restricted stock awards, to key employees. The Committee and management believe that awards of stock options accomplish many objectives.

    The Committee's decisions concerning the base salary and total cash compensation (base salary plus bonus) of individual executive officers during fiscal year 1997 were made primarily in the context of executive performance in light of the Company's circumstances, historical practice and the current competitive environment. The Compensation Committee considered competitive compensation data from three independent sources. These sources included broad-based compensation surveys of various manufacturing and/or electrical equipment companies with sales volumes comparable to the Company's. External competitiveness is an important element of the Committee's compensation policy. The Committee found that the executive officers' compensation levels were consistent with companies included in each of the foregoing sources. Equitable principles are also central to the Committee's compensation policies. Compensation considered for the Company's executive officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Company with comparable levels of responsibility. Stock options and restricted stock are awarded to provide incentives for superior long-term future performance as well as for retention of executive officers. Stock option and restricted stock awards are directly linked to the stockholders' interests, since the potential value of the awards to the executive officers is directly related to the future price of the Company's Common Stock. All stock option and restricted stock grants are made under the 1987 Stock Option Plan or the 1989 Incentive Stock Compensation Plan, each of which was approved by the Company's stockholders.

    STOCK OWNERSHIP POLICIES. The Company's compensation program is also designed to encourage executives to own shares of the Company's Common Stock and a significant portion of executive compensation, in particular that of the Chief Executive Officer, is tied to the performance of the Company's stock. The Committee believes that encouraging executives to acquire and retain Common Stock provides additional incentive for executive officers to follow strategies designed to maximize long-term values to stockholders. During fiscal 1997, the Company adopted the Company's Deferral Investment Plan, a deferred compensation plan pursuant to which executives may elect to defer significant portions of salary and bonus and may choose an investment vehicle that replicates the performance of the company's stock over the deferral period. These deferred compensation amounts may in turn, at the Company's option, be paid in common stock. Also during fiscal 1997, the Committee instituted stock ownership guidelines for officers that are being phased in over a thirty-six month period. These guidelines specify appropriate levels of ownership of the Company's common stock based upon the officer's compensation and duration of the officer's position with the Company. The Committee made a special stock option grant to selected officers under which vesting was tied to achievement of the individual's target level of stock ownership during the thirty-six month period following these option grants. The Committee intends to use the ownership guidelines as a measure in determining the size of future option grants to executives.

    BONUSES. For fiscal year 1997 the Committee adopted a formula (which varies from year to year) at the beginning of the fiscal year. Pursuant to the 1997 formula, awards were based upon the performance of the relevant corporate business unit and upon individual performance. Business units were rated based upon the achievement of targets which were in turn based upon an "economic value added" by the particular unit. The Committee believes this to be the key driver of stock performance over time. Executive's individual performance ratings are based on each executive's achievement of specific annual financial objectives as well as other factors, such as realization of strategic plans and progress in organization and management development. For the executive officers, cash bonuses are determined by multiplying a target incentive rate (a percentage of salary that increases with the level of responsibility) by the average of the performance rating of the individual executive, the applicable business unit and the Company overall. Target incentive percentages range from 35% to 100% of an executive's salary, and performance ratings range from 0 to 1.5.

    STOCK OPTIONS AND RESTRICTED STOCK. The Committee awarded a total of 511,710 non-qualified stock options to the executive officers during the Company's 1997 fiscal year, all of which were granted under the 1989 Incentive Stock Compensation Plan. In awarding these non-qualified stock options, the Committee reviewed the number of options previously granted to each executive officer, as well as the aggregate awards granted to all executive officers and associates of the Company, in light of a study prepared for the Company by Hewitt Associates, an independent compensation consulting firm. The size of the individual awards is determined with input from management and is designed to maintain competitiveness and promote long-term productivity from the executive officers. Restricted stock awards in an aggregate of 95,000 shares were made to executive officers in fiscal 1997.

    CHIEF EXECUTIVE OFFICER. Pursuant to his employment agreement, Mr. Hoge is paid a base salary of $500,000 per year and participates in the Company's annual incentive bonus program. Additionally, under the agreement in 1996, Mr. Hoge was granted 115,800 shares of restricted stock and four employee stock options, each for 100,000 shares of Common Stock, with varying exercise prices and vesting schedules. All but one of these stock options were granted at exercise prices exceeding fair market value on the date of grant, in some cases, substantially. The employment agreement with Mr. Hoge also provides for (i) a term of employment through June 1, 1999, which term may be automatically renewed annually thereafter until terminated by Mr. Hoge or the Company or until the annual meeting of stockholders that first follows Mr. Hoge's 65th birthday and (ii) additional stock grants during each of the years from 1997 through 2001 depending on the achievement of certain performance criteria measured by the average fair market value of the Company's Common Stock. As of August 15, 1997, Mr. Hoge had earned an aggregate of 50,000 shares out of 50,000 stock grants available as of such date pursuant to the agreement.

    The employment agreement with Mr. Hoge also provides that (i) if his employment is terminated involuntarily other than for death, disability, cause or following a change in control, he will receive a lump-sum cash payment equal to all accrued and unpaid base salary plus a pro rata portion of any bonus compensation for such year, his outstanding stock options will become fully exercisable, and, if Mr. Hoge so elects, the Company will repurchase his primary residence in the Nashville, Tennessee area at its fair market value; and (ii) if his employment is terminated following a change in control, his outstanding stock options will become fully exercisable, and he will receive a lump-sum cash payment equal to the sum of his accrued and unpaid base salary and bonus plus an amount equal to the lesser of (A) 2.99 times the sum of (x) his base salary plus
(y) the bonus for the most recent fiscal year in which he received a bonus and
(B) the maximum amount that the Company would be entitled to deduct as a compensation expense on its federal income tax return without regard to the $1 million limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    TAX DEDUCTIBILITY CONSIDERATIONS. The Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Code.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Officers, unless compensation is performance-based. The compensation of the Chief Executive Officer exceeded $1 million in 1997; none of the other named executive officers received compensation in excess of $1 million in 1997. The Committee does not believe that the amount by which the Chief Executive Officer's compensation exceeded $1 million was significant. The Committee does not currently expect the compensation of any of the named executive officers other than the Chief Executive Officer to exceed the $1 million threshold in fiscal 1998. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal 1998, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

    The foregoing report on executive compensation is provided by the following directors who comprise the Compensation Committee of the Board of Directors:

                               Marguerite W. Sallee (Chairman)
                               Paul J. Kofmehl
                               Crocker Nevin

PERFORMANCE GRAPH

    Shown below is a line graph comparing the cumulative total return to stockholders of the Company's Common Stock, the Standard & Poors 500 Index ("S&P 500"), the Standard & Poors Electrical Equipment Index ("S&P Electrical") and the Dow Jones Electrical Components & Equipment Index ("Dow Jones Electrical") from June 30, 1992 to June 30, 1997.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
     AMONG MAGNETEK, INC., S&P 500, S&P ELECTRICAL AND DOW JONES ELECTRICAL
                         JUNE 30, 1992 -- JUNE 30, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MAGNETEK, INC.    S&P 500   S&P ELECTRICAL  DOW JONES ELECTRICAL
6/30/92               $100        100             100                   100
6/30/93            129.910    113.570         122.932               114.263
6/30/94             99.140    115.190         122.106               111.513
6/30/95             93.160    145.140         152.154               138.341
6/30/96             65.810    182.770         221.968               161.174
6/30/97            113.670    246.080         319.521               199.470

                               6/30/92     6/30/93    6/30/94    6/30/95    6/30/96    6/30/97
                             -----------  ---------  ---------  ---------  ---------  ---------
MagneTek, Inc..............   $     100   $ 129.910  $  99.140  $  93.160  $  65.810  $ 113.670
S&P 500....................         100     113.570    115.190    145.140    182.770    246.080
S&P Electrical.............         100     122.932    122.106    152.154    221.968    319.521
Dow Jones Electrical.......         100     114.263    111.513    138.341    161.174    199.470

------------------------

* Assuming $100 invested in MagneTek, Inc. Common Stock and each index on June 30, 1992, and reinvestment of all dividends.

                              CERTAIN TRANSACTIONS

    The Company has an agreement with the Spectrum Group, Inc. ("Spectrum") whereby Spectrum will provide management services to the Company through fiscal 1999 at an annual fee plus certain allocated and out of pocket expenses. The Company's Chairman is also the chairman of Spectrum. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of the business of the Company. Fees and expenses paid to Spectrum for these services under the agreement amounted to $907,000 for the year ended June 30, 1997.

    During the year ended June 30, 1997, the Company paid approximately $399,000 in fees to charter an aircraft owned by a company in which the Chairman is the principal shareholder. The Company believes the fees paid were equivalent to those that would be paid under an arm's-length transaction.

    Under the terms of his employment agreement, Mr. Hoge has received $1,000,000 from the Company under an interest-free loan in connection with the purchase of a residence.

    The Company has provided to Messrs. Hoge, Schuster and Daryl D. David (an executive officer) unsecured loans to pay income tax liability in connection with the vesting of their restricted stock or receipt of stock awards in the aggregate amounts of $1,317,243, $245,000 and $175,000, respectively. In the case of Mr. Hoge, such loans are pursuant to his employment agreement. Such loans bear interest and are due upon the earliest of (i) the date on which the borrower has sold more than a specified number of shares of Common Stock, (ii) 90 days after the date of the borrower's termination of employment and (iii) the fifth anniversary of the loan.

                               COMPANY PROPOSALS

    The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Nominating and Corporate Governance Committee of the Board of Directors of the Company has nominated and recommends for election as directors the following six persons to serve for the ensuing year until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified:

        Andrew G. Galef
       Ronald N. Hoge
       Dewain K. Cross
       Paul J. Kofmehl
       Marguerite W. Sallee

    Robert E. Wycoff

    All of the nominees are presently directors of the Company. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority in the Proxy will be exercised to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed Proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors unless otherwise indicated. Shares may not be voted cumulatively for election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES.

                                   PROPOSAL 2
            ADOPTION OF 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    GENERAL. In fiscal year 1997, the Board of Directors unanimously adopted, subject to stockholder approval, the 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"). The Board of Directors believes that offering long-term incentive opportunities to directors will give directors added incentive to further the long-term profitability of the Company and thereby benefit the stockholders of the Company. Upon stockholder approval, the 1997 Director Plan will replace the Company's existing Non-Employee Director Stock Option Plan (the "1995 Director Plan"). In the event that the 1997 Director Plan is not approved, the 1995 Director Plan will remain in effect. All statements set forth in this Proxy Statement relating to the 1997 Director Plan are qualified in their entirety by reference to the complete text of the 1997 Director Plan which is set forth in Appendix A to this Proxy Statement.

    ADMINISTRATION. Questions of interpretation of the 1997 Director Plan, if any, will be resolved by the Board of Directors.

    PARTICIPANTS. Options to purchase shares of Common Stock shall be granted pursuant to the 1997 Director Plan to any director who on the date of said grant is not an employee of the Company or a subsidiary of the Company (a "Qualifying Director"). As of the date of this Proxy Statement, six directors were eligible to participate in the 1997 Director Plan.

    OPERATION OF THE 1997 DIRECTOR PLAN; CONTINGENT GRANTS. Each Qualifying Director who is not an officer of the Company (a "Non-Officer Qualifying Director") will receive an option to purchase 4,000 shares of the Company's Common Stock pursuant to the terms and conditions described above upon initial election or appointment to the Board of Directors or upon a continuing director becoming a Non-Officer Qualifying Director. In addition, Non-Officer Qualifying Directors will be automatically granted, on an annual basis, a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock on each June 30th after the initial grant of such Non-Officer Qualifying Director's 4,000 share option pursuant to terms outlined above. Each such option will have a term of ten years and shall become exercisable as follows: options with respect to 50% of the shares one year after the date of grant and options with respect to the remaining 50% of the shares two years after the date of grant. The ratification of the 1997 Director Plan by stockholders will also confirm the grant to each Non-Officer Qualifying Director elected at such meeting of stockholders of a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock as of June 27, 1997.

    Additionally, the issuance of the options set forth below under the 1997 Director Plan, in consideration of the surrender of the corollary SARs as of April 25, 1997, will be confirmed. See "Other Director Compensation."

                                                               EXERCISE
NAME                                      NUMBER OF SHARES       PRICE
----------------------------------------  -----------------  -------------
Andrew G. Galef                                   50,000      $   14.1875
                                                  57,500          17.5625
                                                 250,000          14.5625
Dewain K. Cross                                   46,000          13.3125
Paul J. Kofmehl                                    4,000           13.375
                                                   4,000            14.25
                                                   4,000           19.375
                                                  46,000          14.5625
                                                   4,000          14.5625
Crocker Nevin                                     10,000            10.00
                                                   4,000           13.375
                                                   4,000            14.25
                                                   4,000           19.375
                                                   4,000          14.5625

The exercise prices of all of the above options reflect the Fair Market Value (as defined in the 1997 Director Plan) of the Company's Common Stock on the date of grant. Pursuant to the 1997 Director Plan, such exercise prices were reduced by the amount, if any, by which the Fair Market Value of the Company's stock exceeded the base price of the restructured SAR on the date of its cancellation.

    In addition, the Board of Directors may from time to time, in its absolute discretion, grant non-qualified stock options to Qualifying Directors. Each such option will have a term of ten years unless otherwise specified by the Board of Directors, and the Board of Directors shall, in its absolute discretion, determine the exercisability and other provisions of such option.

    If on any date upon which options are to be granted under this 1997 Director Plan the number of shares of Common Stock remaining available under the 1997 Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each Qualifying Director.

    The maximum number of shares of Common Stock which may be awarded or purchased upon exercise of stock options under the 1997 Director Plan is 1,000,000 (which includes the 448,000 shares available under the 1995 Director Plan, which are being transferred to the 1997 Director Plan), subject to adjustments as provided in the 1997 Director Plan. Shares of Common Stock subject to the unexercised portions of any options granted under the 1997 Director Plan which expire, terminate or are forfeited or canceled may again be subject to options under the 1997 Director Plan.

    AMENDMENT AND TERMINATION. The Board of Directors may alter, amend, suspend, or terminate the 1997 Director Plan, provided that no such action shall deprive any optionee, without his consent, of any option theretofore granted to the optionee pursuant to the 1997 Director Plan or of any of his rights under such option, and provided further that the provisions of the 1997 Director Plan designating persons eligible to participate and specifying the amount, exercise price and timing of grants shall not be amended more than once every six months other than to comport with changes in the Code, the Employment Retirement Income Security Act, or the rules thereunder.

    TERMINATION OF DIRECTORSHIP. All vested options held by Qualifying Directors as of the date of cessation of service as a director may be exercised by the Qualifying Director or his heirs or legal representatives for one year after such cessation of service.

    NON-TRANSFERABILITY. Unless otherwise approved by the Board of Directors, options granted under the 1997 Director Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution, and are exercisable, during the optionee's lifetime, only by the optionee.

    TERM OF THE 1997 DIRECTOR PLAN. Subject to approval of the 1997 Director Plan by the stockholders of the Company, the 1997 Director Plan will be in effect commencing as of April 22, 1997 for a period of ten years, unless earlier terminated by the Board of Directors.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the Federal income tax treatment which will generally apply to options granted under the 1997 Director Plan, based on Federal income tax laws in effect on the date hereof. No information is provided herein with respect to estate, inheritance, state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an option or the disposition of any acquired shares under those laws. EACH DIRECTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR WITH REGARD TO ALL CONSEQUENCES ARISING FROM THE GRANT OR EXERCISE OF STOCK OPTIONS, AND THE DISPOSITION OF ANY ACQUIRED SHARES.

    The options granted under the 1997 Director Plan do not qualify for treatment as incentive stock options under the provisions of Section 422 of the Code. Upon exercise of an option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired upon exercise (determined as of the date of exercise) over the exercise price of such option and the Company will be entitled to a deduction equal to the ordinary income recognized by the optionee. If the sale of the shares acquired upon exercise of an option would give rise to liability of the optionee under Section 16 of the Securities Exchange Act of 1934 ("Section 16"), however, the date on which the ordinary income is recognized and the date on which shares are valued for purposes of determining the amount of ordinary income may be required to be deferred. Recipients of options should consult their tax advisors regarding the impact of Section 16 on the tax consequences of exercising options. The ordinary income included in the optionee's taxable income as a result of the exercise of the option will be added to the exercise price in determining the optionee's basis in the acquired shares. Any gain or loss on the subsequent sale or disposition of the shares generally will be treated as long-term or short-term capital gain or loss, as the case may be.

    APPROVAL REQUIREMENT. Approval of this proposal will require the affirmative vote of the holders of a majority of the Company's shares voted at the Annual Meeting either in person or by proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                                   PROPOSAL 3
                        ADOPTION OF AMENDED AND RESTATED
               DIRECTOR COMPENSATION AND DEFERRAL INVESTMENT PLAN

    GENERAL. Since January 1997, the Company has maintained the MagneTek, Inc. Directors' Deferral Investment Plan (the "Existing Directors' Deferral Plan") which permits directors who are not employees or officers of the Company ("Eligible Directors") to elect to defer up to 100% of (i) the cash annual retainer fees (the "Retainer Fees") they are entitled to receive for their services as members of the Board of Directors of the Company or as chairmen of committees thereof and (ii) the cash fees ("Meeting Fees") they are entitled to receive for attending meetings of the Board of Directors or a committee thereof. Amounts deferred are deemed to be invested in Common Stock and are credited to a director's individual deferral account on the date on which deferred amounts otherwise would have been payable to the director. Such accounts are deemed to be invested in Common Stock and are credited with investment gains (or losses) based on the appreciation (or depreciation) in the value of the Common Stock in which the participating director is deemed to be invested, plus dividends paid, if any. Plan accounts are 100% vested at all times. Upon ceasing to be an Eligible Director, a plan participant's account is paid out in cash or Common Stock, at the option of the Compensation Committee. Directors may elect distribution in a single lump sum or in installments.

    The proposed MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the "Director Compensation Plan") would incorporate the deferral provisions of the Existing Directors' Deferral Plan and would also
(i) permit Eligible Directors to elect to receive shares of Common Stock in lieu of cash Meeting Fees and (ii) generally require such Eligible Directors to receive shares of Common Stock in lieu of cash Retainer Fees (except any such Meeting Fees or Retainer Fees being deferred pursuant to the Director Compensation Plan in which case no such current payments would be made). In July 1997, the Board of Directors adopted the Director Compensation Plan and reserved 250,000 shares of Common Stock for issuance under the plan, subject to stockholder approval. If stockholder approval is obtained, the Director Compensation Plan will replace the Existing Directors' Deferral Plan and become effective on the date of the Annual Meeting. In the event that the Director Compensation Plan is not approved, the Existing Directors' Deferral Plan will remain in effect.

    The Board of Directors believes that requiring Retainer Fees to be paid in Common Stock, permitting Meeting Fees to be paid in Common Stock and offering directors the opportunity to defer voluntarily their fees will align directors' and stockholders' interests, give directors added incentive to further the long-term profitability of the Company and enhance the Company's ability to attract and retain directors of outstanding competence, thereby benefiting the stockholders of the Company.

    The principal features of the Director Compensation Plan are summarized below. All statements set forth in this Proxy Statement relating to the Director Compensation Plan are qualified in their entirety by reference to the complete text of the Director Compensation Plan which is set forth in Appendix B to this Proxy Statement.

    PARTICIPATION. Those members of the Board of Directors who are not employees or officers of the Company will be eligible to participate in the Director Compensation Plan. If an Eligible Director no longer meets the requirements for participation in the Director Compensation Plan, such director will become an inactive participant, retaining all the rights described in the Director Compensation Plan, except the right to make any further deferrals under the Director Compensation Plan or to receive payment of Retainer Fees and Meeting Fees in Common Stock, until the director again becomes an active participant.

    Four current directors, Cross, Kofmehl, Sallee and Wycoff, will participate in the Director Compensation Plan if the Director Compensation Plan is approved by the Company's stockholders. All such directors will remain eligible to participate in the Existing Directors' Deferral Plan if the Director Compensation Plan is not so approved.

    PAYMENT OF COMMON STOCK IN LIEU OF CASH RETAINER FEES AND MEETING
FEES. Subject to the provisions described in the next sentence, an Eligible Director will receive Common Stock in lieu of the annual cash Retainer Fees payable to such Eligible Director each year for so long as the Director Compensation Plan is in effect. The Board of Directors has the authority, in its sole discretion, to permit all of a director's Retainer Fees to be paid in cash, rather than in Common Stock, if an Eligible Director establishes, to the satisfaction of the Board of Directors, that special circumstances, such as financial hardship, warrant such cash payment. In addition, an Eligible Director may elect to receive Common Stock in lieu of cash Meeting Fees payable to such Eligible Director each year for so long as the Director Compensation Plan is in effect.

    The number of shares of Common Stock to be paid in lieu of cash Retainer Fees or cash Meeting Fees (if an Eligible Director elects to so receive Common Stock in lieu of cash Meeting Fees) on each payment date will be equal to (i) the amount of the cash Retainer Fees or cash Meeting Fees, as applicable, payable to each Eligible Director divided by (ii) the Fair Market Value (as defined in the Director Compensation Plan) of Common Stock as determined on the most recent practicable date preceding the payment date.

    DEFERRAL OF PAYMENT OF RETAINER FEES AND MEETING FEES. An Eligible Director may elect to defer up to 100% of his or her Retainer Fees for any calendar year and up to 100% of his or her Meeting Fees during any calendar year.

    Absent a showing to the satisfaction of the Board of Directors of severe financial hardship (in which case an earlier distribution may be permitted), the amounts deferred by each participating Eligible Director and the accumulated earnings thereon will be paid (or commence to be paid) to the participating Eligible Director in January following the calendar year in which the termination of the participating Eligible Director's service as a director occurs for any reason other than death. In the event of the participating Eligible Director's death, the payment of the amounts deferred and the accumulated earnings (or the remaining unpaid balance, as applicable) will be made in a single lump sum payment as soon as administratively practical.

    Participating Eligible Directors will have no interest in any specific asset of the Company. The right to receive deferred payments under the Director Compensation Plan is equivalent to that of an unsecured general creditor of the Company.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the Federal income and employment and withholding tax treatment which generally will apply to Eligible Directors participating in the Director Compensation Plan, based on the Federal income tax laws in effect on the date hereof. The following discussion is limited to the Federal income and certain Federal employment tax rules relevant to the Company and to individuals who are citizen or residents of the United States. Except as described below, no information is being provided herein with respect to estate, inheritance, state, local or foreign laws. THIS SUMMARY SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. EACH ELIGIBLE DIRECTOR PARTICIPATING IN THE DIRECTOR COMPENSATION PLAN IS ADVISED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATING TO PARTICIPATION IN THE DIRECTOR COMPENSATION PLAN.

    The deferral by a participating Eligible Director of a portion of his compensation under the Director Compensation Plan will not be a taxable event for the participating Eligible Director. Rather, amounts credited to a participating Eligible Director's deferral accounts under the Director Compensation Plan, including all accrued investment earnings thereon, will be taxable to the participating Eligible Director as ordinary income for Federal income and self-employment tax purposes in the year in which such amounts are distributed to such participating Eligible Director. Distributions are not eligible for rollover into an Individual Retirement Account or a qualified plan. Thus, the amounts a participating Eligible Director defers and the amount by which such participating Eligible Director's deferral account balances increase by way of deemed investments will be taxed when paid to that participating Eligible Director.

    Distributions from a participating Eligible Director's account under the Director Compensation Plan pursuant to the installment distribution option of ten years will be exempt under Federal law from taxation in the state in which the services attributable to the deferred earnings were performed by the participating Eligible Director, with the result that a participating Eligible Director will be subject to state income tax on such distributions only in the state in which the participating Eligible Director is a resident at such time. Distributions from a participating Eligible Director's account under the Director Compensation Plan pursuant to either the lump-sum distribution option or an installment distribution option of less than ten years may be subject to state income tax in the state in which the services attributable to the deferred earnings were performed by the participating Eligible Director, the state in which the participating Eligible Director is a resident at the time of the distribution, or both. Participating Eligible Directors should consult their tax advisors as to the state income tax consequences of distributions from their accounts under the Director Compensation Plan.

    AMENDMENT AND TERMINATION. The Company may amend, modify, or terminate the Director Compensation Plan at any time by action of the Board of Directors, with or without prior notice. No such amendment or termination will in any material manner adversely affect any participating Eligible Director's rights to amounts already deferred or earned or earnings thereon up to the point of amendment or termination or any rights of such Eligible Director under any Common Stock previously paid to him or her under the Director Compensation Plan, without the consent of such Eligible Director.

    NON-TRANSFERABILITY. Except under circumstances outlined in the Director Compensation Plan, participating Eligible Directors' rights to deferred amounts, contributions and earnings accrued thereon under the Director Compensation Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Company will not make any payment under the Director Compensation Plan to any assignee or creditor of a participating Eligible Director.

    APPROVAL REQUIREMENT. Approval of this proposal will require the affirmative vote of the holders of a majority of the Company's shares voted at the Annual Meeting either in person or by proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDED AND RESTATED DIRECTOR COMPENSATION AND DEFERRAL INVESTMENT PLAN.

                             STOCKHOLDER PROPOSALS

    No proposals have been submitted by stockholders for consideration at the Annual Meeting. Any proposal relating to a proper subject which an eligible stockholder of the Company may intend to present for action at the 1998 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than June 23, 1998, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Company anticipates that next year's annual meeting will take place on October 20, 1998.

                                 OTHER MATTERS

    The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by Proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes. Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting. At that time they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Annual Report of the Company for the 1997 fiscal year is being mailed to stockholders together with this Proxy Statement.

    THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED JUNE 30, 1997 WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF THE SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ Samuel A. Miley
                                          Samuel A. Miley
                                          Vice President, General Counsel and
                                          Secretary

Nashville, Tennessee
September 24, 1997

                                                                      APPENDIX A

                                 MAGNETEK, INC.
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    1. PURPOSE OF THE PLAN. Under this 1997 Non-Employee Director Stock Option Plan (the "Director Plan") of MagneTek, Inc., a Delaware corporation (the "Company"), options shall be granted to eligible persons, as set forth in
Section 4, to purchase shares of the Company's common stock ("Common Stock"). This Director Plan is designed to promote the long-term growth and financial success of the Company by enabling it to attract, retain and motivate such persons by providing for or increasing their interest in the Company. This Plan replaces the Non-Employee Director Stock Option Plan of the Company (the "1995 Plan").

    2. EFFECTIVE DATES. This Director Plan shall be in effect commencing on April 22, 1997, subject to approval by the Company's stockholders. Options may not be granted subsequent to (a) the tenth anniversary of the effective date hereof or (b) termination of this Director Plan by the Board of Directors of the Company (the "Board"), whichever is earlier. However, there will be a grant on the tenth anniversary of the effective date hereof if the Director Plan has not theretofore been terminated by the Board pursuant to the foregoing clause (b).

    3. PLAN OPERATION. To the extent that any questions of interpretation arise hereunder, these shall be resolved by the Board.

    4. ELIGIBLE PERSONS. The persons eligible to receive a grant of non-qualified stock options hereunder are any Director of the Board who on the date of said grant is not an employee of the Company or a subsidiary of the Company (a "Qualifying Director").

    5. STOCK SUBJECT TO DIRECTOR PLAN. The maximum number of shares that may be subject to options granted hereunder shall be 1,000,000 shares of Common Stock, subject to adjustments under Section 6, of which 448,000 shares are being transferred from the 1995 Plan. Shares of Common Stock subject to the unexercised portions of any options granted under this Director Plan which expire, terminate or are forfeited or cancelled may again be subject to options under this Director Plan.

    6. ADJUSTMENTS. In the event that the outstanding shares of Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, spin-off, stock dividend or combination of shares, appropriate adjustments shall be made in the number and kind of shares:
(a) that may be subject to options granted under this Director Plan; (b) as to which options may thereafter be granted or issued under this Director Plan and
(c) for which options then outstanding under this Director Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

    7.  STOCK OPTIONS.

        (a) Simultaneous with the ratification of this Director Plan by stockholders, the grant to each Qualifying Director who is not an officer of the Company (a "Non-Officer Qualifying Director") elected at such meeting of stockholders of a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock as of June 27, 1997 will be confirmed. Thereafter, upon initial election or appointment of any director to the Board or upon a continuing director becoming a Non-Officer Qualifying Director, such Non-Officer Qualifying Director will receive an option to purchase 4,000 shares of the Company's Common Stock pursuant to the terms and conditions described in this Section 7. In addition, Non-Officer Qualifying Directors will be automatically granted, on an annual basis, a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock on the last business day of the Company's fiscal year ending after the initial grant of such Non-Officer Qualifying Director's 4,000 share option pursuant to this
    Section 7. Each option granted pursuant to this Section 7(a) will have a term of ten years and shall become exercisable as follows: options with respect to 50% of the shares one year after the date of grant and options with respect to the remaining 50% of the shares two years after the date of grant.

        (b) The Board may from time to time, in its absolute discretion, grant non-qualified stock options to Qualifying Directors. Each option granted pursuant to this Section 7(b) will have a term of ten years unless otherwise specified by the Board, and the Board shall, in its absolute discretion, determine the exercisability and other provisions of such option.

        (c) The per share exercise price of options granted under this Director Plan will be the fair market value of a share of the Company's Common Stock on the date of grant (the "Fair Market Value"), defined as (i) the mean between the highest and lowest sales prices of a share of the Company's stock on the principal exchange on which shares of the Company's stock are then trading, if any, on such determination date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as such prices are quoted in THE WALL STREET JOURNAL; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the mean between the highest and lowest sales prices (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such determination date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on such determination date, as determined in good faith by the Board; or (iv) if the Company's stock is not publicly traded, the fair market value established by the Board in good faith. The exercise price of options may be reduced by an amount equal to the value, as determined by the Board in good faith, of any rights surrendered by the recipient of the option at the Company's request.

        (d) If on any date upon which options are to be granted under this Director Plan the number of shares of Common Stock remaining available under the Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each Qualifying Director.

    8. DOCUMENTATION OF GRANTS. Awards made under this Director Plan may be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an award under Section 7(a) of this Director Plan, in which case continued service as a Qualifying Director by the respective optionees will constitute agreement to the terms of the award.

    9. NONTRANSFERABILITY. Unless otherwise approved by the Board, options granted under this Director Plan are nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and are exercisable, during the optionee's lifetime, only by the optionee.

    10. AMENDMENT AND TERMINATION. The Board may alter, amend, suspend, or terminate this Director Plan, provided that no such action shall deprive any optionee, without his consent, of any option theretofore granted to the optionee pursuant to this Director Plan or of any of his rights under such option and provided further that the provisions of this Director Plan designating persons eligible to participate in the Director Plan and specifying the amount, exercise price and timing of grants under the Director Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

    11. TERMINATION OF DIRECTORSHIP. All vested options held by Qualifying Directors as of the date of cessation of service as a director may be exercised by the Qualifying Director or his heirs or legal representatives for one year after such cessation of service.

    12. MERGER, CONSOLIDATION, ACQUISITION, LIQUIDATION OR DISSOLUTION. Upon or in connection with the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation, person or group of all or substantially all of the Company's assets or 40% or more of the Company's then outstanding voting stock or the liquidation or dissolution of the Company:

        (a) If so provided in the relevant agreement relating to a merger, consolidation, acquisition of assets, liquidation or dissolution, such option shall be either assumed or replaced by a substitute option, as applicable, issued by the successor or any corporation that is a "parent" of the Company within the meaning of Rule 405 under the Securities and Exchange Act of 1933, as amended (the "Securities Act"), resulting from such transaction, without any further action on the part of the Board or the Qualifying Director.

        (b) If no provision is made as set forth in (a), or in the event of an acquisition of 40% or more of the Company's then outstanding voting stock to which subsection (c) is inapplicable, such option shall become (to the extent not then fully vested) fully exercisable from and after the date which is thirty days prior to the effective date of the transaction and until the normal expiration thereof.

        (c) In the event of an acquisition of 40% or more the Company's then outstanding voting stock (other than pursuant to a merger resulting in the ownership of all of the Company's outstanding Common Stock by another corporation), if as a result of the transaction the Company's Common Stock will cease to be traded on a national stock exchange, listed as a National Market Issue on the National Market System or quoted on the NASDAQ quotation system, each option which has not been exercised prior to the consummation of the transaction shall be converted automatically into the right to receive, within thirty days of such consummation, an amount in cash equal to the difference between the aggregate exercise price for all shares subject to the option (whether or not then subject to exercise) and the Fair Market Value of such shares on the date which is the last trading date preceding the consummation of such transaction.

        (d) The foregoing provisions shall have no application to a merger in which (i) the Company is the surviving corporation, (ii) no person or group acquires 40% or more of the Company's outstanding voting stock and (iii) the shares of the Company's Common Stock outstanding prior to the merger remain outstanding thereafter.

    13. MANNER OF EXERCISE. All or a portion of an exercisable option shall be deemed exercised upon delivery to the Secretary of the Company at the Company's principal office of all of the following: (i) a written notice of exercise specifying the number of shares to be purchased signed by the Qualifying Director or other person then entitled to exercise the option, (ii) full payment of the exercise price for such shares by any of the following or combination thereof: (a) cash, (b) certified or cashier's check payable to the order of the Company, (c) the delivery of whole shares of the Company's Common Stock owned by the option holder, or (d) by requesting that the Company withhold whole shares of Company Common Stock then issuable upon exercise of the option (for purposes of such a transaction the shares withheld by the Company shall be valued at the Fair Market Value as of the date prior to the exercise date), (iii) such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and other federal or state securities laws or regulations,
(iv) in the event that the option shall be exercised by any person or persons other than the

Qualifying Director, appropriate proof of the right of such person or persons to exercise the option, and (v) such representations and documents as the Board, in its sole discretion, deems necessary or advisable.

    14. COMPLIANCE WITH LAW. Common Stock shall not be issued upon exercise of an option granted under this Director Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

                                                                      APPENDIX B

                                 MAGNETEK, INC.
                   AMENDED AND RESTATED DIRECTOR COMPENSATION
                          AND DEFERRAL INVESTMENT PLAN

ARTICLE 1.  ESTABLISHMENT AND PURPOSES

    1.1 ESTABLISHMENT. MagneTek, Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of ___________, 1997, an amended and restated director pay and deferred compensation plan, which shall be known as the "MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan" (the "Plan"), for present and future members of the Board of Directors who are not employees or officers of the Company.

    1.2 PURPOSE. The primary purposes of the Plan are (i) to provide members of the Board of Directors who are not employees or officers of the Company with the opportunity to defer voluntarily a portion of their Director's Fees, subject to the terms of the Plan and (ii) to encourage ownership of common stock by members of the Board of Directors who are not employees or officers of the Company and thereby align such directors' interests more closely with the interests of the stockholders of the Company. By adopting the Plan, the Company desires to enhance its ability to attract and retain Directors of outstanding competence.

ARTICLE 2.  DEFINITIONS

    Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

    (a) "Board" or "Board of Directors" means the Board of Directors of the Company.

    (b) "Board Meeting" means any meeting of the Board of Directors or of any committee thereof on which the Director serves and for which the Director is entitled to receive Meeting Fees.

    (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (d) "Company" means MagneTek, Inc., a Delaware corporation.

    (e) "Director" means a member of the Board of Directors of the Company who is neither an employee nor an officer of the Company.

    (f) "Director's Fees" means a Director's Retainer Fees and Meeting Fees, whether payable in cash or stock or any combination thereof.

    (g) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    (h) "Fair Market Value" means (i) the mean between the highest and lowest sales prices of a share of the Company's stock on the principal exchange on which shares of the Company's stock are then trading, if any, on such determination date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as such prices are quoted in THE WALL STREET JOURNAL; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the mean between the highest and lowest sales prices (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such determination date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on such determination date, as determined in good faith by the Board; or
(iv) if the Company's stock is not publicly traded, the fair market value established by the Board in good faith.

    (i) "Meeting Fees" means the fees paid to a Director on a per meeting basis for attending a meeting of the Board of Directors or a committee thereof.

    (j) "Participant" means a Director who is actively participating in the Plan.

    (k) "Plan" means this MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, as it may be amended from time to time.

    (l) "Retainer Fees" means annual retainer fees paid to a Director for serving as a member of the Board of Directors or as a Chairman of a committee thereof for a full year's service on the Board or such lesser amount as may be payable to any Director in respect of services on the Board of less than a full year.

    (m) "Stock" means common stock of the Company, par value $.01 per share.

    (n) "Value" means the fair market value of the cash and/or Stock a Director receives (or, absent deferrals hereunder, is entitled to receive) as Director's Fees.

    (o) "Year" means a calendar year.

ARTICLE 3.  ADMINISTRATION

    3.1 AUTHORITY OF THE BOARD. The Plan shall be administered by the full Board of Directors of the Company. Subject to the terms of the Plan, and to the extent permissible under Section 16 of the Securities Exchange Act of 1934, as amended, the Board may delegate ministerial duties to the Chief Human Resources Officer or any other executive or executives of the Company.

    Subject to the provisions herein, the Board shall have full power and discretion to issue Stock to Participants in accordance with the terms of the Plan; to determine the terms and conditions of each Director's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 11 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.

    3.2 DECISIONS BINDING. All determinations and decisions of the Board as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.

    3.3 ARBITRATION. Any individual making a claim for benefits under this Plan may contest the Board's decision to deny such claim or appeal therefrom only by submitting the matter to binding arbitration before a single arbitrator. Any arbitration shall be held in Nashville, Tennessee, unless otherwise agreed to by the Board. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

    The arbitrator's authority shall be limited to the affirmation or reversal of the Board's denial of the claim or appeal, and the arbitrator shall have no power to alter, add to, or subtract from any provision of this Plan. The arbitrator's decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan. The arbitrator shall have no power to award any punitive, exemplary, consequential, or special damages, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. Each party shall bear its own attorney's fees and costs of arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

    3.4 INDEMNIFICATION. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a defendant, or in which he or she may be a party by reason of any act or omission by such Board member in his or her capacity as an administrator of the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

    The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 4. PARTICIPATION

    4.1 PARTICIPATION. Those members of the Board of Directors who are not employees or officers of the Company shall participate in the Plan.

    In the event a Participant no longer meets the requirements for participation in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals or receive payment of Directors' Fees in Stock, until such time that the Participant again becomes an active Participant.

    4.2 PARTIAL YEAR PARTICIPATION. In the event that a Director first becomes a Participant during a Year, such Participant shall be notified by the Company of his or her participation, and the Company shall provide each such Participant with "Election to Defer Forms," which must be completed by the Participant as provided in Sections 6.2 and 6.3 herein and "Election to Receive Stock Forms," which must be completed by the Participant as provided in Sections 5.2 and 5.3 herein; provided, however, that such Participant may only make an election to defer with respect to that portion of his or her Director's Fees for such Year which are to be earned after the filing of the election and such Participant may only make an election to receive payment of Meeting Fees in stock with respect to that portion of his or her Meeting Fees for such year which are to be earned after the filing of the election.

ARTICLE 5. STOCK IN LIEU OF CASH DIRECTOR'S FEES

    5.1 PAYMENT IN STOCK. Subject to Section 5.5 herein, a Director shall receive Stock in lieu of the annual cash Retainer Fees otherwise payable to each Director each year for so long as this Plan is in effect, to the extent and subject to the terms and conditions set forth in this Article 5. In addition, a Director may elect to receive Stock in lieu of cash Meeting Fees payable to such Director each year for so long as this Plan is in effect, to the extent and subject to the terms and conditions set forth in this Article 5.

    5.2 STOCK PAYMENT PROCEDURES. The number of shares of Stock to be paid in lieu of cash Retainer Fees or cash Meeting Fees (in the event of an election by a Director to so receive Stock in lieu of cash Meeting Fees) on each payment date shall be equal to (i) the amount of the cash Retainer Fees or cash Meeting Fees, as applicable, payable to each Director at the rates then in effect divided by (ii) the Fair Market Value of Stock as determined on the most recent practicable date preceding the payment date. No fractional shares of Stock shall be granted; instead, the cash remainder shall be paid to the Participant. The Company shall deliver to each Participant each month as payment of Retainer Fees one or more certificates representing the Stock, registered in the name of the Participant (or if directed by the Participant, in the joint names of the Participant and his or her spouse). The Company shall deliver to each Participant who has filed an "Election to Receive Stock Form" as payment of Meeting Fees one or more certificates representing the Stock, registered in the name of the Participant (or, if directed by the

Participant, in joint names of the Participant and his or her spouse) at the times such Meeting Fees are customarily paid by the Company.

    5.3 METHOD OF ELECTING TO RECEIVE STOCK IN LIEU OF CASH MEETING FEES. In order to receive Stock in lieu of cash Meeting Fees under the Plan, the Director must complete and deliver to the Company a written "Election To Receive Stock Form" on which he or she designates the election to receive Stock. Participants shall make their elections to receive payment in Stock for their Meeting Fees under the Plan no later than the date immediately prior to the date of the Board Meeting to which such Meeting Fees relate. All elections to receive payment in Stock for Meeting Fees shall be made on an "Election to Receive Stock Form," as described herein and shall be delivered by the Participant to the Board (or its delegate) as described in Section 12.1 herein. The election to receive payment in Stock for Meeting Fees shall automatically remain in effect for all periods the Participant participates in the Plan until revoked or changed by the Participant.

    The election may be revoked or changed with respect to future Board Meetings by filing with the Board (or its delegate) a new election on an "Election to Receive Stock Form" no later than the day immediately prior to the date of the next Board Meeting for which the Participant shall receive Meeting Fees.

    5.4 RIGHTS OF THE PARTICIPANT. Except for the terms and conditions set forth in this Plan, a Participant paid Stock in lieu of the cash Retainer Fees or cash Meeting Fees shall have all of the rights of a holder of the Stock, including the right to receive dividends paid on such Stock and the right to vote the Stock at meetings of stockholders of the Company. Upon delivery, such Stock will be nonforfeitable.

    5.5 SPECIAL CIRCUMSTANCES. The Board shall have the authority, in its sole discretion, to permit all of a Director's Retainer Fees to be paid in cash, rather than in Stock, in the event that a Director establishes, to the satisfaction of the Board, that special circumstances warrant such cash payment. The merit of the Director's special circumstances plea shall be judged by the Board. The Board's decision as to whether the Director's special circumstances plea justifies the cash payment of the Director's Retainer Fees shall be final, conclusive, and not subject to appeal.

ARTICLE 6. DEFERRAL OPPORTUNITY

    6.1 AMOUNT WHICH MAY BE DEFERRED. A Participant may elect to defer up to one hundred percent (100%) of his or her Retainer Fees for any Year and up to one hundred percent (100%) of his or her Meeting Fees for each Board Meeting during any Year. The amount of Retainer Fees and Meeting Fees to be deferred shall be expressed as a percentage of the Value of the fees otherwise payable (in cash or Stock) for the Participant's service as a Director of the Company.

    6.2 DEFERRAL ELECTION FOR RETAINER FEES. Participants shall make their elections under the Plan to defer their Retainer Fees no later than December 20 prior to the beginning of each Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate herein (with respect to Retainer Fees not yet earned or paid). All elections to defer Retainer Fees shall be made on an "Election to Defer Form," as described herein and shall be delivered by the Participant to the Board (or its delegate) as described in Section 12.1 herein. The deferral election with respect to Retainer Fees shall automatically remain in effect for the Year in question (for which it shall be irrevocable) and for all subsequent periods the Participant participates in the Plan until revoked or changed by the Participant. The deferral may be revoked or changed with respect to future Years only by delivering a new election on an "Election to Defer Form" no later than December 20 prior to the beginning of the Year.

    Participants shall make the following elections on an "Election to Defer Form":

    (a) The amount to be deferred with respect to his or her Retainer Fees for the Year, pursuant to the terms of Section 6.1 herein; and

    (b) The form of payment to be made to the Participant at the end of the deferral period, pursuant to the terms of Section 6.5 herein.

    6.3 DEFERRAL ELECTION FOR MEETING FEES. Participants shall make their elections to defer their Meeting Fees under the Plan no later than the date immediately prior to the date of the Board Meeting to which such Meeting Fees relate. Notwithstanding the foregoing, the initial election of the Participants' deferral of Meeting Fees shall be made no later than December 20 prior to the beginning of the Year or no later than thirty (30) calendar days following notification of initial eligibility to participate in the Plan (with respect to Meeting Fees not yet earned or paid). All elections to defer Meeting Fees shall be made on an "Election to Defer Form," as described in Section 6.2 herein and shall be delivered by the Participant to the Board (or its delegate) as described in Section 12.1 herein. On the "Election to Defer Form" described in
Section 6.2, the Participant shall elect (in addition to any other relevant elections described in Section 6.2 herein) the amount to be deferred with respect to his or her Meeting Fees for each Board Meeting, pursuant to the terms of Section 6.1 herein. The deferral election with respect to Meeting Fees shall automatically remain in effect for all periods the Participant participates in the Plan until revoked or changed by the Participant.

    The deferral may be revoked or changed with respect to future Board Meetings by filing with the Board (or its delegate) a new election on an "Election to Defer Form" no later than the day immediately prior to the date of the next Board Meeting for which the Participant shall receive Meeting Fees.

    6.4 LENGTH OF DEFERRAL. Except as otherwise provided in Section 6.7, the amounts deferred by each Participant and the accumulated earnings thereon shall be paid (or commence to be paid) to the Participant as provided in Sections 6.5 and 6.6 herein in January following the Year in which the termination of the Participant's service as a Director of the Company occurs for any reason other than death. In the event of the Participant's death, the payment of the amounts deferred and the accumulated earnings thereon (or, in the event of death following commencement of installment payments, the remaining unpaid balance thereof) shall be made in a single lump sum payment in the form provided in
Section 6.6 herein as soon as administratively practical after the Participant's death.

    6.5 FORM OF PAYMENT OF DEFERRED AMOUNTS. Subject to Section 6.7, Participants shall be entitled to elect to receive payment of deferred amounts, together with earnings accrued thereon, at the end of the deferral period in a single lump sum payment or by means of installments. All deferred amounts, together with earnings accrued thereon, shall be paid in the same form. If no election is made, the Participant will be paid in a single lump sum.

    (a) LUMP SUM PAYMENT. Such payment of deferred amounts and earnings accrued thereon shall be made to the Participant in January following the Year in which he ceases to serve as a Director, as described in Section 6.4 herein.

    (b) INSTALLMENT PAYMENTS. Participants may elect to receive the payout of deferred amounts and earnings accrued thereon in annual installments, with a minimum number of installments of two (2), and a maximum number of installments of ten (10). The initial payment shall be made in January following the Year in which he ceases to serve as a Director, as described in Section 6.4 herein. The remaining installment payments shall be made in January of each Year thereafter, until the Participant's entire deferred account has been paid in full. Earnings shall continue to accrue on the deferred amounts in the Participant's deferred account, as provided in Section 7.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant's deferred account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

    Subject to the following rules, the Participant may elect to change a form of benefit elected pursuant to this Section 6.5 by filing a revised election form on an "Election to Defer Form," as described in Section 6.2 herein, specifying the new form of distribution:

    (1) An election to change the form of distribution must be made no later than December 31 at least one (1) full Year prior to the payout commencement date as described in Section 6.4 herein. If a new election is submitted after this date, the election shall be null and void, and the form of distribution shall be determined under the Participant's original election.

    (2) Any election to change the form of distribution from installments to a lump sum is subject in all cases to the approval of the Board.

    (3) No further election to change a form of distribution shall be permitted with respect to amounts already subject to a revised election submitted pursuant to this Section 6.5.

    Notwithstanding anything to the contrary herein, the Board may elect at any time, in its sole and absolute discretion, to make payment of deferred amounts and accumulated earnings thereon (or the remaining amount thereof) to the Participant in a single lump sum, notwithstanding the Participant's election to receive such amounts in the form of installments.

    6.6 TYPE OF PAYMENT OF DEFERRED AMOUNTS. All payments of deferred amounts hereunder shall be made in cash or shares of Stock, or any combination thereof, as directed by the Board in its sole and absolute discretion.

    6.7 FINANCIAL HARDSHIP. The Board shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship. In such event, the Board may, in its sole discretion:

    (a) Authorize the cessation of deferrals by such Participant under the Plan; or

    (b) Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump sum cash payment; or

    (c) Provide that all, or a portion, of the installments payable over a period of time shall immediately be paid in a lump sum cash payment; or

    (d) Provide for such other installment payment schedule as deemed appropriate by the Board under the circumstances.

    For purposes of this Section 6.7, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and
(iii) by cessation of deferrals under the Plan. Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship, plus to pay taxes on the withdrawal. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home. The Participant's account will be credited with earnings in accordance with the Plan up to the date of distribution.

    The severity of the financial hardship shall be judged by the Board. The Board's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

ARTICLE 7.  DEFERRED COMPENSATION ACCOUNTS

    7.1 PARTICIPANTS' ACCOUNTS. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under
Article 6 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant and as provided in Section 7.2. Each Participant's account shall be one hundred percent (100%) vested at all times.

    7.2 GAINS AND LOSSES ON DEFERRED AMOUNTS. Each Participant's account for deferrals will be deemed to be invested in Stock, including any dividends paid thereon (which will be deemed to be reinvested in such Stock). Each Participant's account will thus be adjusted and increased or decreased by the results of such deemed investment from the time Plan deferrals are credited under Section 7.1 until distributed pursuant to Article 6 hereof.

    7.3 CHARGES AGAINST ACCOUNTS. There shall be charged against each Participant's deferred account any payments made to the Participant or to his or her beneficiary.

    7.4 DESIGNATION OF BENEFICIARY. Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the deferred amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Board. Each designation shall be effective as of the date delivered to the Chief Human Resources Officer of the Company by the Participant.

    Participants may change their designations of beneficiary on such form as prescribed by the Board. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Chief Human Resources Officer of the Company prior to the Participant's death.

    In the event that all the beneficiaries named by a Participant pursuant to this Section 7.4 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant's beneficiaries shall be paid to the Participant's estate.

    In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

ARTICLE 8.  RIGHTS OF PARTICIPANTS

    8.1 CONTRACTUAL OBLIGATION. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants' accounts when due. Payment of account balances shall be made out of the general funds of the Company.

    8.2 UNSECURED INTEREST. No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. The Company shall have no duty to set aside or invest any amounts credited to Participants' accounts under this Plan.

    Nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between the Company and any Participant. Nevertheless, the Company may establish one or more trusts, with such trustee as the Board may approve, for the purpose of providing for the payment of deferred amounts and earnings thereon. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency. To the extent any deferred amounts and earnings thereon under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts and earnings thereon shall remain the obligation of, and shall be paid by, the Company.

    8.3 NO GUARANTEE OF PRINCIPAL OR EARNINGS. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the amounts deferred hereunder will increase or shall not decrease in value due to the deemed investment of such amounts in Stock. The Stock may be a volatile investment and decreases in the value thereof may result in a loss of some or all of the principal amounts deferred hereunder. Thus, it is possible for the value of a Participant's account to decrease as a result of its deemed investment in Stock, if the value of the Stock decreases.

ARTICLE 9.  NUMBER AND SOURCE OF SHARES AVAILABLE UNDER THE PLAN

    The Company shall reserve a sufficient number of shares of Stock for purposes of the Plan, as determined by the Board. Such shares may be previously issued and outstanding shares of Stock reacquired by the Company and held in its treasury, or may be authorized but unissued shares of Stock, or may consist partly of each. If the Company shall at any time increase or decrease the number of outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Stock, then the Board may increase, decrease, or change in like manner the number, rights and privileges of the shares issuable under the Plan as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence in order to prevent dilution or enlargement of Participants' rights under the Plan.

ARTICLE 10.  WITHHOLDING OF TAXES

    The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy any withholding tax requirements.

ARTICLE 11.  AMENDMENT AND TERMINATION

    The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, with or without prior notice. No such amendment or termination shall in any material manner adversely affect any Participant's rights to amounts already deferred or earned or earnings thereon up to the point of amendment or termination or any rights of such Participant under any Stock theretofore paid to him or her hereunder, without the consent of the Participant.

ARTICLE 12.  MISCELLANEOUS

    12.1 NOTICE. Unless otherwise prescribed by the Board, any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Chief Human Resources Officer of the Company. Notice to the Chief Human Resources of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    12.2 CONSIDERATION FOR STOCK ISSUED. Stock will be paid under the Plan in consideration of the services of Participants as directors of the Company.

    12.3 COMPLIANCE WITH SECURITIES LAWS, LISTING REQUIREMENTS, AND OTHER LAWS AND OBLIGATIONS. The Company shall not be obligated to deliver any shares of Stock under this Plan, (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Stock is at the time listed on any stock exchange, or quoted on any automated quotation system, until the shares to be delivered have been listed or authorized to be listed or quoted on such exchange or system upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the payment of Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

    12.4 NO SHAREHOLDER RIGHTS CONFERRED. Nothing contained in the Plan or any agreement hereunder will confer upon any director any rights of a shareholder of the Company unless and until shares of Stock are issued to such Participant upon the payment of Stock.

    12.5 NO RIGHT TO STOCK. Nothing in the Plan shall be construed to give any Director of the Company any right to a grant of common stock under the Plan unless all conditions described within the Plan are met as determined in the sole discretion of the Board.

    12.6 GRANTED SHARES HAVE SAME STATUS AS ISSUED SHARES. Any shares of common stock of the Company issued as a stock dividend, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to shares of common stock granted pursuant to the Plan shall have the same status and be subject to the same restrictions as the shares granted.

    12.7 NONTRANSFERABILITY. Except as provided below, Participants' rights to deferred amounts, contributions, and earnings accrued thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, nor shall the Company make any payment under the Plan to any assignee or creditor of a Participant. Notwithstanding the foregoing, the Board shall provide for distributions from a Participant's deferred compensation account to the extent required by a court order that the Board determines to satisfy the requirements of a qualified domestic relations order within the meaning of Section 206(d)(3) of ERISA. The amounts assigned to an alternate payee under such an order shall be paid in a lump sum distribution as soon as administratively practical after the Board determines that the order meets the requirements of a qualified domestic relations order. All payments made pursuant to any such order shall be charged against the Participant's deferred compensation account.

    12.8 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    12.9 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

    12.10 COSTS OF THE PLAN. All costs of implementing and administering the Plan shall be borne by the Company.

    12.11 SUCCESSORS. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

    12.12 APPLICABLE LAW. Except to the extent preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Tennessee.

    12.13 EFFECTIVE DATE. The Plan shall become effective at the time that it is approved by the Board, subject to approval by the stockholders of the Company by a majority of the votes cast by the holders of the common stock, present in person or represented by proxy, and entitled to vote.

                                                                           Cover

TheMagneTek 1997 Annual Report
Net operating earnings top $1.00 per share
on sales of      $1.2 billion

About the Cover

The electrical equipment industry, characterized for so long by copper coils and stacks of steel laminations, today is migrating to electronic circuit boards and silicon chips. At MagneTek's Power Electronics Group headquarters in Valdarno, Italy, circuits crafted in climate-controlled "clean rooms" serve as "platforms" for electrical products ranging from computer power supplies to lighting ballasts and integrated motor-speed controls.

About the Company

MagneTek designs and manufactures integrated electrical products. The Company excels at applying two technologies -- magnetics and electronics -- to solve problems and satisfy needs involving the generation, conservation and control of energy and motion. Its four product lines - power supplies, lighting products, drives, and motors/generators - are used primarily in eight markets: building and factory automation, data processing, electronic equipment, transportation, energy, climate conditioning, lighting/illumination and leisure/recreation. Founded in 1984, MagneTek is based in Nashville, Tennessee. Its stock was listed for trading on the New York Stock Exchange (symbol: MAG) in 1989. The Company operates 16 plants in North America, seven in Europe and one in China, and employs some 14,000 associates worldwide.

Departments

2   Financial Highlights

3   Directors & Officers
    Letter to Stakeholders

    SPECIAL REPORT
5   A New Culture Puts
    MagneTek First
    MagneTek earned $1.03 a share in fiscal 1997, up from $.01* in 1996. What objectives did the company's new CEO, Ronald N. Hoge, set for himself and his associates? And what's the report card to date?


9   The Value of EVA
    Economic Value Added, or EVA, is gaining credence as a measure of company performance.
    MANAGEMENT
10  Building a "Front-Back"       Company
    "Back room" leverage determines a company's ability to compete. "Out-in-front" marketing seeks to delight every customer by providing not just products, but solutions.

    TECHNOLOGY
18  Platforms for Growth
    At MagneTek, technology maps, innovative hardware platforms and state-of-the-art software packages will be the launching pads for future products and processes.

    PLANNING
25  STRAP--The Playbook for
    the Next Millennium
    War Rooms, Product Bundling, Strategic Alliances -- fancy names for more of the same, or a whole new spin on strategic planning?
    INTERNATIONAL
29  Planting Hope in Hungary
    Replicating capabilities in Eastern Europe: A New Hungarian Revolution

34  Generating Excitement
    in Asia
    Serve global customers locally, then leverage into regional markets. That's the theory behind MagneTek's international initiatives.

35  News Briefs

37  Perspectives

38  MagneTek at a Glance

    VIEW point

                                                                         Page 1a

41  Secrets of a Diamond
    Prospector

    Commentary
71  Education, Not Isolation
    By Andrew G. Galef,
    Chairman of the Board

    MagneTek-Making a
    Difference
    By Marguerite W. Sallee, Director

72  Stockholder Information

Financials
2   Financial Highlights

42  Selected Financial Data



43  Management's Discussion
    and Analysis

47  Consolidated Financial        Statements
52  Notes to the Consolidated     Financial Statements

69  Auditors' Report

This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties which, in many cases, are beyond the control of the Company. These include but are not limited to economic conditions in general, business conditions in electrical and electronic equipment markets, competitive factors such as pricing and technology, and the risk that the Company's ultimate costs of doing business exceed present estimates. Further information on factors which could affect MagneTek's financial results are described in the Company's filings with the Securities and Exchange Commission.


Financial                                                                            Highlights
(Amounts               in                  thousands,        except         per-share     data)
For the years ended June 30                         1997              1996             1995
-----------------------------------------------------------------------------------------------
Sales                                          $ 1,190,540$ 1,161,625       $ 1,202,536
Cost of sales                                       950,617         1,005,004
9                    6                    2                ,       9             0            0
-----------------------------------------------------------------------------------------------
Gross profit                                        239,923           156,621           239,636
SG&A expenses                                       159,859           164,930           164,280
Provision                                               for                          impairment
    of long-lived assets                                  -            29,212
-
Operating profit (loss)                              80,064          (37,521)
7                    5                        ,                 3               5             6
Interest expense                                     27,825            31,591
3                    4                        ,                 3               9             8
Other expense                                         4,288             5,652
4                       ,                                  5                6                 2
-----------------------------------------------------------------------------------------------
Income                                  (loss)                    from               continuing
    operations before tax                            47,951          (74,764)
3                    6                        ,                 3               9             6
Income tax provision                                 19,200            19,400
1                    4                        ,                 9               0             0
-----------------------------------------------------------------------------------------------
Net                                                  Income                              (loss)
    from continuing operations                  $    28,751        $ (94,164)                 $
2                    1                        ,                 4               9             6
-----------------------------------------------------------------------------------------------
E.P.S.--Primary                                 $      1.09        $  (3.78)        $      0.87
E.P.S.--Fully Diluted                           $      1.03            N.A.                   $
0                                         .                        8                          4


This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties which, in many cases, are beyond the control of the Company. These include but are not limited to economic conditions in general, business conditions in electrical and electronic equipment markets, competitive factors such as pricing and technology, and the risk that the Company's ultimate costs of doing business exceed present estimates. Further information on factors which could affect MagneTek's financial results are described in the Company's filings with the Securities and Exchange Commission.

commentary

Education, Not Isolation

    A company, community or country is only as good as the summation of its components. And the human component is the most vital, most important element in determining success - in business, in life and in our geopolitical world.

    In the increasingly complex life in which we participate, the role of education becomes more and more critical, and the state of education can no longer be measured locally, regionally or nationally, but must be examined on a global basis as the world shrinks through technology, and competition occurs in an international arena.

    The relative success of industrialized nations over the last twenty-five years can be easily correlated with the success of their systems of education. During this time period, kindergarten through high school education in the United States has been surpassed by an increasing number of countries as measured by international test results. The causes of this decline have been well covered in many publications and media presentations. The United States has, however, managed to stay in a competitive global position because of the excellence of our colleges and universities. This advantage, however, is starting to erode as our better secondary schools are increasingly educating foreign students.

    To counter this trend requires a sustained change in expectations, methodology and pedagogy. We must stop feeling that teaching a diverse population is difficult and an excuse to lower our goals. We must believe that all children can learn --and learn on a basis of rigorous curriculum and standards that are truly world class. We must acknowledge that students learn through different intelligences, and that our education system must allow for and integrate this fact. We must improve our teacher training programs to provide techniques and knowledge to deal with diversity and the requirements of information-age technology.

    To maintain our global economic position, we must change, and provide what we always have. Leadership and knowledge go hand in hand.

    MagneTek has been a major supporter of educational improvement in many communities. It is this kind of activity which will help ensure that American businesses have a talent pool to continue to win on the global battlefield. All companies should join in this quest. @

MagneTek -- Making a Difference

    Enlightened companies today are striving to make a real difference with the charitable contributions they make to their community. They are choosing to put their community support where their employees' hearts are. They are careful to use charitable dollars in ways that represent a cross section of company sentiment. They are also encouraging associates to become more actively involved in the community, allowing them to use work time to contribute their time and talents to community service. In all of these ways, MagneTek exemplifies an enlightened company striving to make a real difference.

    At my company, CorporateFamily Solutions, because we manage workplace child care centers, children are truly our first love. MagneTek's is education (see Chairman Andy Galef's editorial before this commentary). It is not surprising that our charitable paths sometimes cross.

    It happened last year when we teamed up to form the Red Shield Family Initiative, a collaborative effort aimed at helping welfare families in an inner-city neighborhood achieve self-sufficiency. The most pressing needs these families face are education and child care. MagneTek provided seed-money and management support for the project, and CorporateFamily prepared a master plan for a child care center serving infants and toddlers to be housed in a neighborhood Salvation Army facility.

    The Red Shield Family Initiative is a new kind of collaborative effort involving business, government, not-for-profit organizations and private citizen groups. It is the sort of cause about which some grant makers might be skeptical, since the outcome is not certain. However, it is a cause that MagneTek and CorporateFamily believe must be taken on because the lives of more than 3,000 children in the poorest section of Nashville are at stake.

    As a director, I know that MagneTek's community support extends well beyond Nashville and the Red Shield Family Initiative. But I believe this example says something about the company's "heart." MagneTek is truly doing its part as a responsible corporate citizen to make a real difference in communities wherever it does business -- especially in its own plant
communities.   @

                                                                        Page 61a

of this Annual Report there were approximately 325 direct accounts holding Common Stock. No dividends have been paid on the Common Stock. The Registrar and Transfer Agent for the Common Stock is The Bank of New York. Telephone inquiries: 1-800-524-4458 commentary

MagneTek -- Making a Difference

Continued from previous page

    Enlightened companies today are striving to make a real difference with the charitable contributions they make to their community. They are choosing to put their community support where their employees' hearts are. They are careful to use charitable dollars in ways that represent a cross section of company sentiment. They are also encouraging associates to become more actively involved in the community, allowing them to use work time to contribute their time and talents to community service. In all of these ways, MagneTek exemplifies an enlightened company striving to make a real difference.

    At my company, CorporateFamily Solutions, because we manage workplace child care centers, children are truly our first love. MagneTek's is education (see Chairman Andy Galef's editorial before this commentary). It is not surprising that our charitable paths sometimes cross.

    It happened last year when we teamed up to form the Red Shield Family Initiative, a collaborative effort aimed at helping welfare families in an inner-city neighborhood achieve self-sufficiency. The most pressing needs these families face are education and child care. MagneTek provided seed-money and management support for the project, and CorporateFamily prepared a master plan for a child care center serving infants and toddlers to be housed in a neighborhood Salvation Army facility.

    The Red Shield Family Initiative is a new kind of collaborative effort involving business, government, not-for-profit organizations and private citizen groups. It is the sort of cause about which some grant makers might be skeptical, since the outcome is not certain. However, it is a cause that MagneTek and CorporateFamily believe must be taken on because the lives of more than 3,000 children in the poorest section of Nashville are at stake.

    As a director, I know that MagneTek's community support extends well beyond Nashville and the Red Shield Family Initiative. But I believe this example says something about the company's "heart." MagneTek is truly doing its part as a responsible corporate citizen to make a real difference in communities wherever it does business -- especially in its own plant
communities.   @

Stockholder Information

10-K Report

MagneTek's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, is available upon request without charge. To receive a copy, direct your request to:

Investor Relations Department

MagneTek, Inc.
26 Century Blvd.
Suite 600
Nashville TN, 37214
Telephone:    1-888-NYSEMAG
              1-615-316-5288

Annual Stockholders' Meeting

The Annual Stockholders' meeting of MagneTek, Inc. will be held at the Company's headquarters office, 26 Century Boulevard, Nashville, Tennessee, on Tuesday, October 21, 1997.

Stockholders' Information

The following table sets forth the high and low sales prices of the Company's Common Stock on the New York Stock Exchange during each quarter of fiscal 1997.

Quarter Ending          High           Low
Sept. 30,1996           11 5/8          8 1/8
Dec. 31,1996            14 1/8         10 5/8
March 31,1997           18 1/8         12 1/4
June 30,1997            18 3/8         14 7/8

The Company's Common Stock is listed on the New York Stock Exchange under the ticker symbol "MAG." As of the date

Directors & Officers
Board of Directors

Andrew G. Galef
Chairman of the Board
MagneTek, Inc.

Ronald N. Hoge
President and Chief Executive Officer
MagneTek, Inc.

Dewain K. Cross
Retired Senior Vice President, Finance
Cooper Industries, Inc.

Paul J. Kofmehl
Retired Vice President and Group Executive
IBM

Crocker Nevin
Retired Chairman
CF&I Steel Company

Marguerite W. Sallee
President and Chief Executive Officer
Corporate Family Solutions

Robert E. Wycoff
President Emeritus
Atlantic Richfield Company

Corporate Officers

Andrew G. Galef
Chairman of the Board

Ronald N. Hoge
President and Chief Executive Officer

Antonio Canova
Executive Vice President

Brian R. Dundon
Executive Vice President

Gerard P. Gorman
Executive Vice President

John E. Steiner
Executive Vice President

Daryl D. David
Senior Vice President,
Human Resources and Administration

Alexander Levran, Ph.D.
Senior Vice President, Technology

David P. Reiland
Senior Vice President and Chief Financial Officer

James E. Schuster
Senior Vice President, Operations

                                                                         Page 3a

John P. Colling, Jr.
Vice President and Treasurer

Nancy M. Falls
Vice President, Investor Relations

Thomas R. Kmak
Vice President and Controller

Samuel A. Miley
Vice President, General Counsel and Secretary

Dennis L. Hatfield
Assistant Vice President,
Facilities and Environmental Affairs

                                                                         Page 3b

to our stakeholders:

When I joined MagneTek, I promised that in my first year here we would solve the company's most pressing operational problems and begin to build on our inherent strengths, and that the bottom line would show it. I believe we have kept that promise.


During fiscal 1997:


   -  Gross profit margins improved 3 full points, from
        17. 2 percent to 20.2 percent of sales

   - Net operating earnings* increased from $.01 per share to $1.03 per share

   - Total debt declined 24 percent, from $322 million to $244 million

   - Stockholders' equity increased 146 percent, from $42 million to $102 million

     While my arrival at MagneTek was not solely responsible for these results, I hope it served as a catalyst for some of them. The improvements resulted from the efforts of a team of experienced MagneTek veterans and outstanding newcomers -- top level talent from companies such as ABB, AlliedSignal, GE, Textron and Wal-Mart -- who share a common vision for MagneTek's future.

     What is that vision? We call it "Vision 2000." In it, MagneTek becomes a company driven by the three standards of profitability, predictability and growth. The vision defines a company with $2 billion in revenues, double-digit growth rates, mid-twenties gross margins, and double-digit operating margins, all achieved by the year 2000. And in this vision we become a company fundamentally transformed through the implementation of new disciplines on four fronts: operations, strategic planning, financial and capital structure, and people and performance management.

     On the operations front we made great progress in 1997, proceeding with a philosophy of "be the best in the world or find a partner who is." We are consolidating excess capacity, expanding low-cost operations, outsourcing wherever appropriate, and making major commitments to "Demand Flow Technology" (DFT) principles and "Six Sigma" quality deployment. Every major MagneTek factory is being redesigned and retooled under DFT. Our first 24 candidates are currently in Six Sigma quality training, and we will have well over 100 Six-Sigma "Black Belts" in our factories by the year 2000.

     These operational improvements will require some up-front investment, but will provide dramatic downstream savings. The annual net benefit to MagneTek in three to four years should reach $50 million.

     On the strategic planning front, we have completed chapter one. We recently finished a rigorous, "outside-in" strategic planning process, involving extensive interviews with key customers and industry experts. They helped us identify MagneTek's core competencies (power electronics and miniaturization), strengths (customer relationships, marketing channels and niche market positions) and potential differentiators (organizational flexibility, manufacturing cost, product quality and speed-to-market).

     Our strategic plan calls for us to capitalize on these competitive strengths in a number of ways. For instance, products from all of our business groups can be "bundled" to achieve greater market penetration and provide unique solutions for customers. One such solution, for the "clean room" industry, combines our lighting ballasts, motors, drives and power electronics into prefabricated climate-control modules. Our strengths can and will be leveraged across the company and around the world. And we fully intend to pursue more alliances like the one we recently signed with General Electric (see Alliance on page 27).

     We also made good progress on the financial front during fiscal 1997. We called $35 million of our 8-percent Convertible Notes, retired our 10 3/4-percent Senior Subordinated Debentures and entered into a new credit agree-ment with our banks that more than doubles our credit line to $350 million, extends our debt maturity to June 2002, and reduces our borrowing cost substantially. This will save us about $7 million annually in interest expense. We recently announced the call of our remaining Convertible Notes, which will shift another $40 million from debt to equity, further reducing interest expense and moving us another step closer to our goal of 50 percent debt to total capitalization by the end of fiscal 1998.

     The fourth and most important front in MagneTek's transformation process is our people. It is quite a challenge to mold experienced veterans and talented newcomers into a coordinated, highly motivated, winning team, especially during a period of extraordinary change. But we are doing it. On the following pages you will learn about our "People Plan" and the beginnings of a "value-added" compensation system, which we expect to implement throughout the company.

     I want to take this opportunity to thank all of you -- MagneTek's associates, investors, customers and suppliers -- who have persisted with us during this challenging but rewarding year. Your loyalty is one of the company's greatest strengths. It has been key to our turnaround and will be instrumental in transforming MagneTek into a world-class company committed to profitability, predictability and growth.





President & Chief Executive Officer
September 17, 1997

A New Culture Puts MagneTek First

A year ago Ronald N. Hoge, MagneTek's new president and chief executive officer, outlined a strategy designed to give MagneTek, a company made up of many parts and many cultures, a single mind-set that would create a common culture -- one that calls for personal excellence and an industry leadership position.

     MagneTek is a company assembled through a series of 18 acquisitions during the 1980s and early 1990s. With all the acquisitions came distinct corporate cultures, cultures that may have been ideal for a particular company, but often created confusion in the combined corporate environment.

     MagneTek is a very different company from that day just 14 months ago when Hoge came aboard from AlliedSignal. Under him, MagneTek has set into motion strategies and plans for the future that are in some measure psychological and symbolic, but in large part, material.

Among the changes taking place:

- Development of a corporate culture that recognizes no barriers -- neither geographic boundaries nor walls between business units or individuals.

- Recruitment and development of associates to serve in key management roles throughout the next decade, as well as the nurturing of the next generation of executives who will eventually run MagneTek.

- Moving the company at a faster pace, emerging from a time often referred to as the manufacturing/sales era into today's marketing era, where the customer, not necessarily the product, has be-come the driving force.

- Developing a synergism between marketing and operations so that the two functions are closely coordinated, resulting in added value not only for MagneTek's customers, but for the company and its suppliers as well.

COMPANYWIDE CULTURE

Dictating a specific corporate culture is, of course, impossible. Influencing the development of a companywide culture, however, is indeed possible. But the direction and support for such a progression has to come from the top.

     It is management's stated mission to instill values and to promote understanding and cooperation at all levels within the company. To nurture such a culture, the cooperation and understanding of all associates is essential.

     "I wouldn't say that MagneTek possesses a complete culture of its own at this moment, but I can say with confidence that a culture is evolving," comments David P. Reiland, senior vice president and chief financial officer. Reiland, who was with the company during the pre-Hoge years, has seen cultures clash as new companies were squeezed into what is now MagneTek.

      How important is a corporate culture? Almost all companies talk culture, but often it is a vague intangible that most employees, regardless of rank, don't comprehend and that management doesn't expend much energy cultivating.

No Excuses

Hoge takes the opposite tack. He believes that the right culture can be the catalyst that propels the company into the next millennium, not only as a $2 billion-enterprise, but one with leadership positions on three continents.

     Perhaps Hoge's first test of fire at MagneTek was the stark realization that the company was a victim of past disappointments which had created expectations, if not toleration, of limited success. Removing the psychological barrier was a challenge that had to be met quickly and decisively.

     MagneTek had good people --loyal and dedicated -- and good products. What it didn't have was a winning philosophy, discipline, accountability and a team effort, all of which resulted in under-performance. "What MagneTek needed was a 'no excuses' culture," says Hoge, radiating the confidence of a championship football coach who has taken on the assignment of coaching a team that hadn't had many winning seasons.

MAGNETEK FIRST

Daryl D. David, senior vice president of human resources and administration, recruited by Hoge from AlliedSignal last year, also sees a new culture evolving, one that he thinks will differentiate MagneTek from its competitors.

     One facet of the culture is called MagneTek First, not a complicated concept, but one intended to instill in all associates an allegiance to the company as a whole. "In other words, MagneTek First challenges the individual to put the overall company first, not just a division, a plant or a department. Ultimately, that will benefit everyone," David says.

     Another building block of MagneTek's new culture is accountability, which can be described simply as people taking responsibility for results. "Previously, a mindset prevailed in MagneTek that missing goals and not taking responsibility had no consequences," notes David. "Now we emphasize aggressive but achievable targets and a culture that does all it can to not miss those objectives --- a culture that delivers consistently." (see Balanced Scorecard on next page).

     The new culture also demands strong values and ethics which define the way MagneTek does busi ness with both customers and suppliers. "Creating a work environment that shows respect for our fellow associates and ensures that we act responsibly toward the outside world is central to the new culture. The end result will be increased customer and associate satisfaction," David concludes.

NO BARRIERS

Hoge's vision of the MagneTek culture calls for constant and automatic interaction among divisions as well as among associates at all levels. Again, it is difficult not to draw a sports analogy where success depends upon overall team effort.

     Using the "MagneTek First" rallying cry, Hoge talks about a company without barriers. What does that mean? Hoge explains, "No barriers between product groups or divisions. No barriers to suppliers and customers who want to work with us for our common benefit. No barriers to training and



The Balanced Scorecard

During the past year, MagneTek has borrowed from the old, tinkered with the existing, and stirred in some of the new to come up with a better way of measuring performance.

     More than 250 management associates last year had part of their compensation calculated on the basis of a "Balanced Scorecard," "MVA" (MagneTek Value Added) and for good measure, the old standby, MBOs (Management By Objectives).

     The Balanced Scorecard, by which all MagneTek associates one day will be measured, mixes two performance management systems. First, each manager lists his/her personal objectives for the coming year. For example, to produce so many motors, to sell so many ballasts, or to sign up so many new accounts.

     Enter, the Balanced Scorecard. Every manager, regardless of responsibility, develops objectives around the balanced scorecard with details on how he/she will help the company achieve them.

COMMON OBJECTIVES

"The reason it's called a 'Balanced Scorecard' is that it harnesses the whole company to go after three or four companywide objectives, along with the your normal responsibilities," explains Daryl David, senior vice president, human resources and administration. "Obviously, we have objectives to produce and sell products, but now we also include objectives that drive the company's overall areas of emphasis."

     But the Balanced Scorecard is just part of the equation. Now add MVA -- MagneTek's version of Economic Value Added (see EVA -Registered Trademark- on page 9 ). MagneTek calculates part of each manager's pay based on net operating earnings minus the cost of invested capital. For instance, a manager buys a new piece of equipment for his department. This is the invested capital. If the machine, in fact, results in improved productivity which, in turn, translates into profits that exceed the cost of the invested capital, then the company benefits and so does the manager.

     "Essentially, the thinking is that a manager who is looking at an investment must understand how much benefit over and above the cost of capital the company can derive from that investment. Is the investment going to add economic value?" challenges David Reiland, senior vice president and chief financial officer.

     Adds Daryl David: "We feel that if we've got 250 people on a variable pay plan chasing MVA, we've got the best chance of strengthening the company."

     MagneTek intends to extend MVA (coupled with the Balanced Scorecard) to all management associates during l997-98.

Personal advancement. No barriers to new ideas. No racial, cultural or gender barriers. And no nationalistic or geographic borders."

     But MagneTek First also carries with it very high expectations. The company demands a lot from its associates in terms of personal conduct, discipline, performance and commitment. "For those who can meet this challenge, MagneTek will do its utmost to provide new opportunities for the associates and their families," Hoge says.

     Gerard P. Gorman, president of the Drives & Systems Group, who joined MagneTek from General Electric, is the architect of the company's strategic planning effort (see STRAP on page 25). He, too, sees the new culture beginning to take hold.

     "The old MagneTek played it pretty close to the vest -- not much trading of information. What we're beginning to accomplish is people sharing ideas, and lines of cross-communication developing. Everything we are doing is directed to leveraging this business for the benefit of MagneTek -- not just the motors group, not just the lighting group, but MagneTek as a whole. The culture that is evolving here has a greater potential for longevity than many others."

     Hoge, meanwhile, likes what he sees thus far, but observes, "Anybody can write the playbook -- getting people to follow it is the trick."

THE PEOPLE PLAN

The successful development of a companywide culture is closely linked to MagneTek's effort to recruit new talent and to integrate cost-effectiveness throughout the corporation. Shortly after joining the company, Hoge introduced what he calls the "People Plan" into MagneTek's lexicon.

     The initial step in bringing the People Plan to fruition fell to Daryl David. "The 'People Plan' is an integrated approach to building increased organizational capability through development, performance management, reward systems and strategic staffing. Part of the development piece includes an ambitious process for building future global managers. We call it the 'People Pipeline' -- taking MBAs straight from school, along with relatively new managers, and accelerating their development through structured assignments.

     "Another facet of MagneTek's People Plan is an effort to extract the full potential of skills from all associates -- in other words, avoid pigeonholing people. For example, one human resources manager is working side-by-side with engineers in developing a new product." David explains, "In one of our businesses, we had more new product opportunities than we had resources to pursue them. This human resource person agreed to sponsor the new product effort and help its move to market in addition to his regular job."

Reuben M. Smith is a former marketing editor of  Business Week, and co-author of
Marketing: Concepts and Applications, McGraw-Hill.

editorial

The Value of EVA

Economic Value Added (EVA) is a company's after-tax profit less a charge for the use of capital required to create that profit. It is also known as value creation, economic earnings and economic profit, and is closely related to such concepts as Net Present Value, Internal Rate of Return, discounted cash flow, and return on invested capital. EVA itself is a registered brand name of Stern, Stewart and Company, which has built a consulting practice around the use of the metric in management strategy and executive compensation systems.

     While there are many names for EVA, the concept is fundamental to business. Two basic tenets of capitalist economies are that owners of capital demand compensation for the use of their capital and that capital will gravitate to where it can be most productive (generate the highest return). The question is how to capture these concepts quantitatively so that investment performance can be assessed and monitored.

     EVA is important to equity investors because it is the residual after all providers of goods, services and capital have been duly compensated. That residual accrues to shareowners, and therefore from their standpoint is something to be maximized. The main virtue of basing executive incentive compensation on increasing EVA is that it aligns the pay system with the interests of stockholders.* It forces managements to consider the balance sheet implications as well as the income statement impact of their decisions.

     For example, will holding more inventory generate sufficient sales and profit to justify the extra working capital investment? Reducing costs increases net operating profit after taxes. But minimizing working and fixed capital usage is a value-creating activity as well, since it frees up capital that can be redeployed into other productive assets or returned to capital providers in the form of debt repayment, dividends and share repurchases. Most importantly, the removal of accounting-based distortions forces management to make decisions based on economic reality.

     Investors are placing more reliance on EVA as an investment analysis tool because it has proven to be an effective prognosticator of stock performance. To the extent that a company posts an economic profit (positive EVA), it is creating value by virtue of generating more than enough cash income from ongoing operations to pay interest and dividends. Theoretically, investors will place a higher value on such an enterprise. If, on the other hand, a company generates a return that is less than its cost of capital (negative EVA), it means that shareholder value is being destroyed; and if that persists, the company will eventually encounter difficulty even though it may be posting an accounting profit. At the very least, equity investors will begin to recognize that returns are inadequate, and may sell their stock in favor of enterprises with better returns.

     Improving EVA, even if the base is negative, is good news because it means that the company is operating more efficiently and that new investments are generating returns in excess of their cost of capital. Increasing value creation eventually is noted by investors and thus could result in a higher stock price.

* MagneTek has adopted MVA (MagneTek Value Added) as the measurement to drive the company's variable compensation programs. MVA, which is based on EVA principles, grades managers on their ability to generate operating earnings in excess of the cost of capital (working capital and net fixed assets) under their control.

Building a 'Front-Back' Company

By Reuben M. Smith

Tending to future personnel needs is all well and good. But with talent and skills at a premium throughout industry today, a company must marshal its personnel with care and conviction. "No square pegs in round holes," CEO Ron Hoge stipulates.

     Before his arrival, MagneTek had been arrayed in semi-autonomous business units -- like a lot of little teams led by general managers responsible for both operations and marketing. Reflecting the MagneTek First philosophy, Hoge has reconfigured the company along the lines of a single, two-platoon team with a "front end" (marketing) and a "back end" (operations ).

     "The object is to achieve pinpoint customer focus on the front end combined with maximum operating efficiency on the back end," Hoge explains.

FRONT LINE MARKETING

Hoge says that customer demands have changed dramatically in recent years. In most cases they now reflect the requirements of companies that have been successful at meeting the needs of more demanding customers themselves.

     Getting associates on the pro- verbial "North Bound Train" is an absolute necessity if MagneTek is to emerge from the 20th century as an industry leader. And the engineer driving that train is the customer. In examining its business relationships, MagneTek recognized that the customer, too often taken for granted in years gone by, now will accept nothing less than the best.

     "Today, everyone is trying to make products faster and better for less money. Customers who, for the most part, were satisfied with good motors, drives and ballasts most of the time, now want perfect motors, drives and ballasts every time. Customers who once were happy with weekly or even monthly deliveries, now want daily deliveries," observes Hoge.

     In the face of a changing business environment, he recognizes that MagneTek has to do a better job of both making and marketing its products, and those products must be of the highest quality (see Six Sigma on page 14). "We must satisfy our current customers with both our products and our technical support. In the final analysis, marketing is everybody's job. Every associate and all of our actions impact customer perceptions directly or indirectly, sooner or later," Hoge observes.

     He contends that consumer marketing and industrial marketing have all but converged. "When you buy a computer you expect it to work. When you click on the

Internet, you expect to be connected. When our customers use a MagneTek product, they, too, expect it to work. We can't afford the luxury of any 'fatal errors'. We can no longer function by depending just upon buy-sell relationships with customers. We must forge partnerships with them. We must provide solutions for them."

     John E. Steiner, president of MagneTek's Lighting Products Group, is an outspoken proponent of providing the customer with a complete "bundle of value." As such, Steiner is moving his group into the partnership era.

     Historically, the lighting industry has been relationship driven, what could be described as a good-ol'-boy network -- friendships that translated into sales. Steiner is steering away from this mentality toward a total marketing approach, involving his sales people from the very beginning of the process -- market research -- all the way through the post transactional phase -- after-sale service.

FOCUS TEAMS

After the sale is often the time when customers are lost. So Steiner is mobilizing a group that will extend and enhance the MagneTek-customer relationship. He is establishing focus teams that are on call immediately in the event a customer encounters a problem, or just has a question.

     "The intent is to create a cross-functional team to provide services unsurpassed by anybody in the industry. When customers call us, they make one phone call. It's a one-stop shop -- all the questions are answered. They want to talk price, they want to talk application, they want to talk credit, they want to talk delivery, they want to talk warranty -- we'll be able to handle all of that," Steiner explains. The game plan calls for a physical "pod" staffed with appropriate specialists. This arrangement will provide the expertise to answer 85 percent of customers' questions on the first phone call.

     Often a sales person spends a good part of the day answering minor questions. "The focus team in Nashville will be the eyes and ears of the salesperson, providing all those things, large and small, that help keep customers happy," says Steiner. "This will free the sales force to develop a deeper understanding of customers' needs."

NIMBLE AND QUICK


The "nimbleness" that comes with a lean, barrier-free organization gives MagneTek a decided advantage. By making the right decisions quickly, the company is in position to sprint past its larger competitors, which are more apt to be hindered by cumbersome, inbred cultures that preclude quick reaction.

     MagneTek motors, for example, pervade the "leisure water" market, powering pumps for spas, swimming pools, jetted tubs and fountains. In this and many other "niche" markets, the company's reaction time enables it to get a foothold before corporate battleships can get away from the dock. For the giants, these niches may appear insignificant, but MagneTek has turned them into a profitable market domain.

     The company also has found sizable niches in exercise equipment, heating, ventilating, air conditioning, food processing and what Motors and Generators Group president Brian Dundon defines as the clean-room industry. "Computer chips have to be manufactured in a very clean environment. We have uniquely engineered a series of solutions, using our motors and drives, to help the Intels and the Motorolas of the world get precisely the kind of air flow, precisely the kind of climate control they need. Now these companies are specifying MagneTek products," he notes .

     The utility industry represents a particularly attractive niche market. As Dundon observes, "The utility industry is going through deregulation, and we see this as a real opportunity for our energy-efficient equipment and technology."

     He adds that such opportunities often call for a team-selling approach. The concept, confirmed in the company's strategic planning process, is to assemble technical sales teams to market product "bundles" to major accounts that buy or can influence the purchase of more than one MagneTek product.

MAGNETEK NICHEs -

AT HOME AND ABROAD

In the United States and abroad, Dundon sees market segmentation fitting into the company's objectives. "Niche marketing will result in much more business for us. We're working to identify new market segments and to move rapidly into them.

     "One of the distinct advantages we have is our organization


Turning Obstacles into Opportunities

By Claudia B. Flisi

Antonio Canova, president of MagneTek's Power Electronics Group, believes in shirt sleeves, not slogans.

     He is apt to be found checking activity on the shop floor at group headquarters in Valdarno, Italy. Or bent over a technical problem with his chief engineer, Lorenzo Cincinelli. Or on the phone in his simple, almost spartan, office.

     The modest facilities reflect both the personality of the man and his business philosophy. "Our offices are modest because our clients visit us," he says. "Today, if you visit a doctor or a professional in a grandiose office, you might say, 'Why am I paying for all this?' Our clients ask the same question. We sell to them by showing them how we work."

     Canova insists that you have to keep in mind what actually drives the market are customer needs. "You can't treat all your clients in the same way, especially in Europe," he points out. "The concept of standardization is NOT a European concept."

     Standardization has to do with a product's position in the market cycle, he believes. Customization is a characteristic of young, fragmented markets, when many companies compete by innovating. This stage is followed by a period of consolidation, when a few companies control production, and standardization results.

     Because MagneTek's Power Electronics Group competes in both developing and mature markets, it has to cover the waterfront of capabilities. "We have to be innovative in our R & D, yet economical and efficient in our manufacturing," summarizes the MagneTek executive.

     The formula has been successful. In a year when European economies were confronted with low growth and high unemployment, MagneTek in Europe increased both sales and market share. Canova's approach is three-pronged:
diversification, flexibility, long-term vision.

     "If you want to survive in Europe's socialized labor market," he explains, "you have to develop a strategy of diversification. Otherwise, you will always be at the mercy of negative events in one market."

     Hence Valdarno's entry into lighting five years ago. Hence its

Turning Obstacles into Opportunities con't

R & D focus on automotive systems today, which may be profitable several years down the road. Canova's group diversifies to dampen the cycles of different market segments, which have different rates of change. For example, while the telecommunications market is changing rapidly, computer electronics is changing more gradually. Canova notes, "The pace of change in auto electronics is very fast these days, and you have to spend a lot on R & D to keep up.

     "Flexibility is essential to transform obstacles into marketing opportunities. Corporate restructurings create opportunities for us. Corporate outsourcing gives us work," says Canova.

     MagneTek Power Electronics' size is another obstacle-turned- advantage. It is not as large as a giant multinational, but it is much bigger than its competitors in Europe. "Many of our customers are looking for partners that are small enough to offer them economic advantages, but large enough to meet their technological and manufacturing needs," Canova reports.

     His Power Electronics Group also focuses on identifying niches that the giants are abandoning. As customers like IBM, Siemens and Ericsson exit businesses that aren't essential to their core strategies, opportunities open up for MagneTek.

     "We have to be very flexible to seize these opportunities as soon as they present themselves," says Canova. "We can play the same role they did in niche technologies, but with greater innovation and intensity."

     Long-term vision is as necessary as diversification and flexibility, insists the MagneTek executive. Without it, MagneTek could only take advantage of its position as an exclusive supplier of certain products. "Short term, we might profit. But long term, we'd be hurting ourselves," he says. "We have a strong sense of long-term company continuity."

al flexibility -- our ability to quickly cross functional and operational lines to serve a market," asserts Dundon.

     This companywide flexibility carries over to MagneTek's businesses in Europe and the Far East. The company is not a new face on the international scene, but neither is it a major player yet. MagneTek looks to strengthen its presence in Asia, Europe and Latin America by means of strategic placement of manufacturing facilities and pinpoint marketing.

     "The future of every MagneTek plant will be determined by what is needed to keep the whole company competitive. To be competitive, we must operate on a global scale because our customers and competitors operate globally. But we must do only what we do best," contends Dundon.

     The company's growth strategy is focusing on custom products, most of which are made in North America and Europe. "As we grow, jobs will increase in all the countries where we operate. Will we make the same products we make today five years from now? I hope not! Hopefully, we'll be making entirely new products -- and different kinds of products," Dundon concludes.

BACK ROOM Excellence

As MagneTek seeks closer working relationships with its customers, the company is moving full speed ahead to streamline its internal marketing and manufacturing relationships.

     A Westinghouse alumnus, James E. Schuster, oversees all of MagneTek's manufacturing operations. His position is new. Never before has MagneTek had one executive responsible for what the company calls the "back room." It falls to Schuster to exact a balance between manufacturing and marketing. For example, he must juggle the need to hold inventory to a minimum yet deliver top quality products on time.

     He accepts the challenge with characteristic pragmatism. "To compete globally, you must perform at world-class levels in virtually every respect," Schuster points out. "So we have adopted a multi-faceted operational strategy. It encompasses repositioning and consolidation of operations, expanded use of low-cost manufacturing techniques, new factory designs incorporating DFT (Demand Flow Technology), and a companywide commitment to Six Sigma quality (see Six Sigma).

SIX SIGMA Imagine you are taking a business trip. You have two airlines from which to choose. The pilots from airline A land their planes within a few feet of the center of the runway every time they fly. They require only a small fraction of the space allotted to make a landing. The pilots from airline B, while still making successful landings, touch down in a variety of spots, from the center of the runway to ten feet from the right or left of the runway's edge. With which airline would you feel more comfortable -- airline A, which barely deviates from perfect, or airline B, which varies from trip to trip?

     Now take that same scenario and apply it to manufactured goods -- a motor, a lighting ballast, a yo-yo. Would you rather purchase a product whose deviation from perfect is only a fraction of the standards allowed, or one that, while still functional, is much closer to the outer specified limits. The answer, again, is clear.

     It is this level of quality -- only a small deviation from perfect, called Six Sigma in statistical terminology -- that Michael Daniels and MagneTek's quality control team are striving to attain in manufacturing and all of the company's other processes.

     Daniels says that the concept may sound difficult, but in reality it is very simple. "What we are trying to do is reduce normal variations from the mean between the upper limit and lower limit of a product's specifications. The smaller the variation, the more a product can shift within the bounds of the upper and lower limits while still remaining perfectly workable. We are looking for that sort of predictability."

     Once a company successfully controls its variations -- reaches Six Sigma -- then it shifts from an inspection-based company to a measurement-based company. Daniels explains that the predictability which comes from achieving Six Sigma produces enough confidence in the manufacturing process that "you can take inspection away, have the people who were previously spending all of their time with inspections move to more productive jobs and begin adding value to the company. Our goal is to reach an error level of only three parts per million -- for every million products produced, only three fall outside specifications. It is an ambitious goal, but one that we believe is highly attainable."

     Daniels and his team have already begun the process of bringing MagneTek up to Six Sigma. His plan calls for taking the company's top managers and putting them through training classes. Daniels will select 24 of the "best of the best," who will be further initiated into the ways of achieving Six Sigma. "These individuals will become MagneTek's 'black belts' -- the people who will make this change happen."

     As the black belts delve into their tasks, they will discover that parts of MagneTek are already operating at Six Sigma levels. But what Daniels and his team are looking for are "more than pockets of excellence in the organization. What we are talking about is getting the company as a whole operating up to its highest potential."

"And if we aren't able to achieve world-class performance levels in any given area," Schuster emphasizes, "then we will find a partner to work with who is.
 This philosophy will result in a profoundly different manufacturing structure for MagneTek." In keeping with this philosophy, during fiscal 1997 alone, MagneTek reduced its total floor space by 10 percent (379,000 square feet) through factory consolidations. And shortly after fiscal year-end, the company outsourced steel stamping for all of its North American magnetic lighting ballast products in order to assure that MagneTek will have world-class capabilities for this key lighting component.

SUPPLIER PARTNERSHIPS

When Schuster joined MagneTek in July of 1996, the company was buying more than half a billion dollars worth of materials annually, but with little companywide purchasing collaboration. "To begin with, we are consolidating and leveraging our purchases to the maximum extent possible," he says. "Instead of approaching our supplier network as independent business units or manufacturing sites, we are beginning to capitalize on the buying power of a billion-dollar-plus corporation with all of the associated volume discounts and strategic benefits."

     Schuster also found that MagneTek had more than 800 active suppliers, a number he intends to pare to 200 by the year 2000. Increased outsourcing to fewer suppliers will, of course, entail profoundly different vendor relationships as well. "They will be true partnerships, based on shared business goals, coordinated investment strategies, and a mutual commitment to achieving our objectives of world-class cost, quality and speed," Schuster explains.

     "Specifically," he adds, "our 'vendor-partners' often may need to establish facilities near ours to minimize costs, reduce cycle times, and cut
raw-material inventories in our plants to near zero.  Critical   to these
relationships will be long-term business agreements, use of the latest information technologies, and, most important of all, impeccable incoming quality.

     "Are we there yet? Absolutely not. Can we and will we get there? Absolutely! We must," Schuster states.

     What will get the company there? Operational excellence, DFT, outsourcing and solid supplier relationships, to be sure. "We are well underway in each of these areas and already beginning to show remarkable results in many of our factories around the world," Schuster says. But the linchpin, he believes, is organizational capability grounded on MagneTek's "People Plan", Six Sigma implementation, and team building. "Only our people
can give us a sustainable competitive advantage," he concludes.    @

Call 1-800-MAGNETEK

Five years ago, in a back office in West Los Angeles, MagneTek installed its first "800" line to field product information calls. Often, callers were simply connected with an answering machine and received a call-back from whomever was first to notice the message light blinking. By 1994, the answering machine was inundated with nearly 300 calls per month. To remedy this situation, the MagneTek InfoCenter was born.

     The center was set up and staffed at MagneTek's distribution center in LaVergne, TN. Demand continued to grow -- escalating to more than 600 calls a month by 1996. And so, from its inauspicious beginnings as a blinking light in a back room, the center was again moved into larger space at MagneTek headquarters in Nashville.

     InfoCenter manager Carla Niebuhr and information specialist Henri Green now field more than 1,000 telephonic requests for product information each month.

     The InfoCenter operates between the hours of 8:00 a.m and 7:00 p.m. EST, with both Niebuhr and Green fielding calls in person. Requested information is mailed or faxed within 24 hours. Callers needing more immediate technical or ordering assistance are connected with the appropriate MagneTek location.

     With its larger facility, the InfoCenter is now capable of handling not only phone traffic and an increasing number of E-mail requests from MagneTek's Web Site on the Internet, but also all literature "fulfillment" for the Nashville-based Lighting Products Group.

     The Center's ultimate objective is "just-in-time" communications with marketing partners, customers and prospects. In today's competitive arena, the company most likely to get the business is the company whose sales information gets to the prospect first.

     And that is what MagneTek's InfoCenter is all about.

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

Platforms for Growth

By Christopher R. Smith, Contributing Editor

With all the changes going on in the company today, MagneTek has not overlooked tomorrow. It is depending upon its technical expertise to develop products for the year 2000 and beyond. Dr. Alexander Levran, senior vice president of technology, who joined MagneTek from Groupe Schneider in 1993, sees a new commitment to research and product development at MagneTek. Dr. Levran and his associates, once viewed as the white coats in the back rooms, no longer fit that stereotype.

     "Now we are focusing on the strategic planning of technology -- to identify the technologies that will give us the growth we want in the next three to five years. We've put together technological road maps which will allow us to achieve that growth," comments Dr. Levran.

     And the company is making a commensurate financial commitment to its R&D program. According to Levran, R&D funding is growing significantly -- l5 percent to 20 percent more for the four advanced development centers (ADCs) MagneTek operates in the United States and Europe. He foresees many advantages as a result of this new recognition of the impact and importance of research, from the recruiting of new associates to more support for pure research on college campuses.

PRODUCT PLATFORMS

"Naturally, we will support pure research in magnetics and power electronics because we will benefit from it," Levran says. "But in our own ADC labs we concentrate on applying magnetics and power electronics to satisfy customer needs and bring leading-edge products to market.

      "We believe we are among the best in the world at integrating these two, complementary technologies."

     Apparently, Dr. Levran's conviction is shared by some of the world's largest firms -- multinational customers such as IBM, General Motors, Caterpillar, Ericsson and General Electric, which recently entered into a far-reaching R&D pact with MagneTek (see Lighting Alliance on page 27). Over the past year, the company has introduced more new lighting products than ever before.

     "Our strategic initiative includes a program to develop common platforms for a wide variety of products," Dr. Levran explains. "By this I mean that we integrate magnetic and electronic components into unique, thermally stabilized circuits. These compact, low-cost circuits perform specific tasks but can be used in many different applications, which speeds product development and simplifies manufacturing." On the subsystem level, MagneTek's engineers integrate these "platform circuits" into unique products that satisfy customers' performance needs. Examples include the InteliPac-TM- motor-drive, which can be programmed to change speeds automatically or in response to sensor readings, and MagneTek's new electronic ballasts for energy-saving "T5" fluorescent lamps.

     On the systems level, Dr. Levran adds, MagneTek develops the hardware and software necessary to integrate its products with those of other manufacturers and comply with the codes and standards of the international marketplace.

AN ORACLE WITHOUT RIDDLES

Dr. Levran compares technology's pervasive internal influence on MagneTek with that of Six Sigma -- which he characterizes as "the glue that binds the back and front ends of the company together."

     Internally, in addition to its two core technologies, which touch practically everything it does, MagneTek is starting to implement a new, companywide management information system known as Retool 2000.

     According to Dr. Levran, whose brain child it is, Retool 2000 is a high-tech fix for riddles ranging from supply chain bottlenecks to the "millennium bug" (a programming oversight that will cause computer clocks to recycle back to the year 1900 on January 1, 2000). Based on Oracle Corporation's Enterprise Resource software, it will establish a single, common data base for all of the company's business transactions, worldwide.

     According to Thomas Pike, Retool 2000 leader, the Enterprise Resource software will streamline the company's computer systems, "replacing the hodgepodge of 32 separate systems and data bases in use throughout MagneTek -- many of those systems coming from various acquisitions made by the company over the years."

     According to Pike, the one system from Oracle will do the same job the other 32 systems did, only much more quickly and efficiently. It will provide automation and interaction of business functions -- tying together MagneTek's global network of plants and offices. It will be literally the backbone of the business from an intelligence and information standpoint.

INVENTORY MONITORING

The system also will afford MagneTek associates tremendous power and flexibility. Pike uses order management as an example:

     "Oracle lets us instantly view the finished goods inventory of any product at each and every MagneTek location. It also can look into future production schedules to more efficiently control inventory flow. It can oversee logistics capabilities, making sure products are



The MagneTek Universe

If Oracle's software one day facilitates electronic commerce on the Internet, as MagneTek's MIS director expects, the "MagneTek Universe" will be waiting. In the photograph above, computer marketing specialist Stefan Horstschaer (right) works on "the creation of the Universe" with John Timble (left) and Joel Berghoff of New Order Media, MagneTek's Nashville-based web site provider. Horstschaer hails from the company's May & Christe subsidiary in Mainaschaff, Germany, which is fitting, since the Universe is both multinational and (progressively) multilingual. As its name suggests, the MagneTek Universe includes a companywide home site inter-linked with satellite product-group web sites, where visitors can obtain detailed information about the company's products. It even has a "Transporter Room" for "beaming" visitors from one site to another. You are invited to come aboard. The address is: www.magnetek.com properly shipped and that the right product gets to the right customer. All these functions will be accessible at one computer terminal with a few keystrokes. The system will really provide us with a competitive edge -- for our customers and our suppliers, as well as for our associates."

     John Steiner, president of MagneTek's Lighting Products Group, sees the Oracle system as an important tool in moving the company into the next century. "The Oracle software is going to help us immensely. Just being a sales person taking an order and waiting for it to be delivered is not acceptable in the new MagneTek. We have to become proactive, to link ourselves closer to end users of our products. In doing so, we deliver greater value to the customer; our product is no longer simply a commodity."

     Pike sees the system opening up myriad possibilities. He uses the Internet as an example. "I envision





Growth Through Innovation

There's lots of action in power supplies," states Simone Gardella, an R&D engineer for MagneTek's Power Electronics Group in Valdarno, Italy. "But patent protection counts for little," he cautions, "except in a few specialized areas like DC-to-DC converters."

     Patented or not, the important thing in product development is innovation, and innovation is where the group excels. In fields like telecom, marked by rapid change and exponential growth, MagneTek is working with names like Ericsson to develop more compact and potent power supplies for cellular phones.

     The automotive industry is noted for its long lead times, but the pace of change in auto electronics is also very fast these days, affirms group president Antonio Canova. Cars are moving from one kw of electrical energy to 5-10 kw, he says, and will soon be dominated by electronics. He points to the growing market for anti-lock braking systems, electronically powered headlights, and electronic route maps.

     So his group is investing a lot of R & D in this industry. "What is important in cars is comfort and confidence," he suggests, "in braking, pollution control, and motor efficiency. We are exploring all of these areas because any one of them can lead to major market positions four or five years down the road."

     Simone Gardella notes other areas of development --- applications in power steering systems and electric cars. MagneTek has started working with Piaggio and other companies on the latter, although there is a long way to go before this market matures.

     Railroads offer still other opportunities. One project now being explored by MagneTek in Italy and the United States would substitute electronic braking signals for electro-mechanical braking control. Electronic controls respond very quickly, an important feature in American trains, which haul many more cars than their European counterparts.

     The use of power electronics also opens up a whole new level of functionality, making it possible, for example, to monitor the location of individual railroad cars by satellite.

it being possible for our customers to sign onto the worldwide web and place an order directly with MagneTek. It's not in our immediate future, but it certainly seems to be the direction Oracle is heading."

     The system also offers advantages to MagneTek's suppliers. Pike explains that the software "will enable us to see who our largest suppliers are, develop cooperative partnerships with them to lower our inventories and, eventually, negotiate better prices. In the long run, everyone benefits -- MagneTek, our customers and our suppliers."

     Parts of the Oracle system are projected to be up and running by early 1998, with MagneTek's Drives & Systems Group set to be completely on-line by February. The time frame for implementation companywide is about two years. Pike and his team plan to oversee the training of the nearly 2,000 associates who will use the software. He believes that, "initially, it will be a little difficult -- the hardest thing is not to learn something new, but to unlearn what you already know. But once our associates see what this system can do for them, they will wonder how they ever got along without it. The Oracle system is simply a tool for the real brain power behind MagneTek -- our people."


MagneTek Gains Software Edge

MagneTek has acquired an equity position in Automation Systems and Products, Inc. (ASAP), an award-winning developer of factory automation software based in Chagrin Falls, Ohio.

     This strategic alliance advances MagneTek's software capabilities to meet the growing demand for factory automation control systems. A leading developer of Microsoft Windows NT-TM--based softlogic, ASAP recently received a U.S. patent for its "Integrated Control System for Industrial Automation Applications" and was recognized by Control Engineering magazine for the "best new control software product."

     "ASAP is a recognized leader in automation software, and we are excited about being partners with them," notes Gerard Gorman, president of MagneTek's Drives & Systems Group. "ASAP's software expertise, combined with MagneTek's electronic variable-speed-drive technology, positions us to respond effectively to the emerging market for integrated factory automation systems," he observes.

AC Elevator Drive Incorporates Years of Industry Experience

By Jim Herringer, Contributing Editor

MagneTek is the acknowledged world leader in providing DC (direct current) traction drives to the elevator industry. All of the elevators in eight of the ten tallest buildings in the world use MagneTek drives. The four largest elevator companies in North America have standardized on MagneTek DC drives for one reason -- reliability.

               Example: recent brutal "accelerated life testing" by one elevator manufacturer produced enough heat to melt the drive's plastic LED display, while the drive itself continued to operate problem-free.

               The same kind of performance has now been incorporated into MagneTek's new HPV 900-TM- AC (alternating current) traction drive. The new drive incorporates the advantages of AC power, including lower motor cost, durability and low maintenance. Development of the drive by the company's Drives & Systems Group reflects the growing demand for AC technology in building construction.

               The HPV 900 drive is matched to and pre-programmed for use with MagneTek AC traction motors. However, "adaptive control" technology allows it to be matched to virtually any existing AC motor. Once installed, the drive is able to monitor motor characteristics and tune itself to produce desired motor performance.

               "It's a case of taking knowledge acquired through years of leadership in DC elevator technology and applying it to meet developing needs for AC technology," says James Papez, MagneTek director of custom drives.

               A 27-story Toronto test installation has been completed and is being monitored by Thyssen Elevator Ltd. and MagneTek engineers. Testing by Thyssen and other major manufacturers is progressing well, according to Papez. Full introduction of the HPV 900 is planned for November 1997. / /

Speed-Engineered-TM- Motors Prevent Corona

MagneTek's Motors & Generators Group has introduced a new motor design developed to ensure reliable operation when motor speed is controlled by variable-frequency drives incorporating electronic power inverters.

     Speed-Engineered motors are technologically superior to standard motors because they prevent a destructive phenomenon called "corona," which can cause premature motor failure. Corona is most prevalent when motors are driven by some electronic inverters. It has been around for a long time, but as variable frequency drives became smaller and more sophisticated, it's occurrence increased.

     The exact cause of premature motor failure was a bit of a mystery until researchers at MagneTek's Advanced Development Center in St. Louis identified the operating conditions leading up to it. Not only did they identify the problem -- corona -- but also came up with the solution. The Speed-Engineered motor line prevents corona altogether, avoiding costs associated with motor replacement, as well as productivity lost during downtime.

     Introduced in February, the new motors already are having an impact on heating and air conditioning markets and in material handling applications that require both a motor and drive, such as pumping and conveying. / /

STRAP - The Playbook for the Next Millennium

By Reuben M. Smith

STRAP is an acronym for strategic planning. At MagneTek, the strategic planning process is carried out by analytical teams representing each product group as well as key staff functions such as human resources and technology.

     MagneTek recruited Gerard Gorman from General Electric to head up strategic planning and to establish the multi-team task force that -- for the first time in MagneTek's history -- would zero-base the company's strategic plan. "Gorman's War Room," as his STRAP conference center in Nashville came to be known, moved into full scale operation in January of '97.

     In June, the group presented its distillation of the first companywide analysis and plan.

     "What we did was more intense than any effort I've seen -- even at GE. What it took was actually a team of teams -- one from each of our businesses," recounts Gorman, who was named president of MagneTek's Drives & Systems Group following completion of the 1998 STRAP.

CORE COMPETENCIES

"STRAP determines for a company what businesses it should be in based on what we call 'core competencies' -- things we do differently and better than anyone else, things that would be extremely difficult for a competitor to duplicate within a short time frame," Gorman explains.

     One of the core competencies evaluated in the STRAP process was power electronics. Result: wheels have now been set in motion to leverage MagneTek's electronics expertise across all of its other businesses.

     "The lighting industry, for instance, is moving from magnetic ballasts to electronic ballasts," Gorman points out. "Consequently, electronics winds up being a critical element for our Lighting Products Group. Electronics is also the key to building management systems, where computers control, among other things, lighting, heating and air conditioning.

     "Controlling power represents another huge target market," Gorman notes. "IBM has become one of our largest customers. Today, nearly 10 percent of power supplies for personal computers worldwide are provided by MagneTek. But there are many other applications for precise control of power.

     "We also want to implement our electronics competency in the auto industry with a broad range of electronic sub-systems for cars and automotive lighting."

     Gorman says that MagneTek's expertise in power electronics is extremely difficult for competitors to duplicate in a short time frame. "Duplication is difficult because our electronics experts develop new products with the needs of the markets we are targeting in mind. So without question, our people are our major asset. For another company to attempt what our people do, as quickly and cost-effectively as they do it, would be very difficult."

MEETING FUTURE NEEDS

When people enter into the equation, so does Daryl David, senior vice president of human resources and administration and a key member of the STRAP team. As it became clear where MagneTek was heading, David, too, had to plan to meet future needs today. He uses a sports analogy to explain:

     "Obviously, different strategic directions demand different organizational capabilities. STRAP tells us what kind of company we want to be in three to five years. It's much like a football game. The receiver is going to run down the field and execute a post pattern. The quarterback has to throw the pass to hit him when he's at just the right spot. STRAP tells us where MagneTek is going to be in three to five years. That alters the destination of organization capability. STRAP is the playbook, so to speak, on the type of people we'll need down the road as MagneTek focuses on particular

                                                                         Page 27
markets with specific products."

      MagneTek's strategic planning process goes far beyond simply identifying what the company does best. Gorman explains:

     "MagneTek's plan is based upon client and customer input versus what I call the 'I say' strategy. Instead of going down the hall to people in the company, asking them what they think about the company and the industry, we asked our customers.

     "For example, if I ask Joe what he thinks and he says, 'I've been in the industry 25 years, and this is what we should be doing,' that's an 'I say' strategy, and it's used by many companies. Regrettably, no one ever talks directly with a customer. We took the other course, went to our customers and asked them, 'How can we create value for you? How will you measure us against our competition?' Based on the answers we received, we were able to identify specific actions that needed to be taken, incorporating specific dates and specific responsibilities."

PRESSING NEED

Gorman's strategic planning teams also spotted opportunities demanding immediate attention. One such opportunity involved MagneTek's sales force, which has been organized along product lines. "It became obvious as we analyzed the company that there was a pressing need for a multiple-threat sales team that could 'bundle' all of the company's products into various packages based on customer needs."

     As David of human resources points out: "There are many cross-business customers, huge accounts that potentially can buy products from every part of MagneTek's line. For example, there is a major casino project now under way in Las Vegas that will require lighting, drives for elevators, even pool and spa motors. Rather than several of our people calling on the casino, each representing only one product, we are working toward a MagneTek salesperson who will offer the complete line. There's literally $100 million in potential sales at this one casino if we approach it on a companywide basis."

     Yet another dimension of MagneTek's strategic plan is geographic. The STRAP process clearly confirmed the potential opening up for the company's products overseas. "A big part of our vision for the year 2000 and beyond is to be well established on three continents -- North America, Europe and Asia," CEO Ron Hoge made clear in meetings with financial analysts in July.

MagneTek, GE Form Alliance

In August, subsequent to fiscal 1997 year end, MagneTek entered into an alliance with GE Lighting to develop and market energy-efficient lighting systems.

     The alliance calls for joint development lamp/ballast systems for strategically targeted markets, including those for linear fluorescent, compact fluorescent and high-intensity discharge lighting. In connection with this effort, MagneTek and GE will co-locate engineers to perform research on lighting technologies.

     Also under the agreement, GE will assume exclusive responsibility in North America for marketing all MagneTek electronic ballasts to electrical wholesalers. The ballasts will be branded "GE Electronic Ballast" and "Made by MagneTek." MagneTek will continue marketing its magnetic linear fluorescent and high-intensity-discharge ballasts through electrical wholesalers, as well as all magnetic and electronic ballasts to original equipment manufacturers.

     "We are pleased to be aligned with MagneTek, a leader in the ballast industry, in this important effort," stated GE Lighting president and CEO David L Calhoun. MagneTek president and CEO Ronald N. Hoge added, "Clearly, we will benefit from GE Lighting's experience and marketing might, and we believe GE will benefit from our power electronics application know-how."

     The worldwide market for electronic linear fluorescent ballasts exceeds $1 billion a year, and markets for all types of electronic ballasts are growing steadily.

going glocal

MagneTek became an "international" company in 1986 with the acquisition of Universal Electric, a motor manufacturer based in Owosso, Michigan. With Universal came a fractional horsepower motor factory in Gainsborough, England, which has been and still is one of MagneTek's most profitable overseas operations.

     Today, a major thrust of the company's strategic plan is international, based on existing operations in the United Kingdom, Italy, Germany and Hungary, and a promising joint-venture in the People's Republic of China. MagneTek's management is unanimous in its commitment to growth overseas.

     "It's a huge opportunity for us because less than 25 percent of our revenues are international now," notes Gorman. "Besides, it's not optional. We encounter global companies in North American markets every day. At the same time, many of our North American customers are going global. If we don't compete for their business overseas, we may not be serving them here tomorrow.

     "If we hope to fulfill our vision for the year 2000, we've got to think globally and act locally," says Gorman. He calls it "glocalization," and it is evident in MagneTek's recent expansion in Hungary and joint venture in China (see International section on page 34).

     The road map into the 2000s is now in place, with a $2 billion company the objective. What's to come in the early years of the new millennium? That's what the 1999 STRAP team aims to find out. / /

Product 'Bundle' Helps Mexican School Cut Costs

A "bundle" of MagneTek products is helping the Monterrey Institute of Technology and Advanced Studies (MITAS) in Monterrey, Mexico reduce costs and save energy. The leading engineering university in Mexico, MITAS encompasses eight schools and 208 classrooms on a 35-acre campus.

     Wanting to match its high-tech curriculum with high-tech energy conservation, MITAS contracted with Johnson Controls Inc. (JCI) to transform its aging electrical system into an integrated source of income and energy savings. Based on JCI's Metasys-Registered Trademark- computerized Facility Management System, the retrofit included installation of 24 MagneTek GPD variable-frequency drives in building ventilating systems and approximately 3,000 MagneTek electronic lighting ballasts. MITAS has a performance contract with Johnson Controls, meaning that equipment upgrades are paid for through energy savings, which are expected to exceed 7,000,000 pesos ($600,000) over the first year and a half of operation.

     Drives for the project were supplied by MagneTek's Drives & Systems Group in New Berlin, WI, and the ballasts were manufactured at the company's plant in Matamoros, Mexico. Latin America in general and Mexico in particular represent growing markets for MagneTek products produced in both the U.S. and Mexico.

International

MagneTek Plants Hope in  Hungary

By Claudia B. Flisi

When MagneTek first entered the Hungarian market in 1990 through a joint venture with a state-owned company, EVIG, the economic situation in Hungary was bad and getting worse. The U.S.S.R., EVIG's main market, had just collapsed, and the Eastern trading block had ceased to exist.

     At its peak in 1983, EVIG employed 3,000 people, including 600 at its integral-horsepower motor plant in Kobanya (a suburb of Budapest) and 760 in Cegled, a small-motor factory 100 km (60 miles) south of Budapest. "Our low point in production was 1992, when we produced 26,000 motors in Budapest -- less than one-third of our capacity -- with about 250 people," says site manager Endre Farkas. "In fiscal 1997, we produced 53,300 motors with the same number of employees."

     The difference in productivity (and profitability) is a tale of motivation and managerial skill played out in the context of an economic system in transformation.

     During the three-year joint venture between MagneTek and EVIG, there were no profits to be enjoyed. Hungarian labor costs are anywhere from 1/5 to 1/10 of those in Western Europe, but low labor costs do not necessarily translate into high profits. It was not until 1993, when MagneTek bought 100 percent of the Budapest facility, that changes began to occur in earnest.

     "We always had good productivity here," notes Farkas, who came to the Budapest plant in 1983 as head of engineering and was named site manager in 1994. "But we are constantly improving. In 1997 it took us 20 percent less time to produce a motor than in 1996."

     Quality has also improved. Both Budapest and Cegled are ISO
9001-certified, a qualification expected by MagneTek's customers.

Previously, under the Communist regime, the Budapest factory did not keep records of reject rates either internally or at the "customer" level. Today it does, and the rate is as low as that for comparable U.S.-made products.

     What was the basis for improvement? Up-to-date, well- maintained equipment for starters, but other factors also count, according to Farkas: professional management and supervision, commitment to the customer -- and performance-based bonuses for employees.

Cegled

The situation is somewhat different at the Cegled fractional-horsepower motor plant, purchased by MagneTek in October, 1996. In its peak years under EVIG, Cegled employed 760 workers. Today there are 270 at the seven-hectare site, including 13,000 square meters of buildings.

     Prior to its acquisition, Cegled was already exporting motors to the West, but it too had been affected by the negative economic climate. Although its labor costs were lower than those in Budapest, its workers were not as productive. Zoltn Tanko, a Cegled senior advisor who has worked at the plant for 40 years, explains, "This factory always operated smoothly. Employees were not unruly; they simply did as they were told. But the risk of losing their jobs when MagneTek took over was a strong incentive to improve."

     Today, more motors are being exported to the West than ever before, says Dezs Szokolai, a 10-year employee who has been Cegled's factory manager since April, 1997. Productivity has increased and motivation has improved. The major change under MagneTek, he believes, is "that the plant now has a future."

Working Together

Teamwork between Budapest and Cegled also is increasing, with greater coordination of purchasing, shipping, computerization of management systems, integration of marketing materials, and more interaction with American colleagues. "We survived an uncertain period, and now we are producing solid results," says Szokolai.

     "Employees required no special training during the transition," notes Farkas. Budapest workers -- many of them women -- average 15 years of experience, and many are highly-skilled. In the early 1990s, they knew the plant was in trouble and their jobs were threatened. "People today aren't afraid that the plant might close, but they know we must perform," he points out.

     Farkas himself sets a good example. With MagneTek, he works longer hours with more responsibilities than ever before. "I have much more business information to deal with, and I have to deal with it in English," he admits. "But, on the other hand, today we have a vision for the future and the chance to explore new markets and develop new business."

     A recently-established European sales office should aid in that development. Currently, 60 percent of combined Budapest-Cegled motor production goes to the West, about 15 percent to Hungary and the rest elsewhere in the world, as far away as Australia. In the fractional to 60-horsepower range, MagneTek has profitably attained 90 percent of the domestic Hungarian motor market.

    Exports to Western Europe will increase in coming months when the Commander-TM-, a new swimming pool pump motor, goes into production in Cegled. Today 80 percent of Cegled's European sales are domestic; that will change when the Commander enters the Western European market.

Pomaz

MagneTek's third facility in Hungary is located in Pomaz, a noted tourist region about 50 km (30 miles) north of Budapest. Pomaz is part of the Power Electronics Group, headquartered in Valdarno, Italy, and produces lighting ballasts and power supplies.

    Says group president Anton o Canova, who is responsible for the Pomaz facility: "Hungary is a kind of 'China' for Europe because it is nearby and the costs of labor are five to six times less. But the advantage of low labor costs is transitory because it can be duplicated easily. The key factor remains the know-how of the individual -- and we find that intellectual capability in Hungary."

    MagneTek moved into the custom-renovated factory in Pomaz in October, 1996. Already the shop space has expanded from 2,000 to 4,000 square meters, and the number of employees increased 80 percent between January and July, from 120 to 220.

    Assembly work previously done in Germany has been moved to Pomaz; so has ballast and power supply assembly work formerly handled in Valdarno. "Our goal is 300-320 employees by the end of 1997," says Laszlo Vitvera, the Hungarian plant manager hired last January.

    Expansion has occurred along a sometimes-painful learning curve. When Vitvera was hired, plant absenteeism was high and wages were out of sync with the region, heavily influenced by a short-lived but lucrative tourist season. Today, 60-65 percent of the work force comes from the city of Budapest, and tighter management has brought absenteeism down dramatically. In October, the plant will apply for ISO 9001 accreditation.

    Choosing the right people is the key to success in Hungary, Canova believes. By the "right people," he means Hungarians who understand MagneTek's way of doing business, rather than having it imposed on them. He specifies: "I don't mean the 'Italian way' or the 'American way,' but MagneTek's way."

    He admits that this is not as easy as it seems. "You have to be flexible. You have to be tolerant." He adds with a half-smile, "As Italians, we pride ourselves on our flexibility. The biggest lesson we learned in Hungary is
that maybe we are not always as flexible as we had thought."      / /

Claudia B. Flisi is a free lance writer based in Europe. Her articles have appeared in Fortune, Personal Finance, The International Herald Tribune and many other publication

Electronic Power Supplies Help Clear the Air

By Claudia B. Flisi

Dr. Antonio Canova, president of MagneTek's Power Electro-nics Group in Valdarno, Italy, cannot resist a challenge. So when ENEL, the giant Italian electrical utility, approached him four years ago with a problem that Valdarno had never before tackled, he agreed to take a look.

    The issue was one of pollution- control equipment. ENEL uses electrostatic precipitators to remove particulates from the emissions it generates, as do many industries: manufacturing plants, steel mills, chemical processing plants, paper mills, etc. But because laws on environmental emissions are increasingly stringent, these precipitators require correspondingly higher-voltage power to produce the electrostatic charges needed.

    In the past, the power had been provided by large, inefficient 50- and 60-Hz transformer-rectifiers that were heavy, hard to install, and difficult to operate. In addition, they had been designed in the days before sophisticated computer monitoring became standard.

    "ENEL came to us because they wanted a company with expertise in both electronics and high voltages, and we were the only ones in Italy with both," explains Massimiliano Savi, the MagneTek engineer who currently oversees the project. "We didn't make any similar products, so it was a big step for us."

    Canova presented the challenge to his chief engineer, Lorenzo Cincinelli, who studied the problem for two weeks before outlining a tentative solution. The major issue, he explained, was that high voltages can lead to unacceptable energy loss.

    Cincinelli's proposal, with only minor modifications, has been on the job for the last two years at ENEL's power plant in Porto Marghera near Venice. The testing stage of the "EPS" (electronic power supply) awaits only the assurance that "100 percent absolute reliability has been achieved," says engineer Savi. "We want a product that will 'plug and play' for our customers."

    MagneTek's EPS power supplies have other advantages as well. They are compact and lightweight, to reduce installation and maintenance costs. They are extremely energy- efficient, saving up to 30 percent in energy consumption and electricity costs. They are user- friendly for the operator, lowering training and operating costs through computerized monitoring. And they are programmable.

    While ENEL's testing has involved several 5 kw units, a 15 kw model will be in production within the year, and a 22-25 kw version is being planned.
Several hundred units are expected to be produced annually.     / /

Old Church Sheds Light on New Ballast

By Claudia B. Flisi

A 1,000-year-old church, the Chiesa dei Santi Ippolito e Cassiano near Arezzo, Italy, served as the unlikely testing site for one of MagneTek's newest lighting products.

    The ceiling of the church was fitted with MagneTek's electronic ballasts for High- Intensity Discharge (HID) lamps to see whether the ballasts would deliver greater economy and durability than traditional electromagnetic ballasts.

    Aesthetically, there was an added factor to consider: How would the ballast blend in with its unusual background?

    MagneTek engineer Nicoletta Rosini, who is in charge of marketing the new electronic HID ballasts, explains that the product was designed to meet all three criteria. "No question that our electronic ballast improves light performance -- from 6-7,000 hours life with an old-fashioned electromagnetic ballast to 10,000 hours with electronic. It is also lightweight and compact, so it maximizes the flexibility of lighting planners," she says.

    The new ballasts actually increase lamp life up to 35 percent compared to conventional ballasts, with energy savings of up to 18 percent. Other advantages include flicker-free illumination, reduced heat loss that translates into lower air-conditioning costs, 50 percent faster lamp warm-up, and no variation in lamp color.

    But it is the ballasts' small size and light weight that are particularly appealing to MagneTek customers. Such ballasts reduce shipping, storage and installation costs, as well as improve the appearance of their surroundings.

    The new HID ballasts began shipping only recently, but customer reaction has been enthusiastic, and MagneTek estimates it could capture half of the growing European market for HID electronic ballasts by the end of the first year.

    MagneTek Valdarno began developing products for the lighting industry five years ago. There are synergies between this area and that of power electronics in the use of components and circuitry.

    One big difference is that the manufacture of lighting ballasts tends to be standardized, while 90 percent of Valdarno's work in power electronics is customized. In addition, ballast designs are protected by patents.

    On one marketing fundamental the two engineers agree: "We used to be focused primarily on quality. Now quality is a given, so the new emphasis is on power management to reduce energy consumption costs, increase life and improve efficiency."

    A tenet to which the Chiesa dei Santi Ippolito e Cassiano would
undoubtedly give its blessing.     / /

Generating Excitement in Asia

By Robert W. Murray, Contributing Editor

In 1997, MagneTek made its debut in the People's Republic of China. The MagneTek Fuzhou Generator Company Ltd. is a 55 percent MagneTek-owned joint venture, located in the Chinese city of Fuzhou (pronounced Foo-joe). Production of 15-1,000 kw electric generators began in June.

    The Fuzhou plant will serve existing MagneTek customers doing business in Asia, such as Caterpillar, which has an extensive presence in the region. The MagneTek plant will also allow the company to expand its customer base throughout Asia. By producing generators and gensets at manufacturing bases in Asia, MagneTek is able to lower shipping costs and speed delivery times to its Asian customers.

    "The Fuzhou plant offers a great opportunity for MagneTek to establish itself in the expanding Chinese marketplace. As China continues to grow, the demand for electric power increases. There is a tremendous need for efficient power sources. With the Fuzhou manufacturing facility, MagneTek is in an excellent position to help fill that need," says Gary Wolfe, general manager of the joint venture.

    With a population exceeding 1.2 billion and gross domestic product growing at nearly 10 percent a year, China offers tremendous opportunities. "Power shortages are common here, and the need for electricity to support all the cities and towns that are springing up can't be met by central power plants. So more than half of the seven percent annual growth in demand for electric power must be met by diesel gensets," continues Wolfe.

    With the Fuzhou plant in place, MagneTek signed a contract with Nippon Sharyo Company of Nagoya, Japan, for more than 1,600 generators in calendar 1997.

    MagneTek manufacturing in Asia is now focused on generators. But "this joint venture is MagneTek's beachhead in the Asian market, the success of which will determine the direction of the company's future strategy throughout the Far East," comments Brian Dundon, president of MagneTek's
Motors & Generators Group.     / /

MagneTek's beachhead in Asia will be secured with the opening of regional headquarters offices in Hong Kong early in 1998. Leading the company's Asia initiative is Bernard Kwok, who joined MagneTek from Nortel in April of 1997. An experienced Asia hand, Mr. Kwok was a driving force in Nortel's successful entry into the Asian theatre, serving latterly as Managing Director & General Manager, Nortel (Asia) Ltd., based in Hong Kong.

News Briefs

Remaining Convertible Notes Called

In September, subsequent to its 1997 fiscal year-end, MagneTek called the remaining $40 million of its 8% Convertible Subordinated Notes due 2001, following the conversion of an initial $35 million principle amount of the Notes in June. Successful conversion of the remaining notes will reduce debt and increase equity by an additional $40 million, further cutting interest expense and bringing the company within striking distance of its targeted one-to-one debt-to-equity ratio.

Defense! Defense!

In May, MagneTek received the Defense Supply Center of Richmond's (DSCR) prestigious Gold Medal, symbolic of perfect performance on a contract awarded in July, 1996, for the supply of linear fluorescent ballasts. DSCR is the organization that procures lighting and other products for the Defense Logistics Agency.

    The award is part of that agency's Automated Best Value Model (ABVM) program. A factor considered when awarding new contracts, ABVM is an automated system that collects each vendor's performance data and translates them into numeric scores, reflecting a combination of product quality and on-time delivery.


MagneTek Earns EPA Award

In 1990, MagneTek was one of the first companies to sign up for the Environmental Protec-tion Agency's "Green Lights" program. A giant step forward in government-industry relations, "Green Lights" encourages building owners to voluntarily upgrade the efficiency of their lighting based on potential energy cost savings.

    To date, according to the EPA, more than 3.5 billion pounds of carbon dioxide (CO2) emissions have been prevented through "Green Lights" efficiency upgrades. MagneTek's contribution to the effort consists of more than 5.5 million pounds of CO2 saved, as well as lesser amounts of other air pollutants. That much CO2 is roughly equivalent to the amount that would be removed from the air by 1,000 acres of trees, qualifying MagneTek for the "EPAcres" award.

    Joining MagneTek in accepting "EPAcres" awards at the Tennessee Energy & Environmental Expo in Nashville were Columbia/HCA Healthcare and Belmont University, both of which used MagneTek ballasts in their lighting upgrades.

MagneTek Motor Steers EV1

A  MagneTek electric motor is          helping to steer General Motors' EV1,
the first mass-produced electric vehicle in the United States, toward success. The electric car, developed in response to government regulations intended to reduce vehicle emissions, relies on battery power, requires no gasoline and produces no emissions.

    Power steering for the car is provided by a pump powered by a MagneTek electric motor. A control in the car senses the amount of steering torque required, activating the motor only when needed. The power-assisted, variable-effort electro-hydraulic steering system uses 65 percent less energy than conventional hydraulic systems used in gasoline-powered cars.

    MagneTek has worked with GM's Saginaw Steering Systems Division since 1991 on the project.



MagneTek Products Help

Electrify Olympic Games

Although not as visible as Michael Johnson - who became the first man in history to win both the 200 and 400 meter runs in the same Olympics - or Amy Van Dyken - who emerged from the pool with four swimming gold medals - MagneTek was a key participant in the 1996 Centennial Olympic Games in Atlanta.

    MagneTek products were used throughout the newly constructed dormitories on the campus of Georgia Tech University, where Olympic athletes lived during the two-week long competition, and at various other sites throughout the Olympic grounds.

    They included 8,000 compact fluorescent electronic ballasts used in dormitory hallways, bathrooms and kitchens; 700 Century-TM- motors for chillers and air handling units; and 150 Genesys-TM- generator sets. The gensets provided electricity at a variety of cellular phone communications stations throughout Olympic sites and venues, and emergency standby power at permanent cellular phone sites.

    Andy Quinter, national sales manager for Atlanta-based Teron Lighting, the fixture manufacturer overseeing the dorm construction, explains that he chose MagneTek ballasts because of their reputation for efficiency and reliability.

    About 400 MagneTek motors were installed in chillers, and 300 motors in air handling units throughout various Olympic venues. The motors were installed in York air conditioning products and York spokesman Mike Duguid, notes that MagneTek motors were selected because of overall value.

    BellSouth and Signal Point Systems, MagneTek's distributor in the Atlanta area, have standardized on MagneTek gensets, so it was only natural to use them at the Olympics.

Seven MagneTek Projects Honored

MagneTek lighting ballasts, motors and drives helped seven buildings earn 1996 Efficient Building Awards from Energy User News magazine. MagneTek was one of only two manufacturers honored as many times.

    The awards were presented at a ceremony in Atlanta. Each project also was featured in Energy User News.

    MagneTek products were honored in the following categories:

-   Federal Facilities: Hill Air Force Base

-   School Districts: San Diego Unified  School District

-   Colleges/Universities: SUNY at Cortland SUNY at Buffalo

-   Building Automation: Johnson & Johnson  Consumer Products, Inc.

-   Integrated Engineering: Target Stores in Fullerton, CA

-   Building Management: Rouse Company

Perspectives

Did You Know:

MagneTek electric motors are at work in seven out of nine American homes.

M agneTek
electronic power supplies are inside 10-percent of all the desktop computers in the world.

M agneTek
builds more than 35,000 electric motors every day.


MagneTek variable speed drives power the elevators in eight of the world's ten tallest buildings.
Every year, over 2,000,000,000
electronic
components are incorporated
into MagneTek
products, ranging
from drives to
power supplies.

More than a third of all the fluorescent lights in the United States, and a growing number in Europe, are operated by MagneTek ballasts.

Each year, MagneTek
uses enough magnet
wire (3,011,363 miles!)
in its products to reach to the moon and back almost seven times!

MagneTek at a glance Additional information about the products described below is available by calling 1-800-MAGNETEK or E-mailing your request to productinfo@magnetek.com.


 Product Line        Primary End Markets            Primary Market Needs*
Power Supplies     Custom power supplies      Computer, telecommunications and         Product/service reliability
                                              office machine users

                   Special purpose power      Recreational vehicle and boat owners     Product/service reliability;
                   supplies                                                            after-market availability

                   Converters and             Utilities, independent power producers;  Proven technologies and custom design
                   inverters                  electronic equipment users               capability in electronics and power
                                                                                       integration

                   Component transformers     Users of all types of electronic         Product reliability; after-market
                                              equipment                                availability

Lighting Products  Magnetic fluorescent       Building owners and operators            Product/service reliability; after-market
                   lighting ballasts                                                   availability; ease of maintenance

                   Electronic fluorescent     Building owners and operators            Energy efficiency; product/service
                   lighting ballasts                                                   reliability; reduced harmonics;
                                                                                       compatibility with lamps and controls

                   High-intensity-discharge   Building owners and operators;           Energy efficiency; product/service
                   lighting ballasts          public works                             reliability; ease of maintenance

                   Sign and neon ballasts     Building owners and operators            Product/service reliability; ease of
                                                                                       maintenance

                   Capacitors                 Lighting and motor manufacturers         Product reliability; environmental
                                                                                       compatibility

Variable-Speed     AC drives                  Building owners and operators;           Energy efficiency; product/service
                                              manufacturing Drives                     reliability; plants; machinery builders;
                                                                                       food processors flexible programmability;
                                                                                       motor compatibility

                   Drive systems              Web process machinery operators          Precise control of multiple-motor-driven
                                                                                       machinery; flexible programmability; motor
                                                                                       compatibility

                   Motor starters             Industrial plants; machinery builders    Application flexibility; energy savings

                   Custom drives              Building owners and operators;           Extreme reliability, high performance;
                                                                                       extensive mining companies technical support
                                                                                       and application knowledge

Motors/Generators  Residential fractional     Homeowners; building owners and          Product/service reliability; after-market
                   horsepower                 operators; food service                  availability

                   Commercial fractional      Building owners and operators;           Energy efficiency; product/service
                                              horsepower                               reliability; agribusiness; pool and spa
                                                                                       owners after-market availability

                   Fractional horsepower      Exercise machines; battery-powered       Light weight; quiet, dependable operation;
                   direct-current             mobile equipment; material handling      after-market availability

                   Integral horsepower        Industrial plants; building owners and   Energy efficiency; product/service
                                              operators; heavy machinery users         reliability; after-market availability

                   Generators                 Building services; construction          Reliable stand-by or supplemental power;
                                              contractors; telecommunications          remote control capability


For more financial facts about MagneTek, call 615/316-5271 and ask for our investor's Information Kit or E-mail your request to investorinfo@magnetek.com.

For a general recap of MagneTek news, views and financial data, you are cordially invited to visit our site on the worldwide web. Our Internet address is http:\\www.magnetek.com.
Primary Channels to Market


MagneTek's Competitive Advantages

Primary Competitors

Primary Channels to Market        MagneTek's Competitive Advantages                                           Primary Competitors
Electronic equipment              Close relationships with leading manufacturers; proven designs; access to   Astec; Zytec; Vicorp;
                                  service manufacturers  and technical assistance; technical innovation;      Computer Products
                                  international manufacturing capability

Recreational vehicle builders;    Close relationships with leading RV builders; proven designs; access to     Todd Engineering
                                  service and  RV equipment distributors technical assistance; extensive distributor network; technical innovation

Pollution control and renewable   Extensive experience in converter/inverter design and electronic            Toshiba
energy-source equipment builders  integration, resulting in cost-effective products and consistent manufacturability

Electronic equipment               Broad product line; custom design/manufacturing capability; extensive      Basler; SNC; Signal
manufacturers; distributors        distribution network; technical support

Lighting fixture manufacturers;    Full product line; large installed base; close relationships with fixture  Advance Transformer
distributors                       manufacturers; extensive distributor network; technical innovation

Lighting fixture manufacturers;    Product reputation and reliability; 5-year warranty; full product line;    Advance Transformer;
                                   technological distributors leadership; access to service and technical     Motorola
                                   assistance; technical innovation

Fixture manufacturers;             Close relationships with fixture manufacturers; on-time delivery; acsess   Advance Transformer;
                                   to service distributors and technical assistance; full product line        Deltona

Sign manufacturers; distributors   Close relationships with sign distributors and manufacturers;              Advance Transformer;
                                   full product line; multi-purpose models enable inventory savings           France Mfg. Co.

Direct to manufacturers            Close relationship with leading ballast and motor manufacturer (MagneTek); Aerovox; GE patented technology; product reliability; environmental compatibility

HVAC/R** manufacturers and         Product/service reliability; compact size, low noise and light weight;     Allen Bradley;
contractors; industrial            motor compatibility; strong technical support; leading technology          Toshiba; ABB; Baldor
distributors

Process line builders; systems     AC, DC and servo-systems capability; motor/drive package availability;     Reliance; Control
                                   integrators strong technical support; technical innovation                 Techniques

Machinery builders;                Energy efficiency; application flexibility; proven designs; strong         Allen Bradley; Furnas
                                   technical support sales agents; distributors

Elevator and mining                Product/service reliability; extensive application experience; customer    GE; ABB
equipment builders                 commitment; proven capability

HVAC/R equipment                   Performance and durability; broad product offering; custom                 Emerson; GE;
                                   design/manufacturing manufacturers; distributors capability; extensive     A.O. Smith; FASCO
                                   distributor network

HVAC/R manufacturers; pump and     Energy efficiency; product reliability; strong application engineering     GE; Emerson; Baldor;
compressor builders; distributors  capability; extensive distributor network; new products                    A.O. Smith; Leeson

Equipment manufacturers;           Proven designs; broad application flexibility; custom                      Baldor; Leeson;
industrial resellers               design/manufacturing capability; access to service and technical           Pacific Scientific;
                                   assistance                                                                 Reliance

HVAC/R contractors; machinery      Energy efficiency; product reliability; strong application engineering     Baldor; GE; Reliance;
builders; distributors             capability; extensive distributor network; 24-hour delivery;               U.S. Electric Motor;
                                   ac-drive compatible                                                        Marathon

Caterpillar Inc.                   Close relationship with leading equipment builder; product/service         Onan; Kohler;
                                   reliability; strong technical support; remote control capability;          Generac; Kato;
                                   special models for co-generation                                           Emerson


View point

Secrets of a Diamond Prospector
By Robert W. Murray, Contributing Editor


Since its inception on November 1, 1995, the Oakmark Small Cap Fund has outperformed the Russell 2000 Small Cap Index nearly two to one, with an annualized return of 43 percent as of July 31, 1997. During this period, the Oakmark Small Cap Fund -- indeed, the whole Oakmark family of funds -- has gained national recognition. Steven Reid, portfolio manager, and Henry Berghoef, senior research analyst from Chicago-based Harris Associates, the advisor to the Oakmark funds, with over $15 billion under management, offered their thoughts on investment philosophy.

    First, as the Fund's name states, it invests primarily in companies with small market capitalizations -- $100 million to $1 billion.* Whether new or simply overlooked by what Reid refers to as "the thundering herd" of investors, Oakmark's holdings are typically diamonds in the rough. They include orphaned corporate spin-offs and former leveraged buy-outs, as well as restructuring situations.

    The key is underexploited value. "We look for companies that are trading at a substantial discount to their underlying value -- that is, what a rational person would be willing to pay for the whole company," explains Reid.

    "We talk directly to their managements. We look for depth -- one person doesn't make a company. We look for quality -- how management allocates capital, how their personal interests align with shareholders' interests. And we talk to their competitors," adds Berghoef. "If their competitors are impressed with them, it's a good sign."

    The Fund's diamonds are literally in the rough. "Our companies don't make headlines. They are usually buried in the back of the Wall Street Journal," Reid says. "Often, they're traditional manufacturing companies. We're not faddish investors. We don't own companies trading on hype or dependent on products on the come -- like biotechnology or drugs in phase-three testing. Today's technology is tomorrow's obsolescence," he avers. "Rather than guess what the new chip might be, we look for companies that will be the beneficiaries of technology -- in the form of lower production costs, faster delivery or better service."

    Once the Fund has mined its diamonds, Reid likes to hold them for the long term. "We allocate capital to our investments the way the companies we invest in allocate capital to their businesses. We do it for the long term, so we have very low turnover. Our ideal situation is one where our inventory (of investments) doesn't need to be replenished -- which minimizes the cost of commissions, price impacts and taxable events."

    Where does the fund uncover these gems? "A lot of our success in the stock market is based on our store of knowledge," states Berghoef. "We've been in this business for a long time, we've built up extensive networks, and we think independently. We don't reject Wall Street's rejects. We do our own analysis, we make up our own minds, and we're not afraid to lean against the wind." There is often some luck involved, but you have to lay the foundation for your luck, Reid points out. @

* The Oakmark Small Cap Fund has been a major MagneTek shareholder since May, 1996.


Selected Financial Data

Statement of Income Data

For the years ended June 30,
(Amounts in thousands,
except per share data)                          1997           1996**         1995**         1994**         1993
--------------------------------------------------------------------------------------------------------------------
Net sales                                   $1,190,540     $1,161,625     $1,202,536     $1,133,126     $1,119,392
Income (loss):
  Continuing operations                         28,751        (94,164)        21,496        (16,942)        19,263
  Discontinued operations                            -              -        (14,400)       (28,503)         7,770
  Extraordinary item                            (4,676)             -         (4,820)             -              -
  Cumulative effect of
    accounting changes                               -              -              -              -        (48,734)
Net income (loss)                               24,075        (94,164)         2,276        (45,445)       (21,701)
--------------------------------------------------------------------------------------------------------------------
Per common share--primary:
  Income (loss) from continuing
    operations before extraordinary
    item and cumulative effect of
    accounting changes                      $     1.09     $    (3.78)    $     0.87     $    (0.69)    $     0.78
  Net income (loss)                         $     0.91     $    (3.78)    $     0.09     $    (1.84)    $    (0.87)
Per common share--fully diluted:
  Income (loss) from continuing
    operations before extraordinary
    item and cumulative effect of
    accounting changes                      $     1.03     $        *     $     0.84  $           *     $      .73
  Net income (loss)                         $     0.88     $        *     $        *  $           *     $        *
--------------------------------------------------------------------------------------------------------------------


 * Per share amounts on a fully diluted basis are omitted as such amounts are anti-dilutive in relation to primary per share amounts.

** Losses from continuing operations for the years ended June 30, 1996 and 1994 include pretax charges aggregating $79,717 and $33,871. Charges in fiscal 1996 reflect costs associated with repositioning operations primarily for severance, termination benefits, warranty and asset write-downs related to facility closures and consolidations. Also, in review of the Company's deferred tax asset in accordance with FASB No.109, a $14,700 charge was incurred in fiscal year 1996. Fiscal 1994 restructuring reserves related to costs related to potentially excess or obsolete inventory, as well as severance and relocation costs related to the Company's electronic ballast product line. In addition, those reserves included expenses to relocate and consolidate operating and administrative locations. Loss from discontinued operations includes after tax charges of $14,400 and $25,041 for the years ended June 30, 1995 and 1994, respectively, reflecting estimated losses on disposition.



Balance Sheet Data

As of June 30,
(Amounts in thousands)                        1997             1996**         1995**         1994**        1993
--------------------------------------------------------------------------------------------------------------------
Total assets                               $   654,548    $   678,774    $   857,168    $   931,358    $   995,359
Long-term debt,
    including current portion                  243,945        322,023        448,467        523,779        523,301
Common stockholders' equity                    102,223         41,558        117,278        113,082        163,029
--------------------------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

During the year ended June 30, 1997, the Company's operating results and financial condition reflected substantial improvement. Even excluding the effects of certain repositioning and other charges recorded during fiscal 1996, profits and margins were up significantly on a slight increase in net sales. The improved results reflect benefits associated with a number of consolidation and cost reduction actions initiated during fiscal 1996 and continuing into fiscal 1997, resulting in a reduction in the Company's fixed cost base, primarily in the Lighting Products segment. The Company continues to review opportunities for further improvements in its operating costs, product quality and manufacturing flexibility. A number of programs have been or will be initiated which, over the next three years, will result in i) the outsourcing of certain components and operations which have historically been produced or performed internally; ii) a continued reduction in factory space and fixed costs through consolidation of manufacturing operations; iii) the establishment of Six Sigma quality objectives throughout the Company and iv) a comprehensive upgrade in information technology and communication systems over the next three fiscal years at a cost currently estimated between fourteen and seventeen million dollars. The Company believes it will realize substantial savings from these actions, however, during fiscal 1998, the costs to implement the actions will likely offset related benefits. Subsequent to fiscal 1998, implementation costs are expected to decline as benefits accelerate.

Solid improvement in the Company's financial condition was also achieved during fiscal 1997. The Company's long-term debt balance declined $78.1 million during the fiscal year, to $243.9 million from $322.0 million at the end of the prior fiscal year. The debt reduction resulted from the return to profitabilty in fiscal 1997, a continued reduction in working capital--most notably inventories, and the conversion of $35.4 million (out of a total of $75.0 million) of the Company's Convertible Notes in June, 1997 (see Note 4). Shareholders' equity increased $60.6 million, to $102.2 million from $41.6 million, as a result of the fiscal 1997 net income and the conversion of the Convertible Notes into common stock. The Company also refinanced its 10 3/4% Subordinated Debentures with lower cost borrowings under an amended Bank Loan Agreement (see Note 4).

On August 28, 1997, the Company announced an agreement with General Electric Company ("GE") wherein GE will become the exclusive distributor in North America of the Company's linear electronic ballasts. The product will be co-branded with the MagneTek and GE names. The Company will continue to sell magnetic and HID ballasts through its traditional market channels and linear electronic ballasts directly to OEM customers. The agreement also contemplates possible future joint product development for electronic lighting products

The Company is also actively expanding its marketing/sales presence in the Asia Pacific region. The Company believes that growth in this area of the world provides an opportunity to increase sales of its products.

In the fourth quarter of fiscal 1996, the Company established reserves reflecting anticipated costs associated with operational repositioning as well as estimated increases in warranty and other costs (see Note 2). In fiscal 1997, charges to these reserves were consistent with the Company's original expectation and remaining reserves appear adequate to meet the projected future charges.

The Company currently operates in three business segments: Motors and Controls, which includes fractional and integral horsepower electric motors, medium voltage generators and electronic variable speed drives; Lighting Products, including magnetic and electronic lighting ballasts; and Power Supplies, including electronic power supplies and small transformer products.

RESULTS OF OPERATIONS

Net Sales and Gross Profit

Net sales increased 2.5% in fiscal 1997, to $1.191 billion from $1.162 billion in fiscal 1996. The increase followed a 3.4% decline in sales in fiscal 1996 versus fiscal 1995 results. Net sales in the Motors and Generators segment increased 3% in fiscal 1997 due primarily to commercial and residential fractional horsepower motors and drives sales. Segment revenues increased 3% in fiscal 1996 over fiscal 1995 due to stronger generator and drives sales. Net sales in the Lighting Products segment increased 5% in fiscal year 1997 due to growing compact fluorescent sales. Lighting Products segment results improved from the 17% drop in fiscal 1996 results versus fiscal 1995 when both magnetic and electronic ballast revenues declined. Net sales in the Power Supplies segment declined 5% due to the sale of a transformer business. Adjusting for the sale, Power Supplies sales were comparable to the year earlier results. Segment revenue had increased 28% in fiscal 1996 from fiscal 1995 due to expanded sales of electronic power supplies, primarily due to increased penetration of the telecommunications market.

The Company's gross profit increased to $239.9 million in fiscal 1997 from $156.6 million in fiscal 1996. While all segments participated in the improvement, the Lighting Products segment contributed significantly due to improved sales volume and the positive effect of increased production levels as well as the continued transition to lower cost manufacturing locations. Gross profit in fiscal 1996 included charges aggregating $43.3 million reflecting costs associated with repositioning operations and estimated warranty and other costs. Excluding those charges, gross profits in fiscal 1996 declined over 16% from fiscal 1995 due to substantially lower gross profits in the Lighting Products segment.

Operating Expenses

Selling, general and administrative (SG&A) expense was $159.9 million (13.4% of net sales) in fiscal 1997 compared to $164.9 million (14.2% of net sales) in fiscal 1996. In fiscal 1996, results included $7.2 million of repositioning expenses (largely severance and termination benefits). Excluding these charges, fiscal 1997 SG&A expense increased slightly from 1996 but declined when expressed as a percent of net sales. Excluding the fiscal 1996 repositioning charges, SG&A expense was 13.4%, 13.6% and 13.7% of net sales in fiscal 1997, 1996 and 1995 respectively. While the Company continues to review opportunities to reduce support costs, expenses associated with upgrades in information systems, quality programs and organizational capability will limit the ability to reduce SG&A expense in fiscal 1998.

Interest and Other Expenses


Interest expense declined to $27.8 million in 1997 from $31.6 million in fiscal 1996 and $34.4 million in fiscal 1995. Debt levels were reduced due to improvements in accounts receivable and inventory turnovers and efficient management of its capital spending. The Company also converted to equity $35.4 million of its 8% Convertible Notes which will further reduce ongoing interest expense. The Company repurchased the majority of its 10 3/4% Subordinated Debentures using available capacity under its Bank Loan Agreement with lower available interest rates (see Note 4). Both transactions occurred in the fourth quarter of fiscal 1997 and will have a full effect in fiscal 1998. Other expense in fiscal 1997 was $4.3 million as compared to $5.7 million and $4.6 million in fiscal 1996 and 1995 respectively.

Net Income (Loss)

In fiscal 1997, the Company recorded income of $28.8 million or $1.09 per share on a primary basis before an extraordinary charge of $4.7 million associated with the extinguishment of the majority of its Subordinated Debentures. Including the extraordinary charge, the Company reported net income of $24.1 million or $.91 per share on a primary basis. Comparable results on a fully diluted basis for 1997 were $1.03 per share and $.88 per share respectively. In fiscal 1996, the Company recorded a net loss of $94.2 million or $3.78 per share, compared to income from continuing operations of $21.5 million or $.87 per share ($.84 per share, fully diluted) and net income of $2.3 million or $.09 per share in fiscal 1995. Results for the Company in fiscal 1996 were adversely affected by charges for repositioning operations, warranty and other expenses and asset write-downs. Exclusive of the repositioning charges in fiscal 1996, a pre-tax profit would have been achieved. The effective tax rate for fiscal 1996 was impacted by a variety of factors, including the inability to reflect tax benefits for losses incurred at the Company's German operation and a $38.9 million increase to the valuation reserve for deferred taxes.

Liquidity and Capital Resources

Long term borrowings outstanding as of June 30, 1997 (including the current portion) were $244 million, reduced from $322 million as of June 30, 1996 and $448 million as of June 30, 1995. The reduction in fiscal 1997 resulted from improved profitability, effective working capital management and lower capital spending. In addition, the Company, on June 23, 1997, called $35.4 million out of $75 million of its Convertible Notes which were converted by the holders of the Notes into equity. The Company also tendered for the majority of its 10 3/4% Subordinated Debentures and substituted lower interest rate debt (see Note 4). In June of fiscal 1997, the Company entered into an amended Bank Loan Agreement which provides up to $350 million of borrowings under a revolving loan facility versus the $170 million capacity previously available. As of June 30, 1997, the Company had available borrowings of $157 million under this agreement. The Bank Loan Agreement expires in 2002 and along with internally generated cash flows, provides adequate financing capability for shorter term debt requirements.

Cash outflow in connection with the Company's repositioning program approximated $11 million in fiscal 1997 and is not expected to exceed $20 million in fiscal 1998. In addition, the Company may be subject to certain potential environmental and legal liabilities (see Note 7).


Consolidated Statements of Income

For the years ended June 30,
(Amounts in thousands, except per share data)                                           1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                                                           $1,190,540     $1,161,625     $1,202,536
Cost of sales                                                                          950,617      1,005,004        962,900
Gross profit                                                                           239,923        156,621        239,636
Selling, general and administrative expenses                                           159,859        164,930        164,280
Provision for impairment of long-lived assets                                                -         29,212              -
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                                           80,064        (37,521)        75,356
Interest expense                                                                        27,825         31,591         34,398
Other expense, net                                                                       4,288          5,652          4,562
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before provision
  for income taxes and extraordinary item                                               47,951        (74,764)        36,396
Provision for income taxes                                                              19,200         19,400         14,900
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before extraordinary item                      28,751        (94,164)        21,496
Loss on disposal of discontinued operations (net of tax benefit)                             -              -        (14,400)
Extraordinary item--loss on early extinguishment of debt
  (net of tax benefit)                                                                  (4,676)             -         (4,820)
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $   24,075     $  (94,164)    $    2,276
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Per common share primary:
  Income (loss) from continuing operations before extraordinary item
    and cumulative effect of accounting changes                                     $     1.09     $    (3.78)    $     0.87
  Loss from discontinued operations                                                          -              -          (0.58)
  Extraordinary item                                                                     (0.18)             -          (0.20)
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $     0.91     $    (3.78)    $     0.09
Per common share fully diluted:
  Income (loss) from continuing operations before extraordinary item                $     1.03     $        *     $     0.84
  Loss from discontinued operations                                                          -              -              *
  Extraordinary item                                                                     (0.15)             -              *
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $     0.88     $        *     $        *
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


* Per share amounts on a fully diluted basis have been omitted as such amounts are anti-dilutive in relation to primary per share amounts.

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Balance Sheets

As of June 30,
(Amounts in thousands, except share and per share data)                            1997                     1996
--------------------------------------------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------------------------------------------
Current assets:
  Cash                                                                         $    6,138                 $    871
  Accounts receivable, less allowance for doubtful accounts of $5,168 in 1997
    and $5,428 in 1996                                                            191,011                  201,814
  Inventories                                                                     181,014                  203,265
  Deferred income taxes                                                            12,888                   12,888
  Prepaids and other assets                                                        16,088                   14,014
--------------------------------------------------------------------------------------------------------------------
Total current assets                                                              407,139                  432,852
--------------------------------------------------------------------------------------------------------------------
Property, plant and equipment:
  Land                                                                              3,139                    3,267
  Buildings and improvements                                                       56,264                   56,094
  Machinery and equipment                                                         348,594                  324,137
--------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation and amortization                                    231,627                  207,079
--------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                 176,370                  176,419
--------------------------------------------------------------------------------------------------------------------
Goodwill, less accumulated amortization of $8,952 in 1997 and $7,985 in 1996       30,741                   30,668
Deferred financing costs, intangible and other assets
  less accumulated amortization of $22,395 in 1997 and $19,521 in 1996             40,298                   38,835
--------------------------------------------------------------------------------------------------------------------
                                                                                 $654,548                 $678,774
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



Consolidated Balance Sheets

As of June 30,
(Amounts in thousands, except per share and per share data)                          1997                     1996
--------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable                                                              $  97,060                 $104,273
  Accrued liabilities                                                             119,755                  126,399
  Current portion of long-term debt                                                 3,109                    2,895
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                         219,924                  233,567
--------------------------------------------------------------------------------------------------------------------
Long-term debt, net of current portion                                            240,836                  319,128
Other long-term obligations                                                        71,273                   71,633
Deferred income taxes                                                              20,292                   12,888

Commitments and contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized
  28,259,000 and 25,462,000 shares issued and outstanding                             282                      255
Additional paid-in capital                                                        129,151                   89,609
Accumulated deficit                                                               (10,139)                 (34,214)
Cumulative translation adjustment                                                 (17,071)                 (14,092)
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        102,223                   41,558
--------------------------------------------------------------------------------------------------------------------
                                                                                 $654,548                 $678,774
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



Consolidated Statements of Stockholders' Equity



                                             Common stock              Additional                  Cumulative         Minimum
(Amounts in thousands,                -----------------------------     paid-in      Accumulated   translation        pension
except share data)                       Shares            Amount       capital        Deficit      adjustment       liability
------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994                 24,205,000           $242      $  76,364       $ 57,674       $(16,561)       $(4,637)
------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                 455,000              5          4,778              -              -              -
Restricted stock grant                     20,000              -              -              -              -              -
Translation adjustment                          -              -              -              -          1,434              -
Minimum pension liability                       -              -              -              -              -         (4,297)
Net Income                                      -              -              -          2,276              -              -
------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995                 24,680,000           $247      $  81,142       $ 59,950       $(15,127)       $(8,934)
------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                  32,000              -            172              -              -              -
Restricted stock grant                          -              -          1,834              -              -              -
Pension Plan contribution                 750,000              8          6,461              -              -              -
Translation adjustment                          -              -              -              -          1,035              -
Minimum pension liability                       -              -              -              -              -          8,934
Net loss                                        -              -              -        (94,164)             -              -
------------------------------------------------------------------------------------------------------------------------------
Balance, June 30,1996                  25,462,000           $255      $  89,609       $(34,214)      $(14,092)             -
------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                 332,000              3          3,434              -              -              -
Restricted stock grants                   252,000              2            634              -              -              -
Debt conversion                         2,213,000             22         35,474              -              -              -
Translation adjustment                          -              -              -              -         (2,979)             -
Net income                                      -              -              -         24,075              -              -
------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997                 28,259,000           $282       $129,151       $(10,139)      $(17,071)             -
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



Consolidated Statements of Cash Flows

For the years ended June 30,
(Amounts in thousands)                                                     1997           1996           1995
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Income (loss) from continuing operations                             $ 28,751       $(94,164)      $ 21,496
--------------------------------------------------------------------------------------------------------------
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided by operating activities:
    Depreciation and amortization                                        38,431         40,041         38,680
    Restructuring charges                                                     -         50,505              -
    Provision for impairment of long-lived assets                             -         29,212              -
    Changes in operating assets and liabilities of continuing operations 22,558         43,494        (50,976)
--------------------------------------------------------------------------------------------------------------
Total adjustments                                                        60,989        163,252        (12,296)
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                89,740         69,088          9,200
--------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of businesses and assets                             2,679         92,149        105,644
  Capital expenditures                                                  (33,245)       (40,515)       (43,895)
  Other investments                                                      (2,382)            37          1,853
--------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                     (32,948)        51,671         63,602
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Borrowings under bank and other long-term obligations                  80,594              -         81,217
  Proceeds from issuance of common stock                                  3,413            172          3,736
  Repayment of bank and other long-term obligations                    (129,985)      (126,444)      (171,000)
  Increase in deferred financing costs                                   (1,323)          (500)        (5,446)
--------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                   (47,301)      (126,772)       (91,493)
--------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) continuing operations                      9,491         (6,013)       (18,691)
--------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) discontinued operations                   (4,224)         6,573         11,989
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                           5,267            560         (6,702)
Cash at beginning of year                                                   871            311          7,013
--------------------------------------------------------------------------------------------------------------
Cash at end of year                                                   $   6,138      $     871      $     311
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.


Notes To Consolidated Financial Statements

(All amounts in the notes to consolidated financial statements are expressed in thousands, except share and per share data.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of MagneTek, Inc. and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the fiscal 1996 financial statements to conform to the current year presentation.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Revenue Recognition

The Company's policy is to record and recognize sales only upon shipment.


Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.


Property, Plant and Equipment

Additions and improvements are capitalized at cost, whereas expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided over the estimated useful lives of the respective assets principally on the straight-line method (normally five to ten years).


Accounting For Stock Options

As permitted under Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB25), and related interpretations, in accounting for stock based awards to employees. Under APB 25, the Company recognizes no compensation expense with respect to such awards. The Company has adopted the disclosure-only option under SFAS No.123.


Research and Development

Expenditures for research and development are charged to expense as incurred and aggregated $23,600, $21,500 and $23,600 for the years ended June 30, 1997, 1996, and 1995, respectively.

Deferred Financing Costs, Intangible and Other Assets

Costs incurred to obtain financing are deferred and amortized principally on a debt-outstanding method over the term of financing acquired. Amortization expense relating to deferred financing costs was $2,874, $2,351 and $2,425 for the years ended June 30, 1997, 1996 and 1995, respectively. Goodwill is being amortized using the straight-line method over a forty-year period. The Company assesses the recoverability of goodwill based upon several factors, including management's intention with respect to the operations to which the goodwill relates and those operations' projected future income and undiscounted cash flows. Write-downs of goodwill are recognized when it is determined that the value of such asset has been impaired. Amortization expense relating to goodwill was $967, $995, and $985 for the years ended June 30, 1997, 1996, and 1995, respectively. Amortization expense relating to deferred financing costs and goodwill is included in the Consolidated Statements of Income as other expense.


Income Taxes

Income taxes are provided based upon the results of operations for financial reporting purposes and include deferred income taxes applicable to timing differences between financial and taxable income.

Federal income taxes are not provided currently on undistributed earnings of foreign subsidiaries since the Company presently intends to reinvest any earnings overseas indefinitely.


Earnings Per Share

Primary earnings per share are computed based upon the weighted average number of common and common equivalent (principally stock options) shares outstanding.

Fully diluted earnings per share are computed based upon the weighted average number of common and common equivalent shares outstanding including the effect of additional shares related to the Company's Convertible Notes as if conversion to common shares had occurred at the beginning of the fiscal year. Earnings have also been adjusted for interest expense on the Convertible Notes.

In June of 1997, holders converted $35,410 of the Convertible Notes to shares of common stock. Had the conversion taken place at the beginning of fiscal 1997, primary earnings per share for the year would not have been materially different.


Fiscal Year

The Company uses a fifty-two, fifty-three week fiscal year which ends on Sunday nearest June 30. For clarity of presentation, all periods are presented as if the year ended on June 30. Fiscal years 1997, 1996 and 1995 contained 52 weeks.

2. REPOSITIONING COSTS AND DISCONTINUED OPERATIONS

In fiscal 1996, as a result of significant declines in sales and profit margins in both electronic and magnetic ballasts, the Company initiated a review and analysis of actions to reduce costs and improve future flexibility and profitability, focused to a large extent in its lighting products business. Subsequent to review and approval by the Company's Board of Directors, certain reserves were established and charges recorded in the year ended June 30, 1996. These charges were associated with a variety of repositioning actions and included severance, termination benefits and asset write-downs related to facility closures. Reserves were also established for estimated increases in warranty (primarily related to the electronic ballast product line) and other costs. Charges recorded in connection with these reserves and asset write-downs related primarily to the Lighting Products segment and aggregated $79,717 of which $43,337 is included in cost of goods sold and $7,168 in selling, general and administrative expense. Asset write-downs of $29,212 are included separately within the caption "Provision for impairment of long-lived assets" and were determined in accordance with FASB No. 121. Of the $50,505 included in cost of goods sold and SG&A expense, approximately $28,700 related to warranty, $17,900 to severance and termination benefits and $3,900 in other costs. In fiscal 1997, cash outflows associated with these repositioning charges aggregated $11,000 with $4,900 related to warranty, $3,700 in severance and termination benefits and $2,400 million in plant and other repositioning charges. The Company estimates that cash requirements will not exceed $20,000 in fiscal 1998. At this time the Company believes that the reserves established in 1996 are adequate to cover the remaining liabilities anticipated from the repositioning and other actions.

In July of 1994, the Company's Board of Directors adopted a formal plan of disposal for certain businesses in connection with an overall restructuring program designed to focus the Company's resources on its core product lines and reduce debt. The operations to be disposed of comprised the Company's utility, military, industrial controls and custom motor product lines. The businesses identified for divesture have been classified as discontinued operations in the accompanying financial statements. During the year ended June 30, 1996, the Company completed the sale of substantially all remaining discontinued operations. Total net proceeds from the inception of the disposal program through June 30, 1996 aggregated over $200,000 and were used to repay debt. In fiscal 1997, the Company incurred net cash outlays of $4,224 (primarily legal and environmental costs) related to "discontinued operations." The Company believes that future expenditures will not be material.

During the fiscal year ended June 30, 1995, the Company provided for additional losses on disposal of discontinued operations, net of tax benefit of $7,200, in the amount of $14,400. The additional provision was required primarily due to lower than anticipated sales proceeds primarily associated with the sale of utility segment businesses and higher than anticipated operating losses prior to the sale of these and other discontinued operations. The tax benefits recorded in connection with these losses are less than the benefits computed using statutory rates due to the disallowance (for tax purposes) of a portion of the losses on the sale of certain discontinued operations.

The operating results of the discontinued operations are as follows:


Year ended June 30                                                 1997             1996          1995
----------------------------------------------------------------------------------------------------------
Net sales                                                       $        -       $ 92,712      $ 246,021
Income (loss) before provision for income taxes                          -            138        (12,369)
Provision (benefit) for income taxes                                     -            500         (4,700)
----------------------------------------------------------------------------------------------------------
Loss of discontinued operations                                 $        -       $   (362)     $  (7,669)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


Results of discontinued operations for the years ended June 30, 1996 and 1995 were charged to reserves established in connection with the provisions for estimated losses on disposal provided in fiscal years 1994 and 1995. A portion of the Company's interest expense has been allocated to the results of discontinued operations based upon the ratio of the net assets of discontinued operations to the total net assets of the Company. Total interest expense allocated to discontinued operations and included in the results above was $2,975 and $10,788 for the years ended June 30, 1996 and 1995.


3. INVENTORIES

Inventories at June 30, consists of the following:


                                                          1997           1996
-------------------------------------------------------------------------------
Raw materials and stock parts                        $  55,584      $  60,018
Work-in-process                                         40,343         46,354
Finished goods                                          85,087         96,893
-------------------------------------------------------------------------------
                                                      $181,014       $203,265
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

4. LONG-TERM DEBT AND BANK BORROWING ARRANGEMENTS

Long-term debt at June 30, consists of the following:


                                                                                  1997            1996
----------------------------------------------------------------------------------------------------------
Revolving bank loans                                                             $184,026       $103,432
10.75 percent Senior Subordinated Debentures, interest payable
  semi-annually, due November 15, 1998                                              3,035        125,000
8 percent Convertible Subordinated Notes, interest payable semi-annually, convertible into 2,474,375 and 4,687,500 shares of common stock,
  in fiscal 1997 and 1996 respectively, due September 2001                         39,590         75,000
Miscellaneous installment notes, capital leases and other obligations at rates
  ranging from 6.5 percent to 10.75 percent, due through 2002                      17,294         18,591
----------------------------------------------------------------------------------------------------------
                                                                                  243,945        322,023
Less current portion                                                                3,109          2,895
----------------------------------------------------------------------------------------------------------
                                                                                 $240,836       $319,128
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


Bank Borrowing Arrangements

On June 20, 1997, the Company entered into an amended agreement with a group of banks (Bank Loan Agreement) that have committed to lend up to $350,000 under a revolving loan facility through June, 2002. Borrowings under the credit facility bear interest at the bank's prime lending rate or, at the Company's option, the London Interbank Offered Rate plus three quarters percent. These rates may be reduced or increased based upon the level of certain debt-to-cash flow ratios. At June 30, 1997, borrowings under the Bank Loan Agreement bore interest at a weighted average rate of approximately 6.6%. The Company is required to pay a commitment fee of .225 percent on unused commitments.

Borrowings under the Bank Loan Agreement are secured by domestic accounts receivable and inventories and by the capital stock of certain of the Company's subsidiaries. The Bank Loan Agreement contains certain provisions and convenants which, among other things, restrict the payment of cash dividends on common stock, limit the amount of future indebtedness and require the Company to maintain specific levels of net worth and cash flow.

The Company's European subsidiaries have certain limited local borrowing arrangements to finance working capital needs. Borrowings under these arrangements are secured by accounts receivable and inventories of the respective subsidiaries. The Company has provided parent guarantees to the local banks which provide the related financing.

Senior Subordinated Debentures

On June 27, 1997, the Company completed a tender for its 103_4 percent Senior Subordinated Debentures ("Debentures") leaving $3,035 of the Debentures outstanding. The Debentures are not redeemable by the Company prior to maturity in November, 1998 and are subordinated to borrowings under the Bank Loan Agreement.

As a result of the tender offer, the indenture governing the remaining Debentures was modified to eliminate substantially all restrictive covenants.

Convertible Subordinated Notes

The 8 percent Convertible Subordinated Notes ("Convertible Notes") are redeemable at the option of the Company, in whole or in part, at prices set forth in the indenture, and at the option of the holder, are convertible into common stock of the Company at $16.00 per share at anytime prior to maturity in September, 2001.

On June 23, 1997, holders of the Convertible Notes converted $35,410 of the Convertible Notes to 2,213,067 shares of common stock as a result of a partial call of the Convertible Notes by the Company.

Aggregate principal maturities on long-term debt outstanding at June 30, 1997 are as follows:


         Year ended June 30
         -----------------------------------------------------------------
         1998                                                     $  3,109
         1999                                                        7,239
         2000                                                        3,387
         2001                                                        2,166
         2002                                                      225,503
         Thereafter                                                  2,541
         -----------------------------------------------------------------

5. FAIR VALUES OF FINANCIAL INSTRUMENTS

The recorded amounts and estimated fair value of the Company's significant financial instruments as of June 30, 1997 were as follows:

                                                 Carrying Amount     Fair Value
--------------------------------------------------------------------------------
8 percent Convertible Subordinated Notes              $39,590         $41,965
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Fair values of long-term debt are estimated based on quoted market prices or through broker quotations. The carrying amounts of certain financial instruments such as cash, annuity contracts and borrowings under short-term revolving credit agreements approximate their fair values.

The Company enters into futures contracts to provide an economic hedge against fluctuations in copper prices. Gains and losses are recorded in cost of sales as the related purchased copper is incorporated into finished products and sold. Unrealized gains on open contracts at June 30, 1997 were not material to the Company's results of operations. The Company also participates in certain foreign exchange contracts to minimize its risk of loss from fluctuation in exchange rates. Unrealized gains on open forward exchange contracts were not material to the Company's results of operations at June 30, 1997. In combination with the amended Bank Loan Agreement (see Note 4), the Company has entered into certain interest rate swaps in connection with the management of its exposure to fluctuation in interest rates. Gains or losses from terminated contracts are amortized over the period of the original contract.


6. INCOME TAXES

Income tax expense (benefit) is allocated in the financial statements as follows:


Year ended June 30                                                  1997            1996           1995
----------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary item        $19,200        $19,400        $14,900
Extraordinary item                                                  (3,250)             -         (3,200)
----------------------------------------------------------------------------------------------------------
Income tax expense attributable to continuing operations           $15,950        $19,400        $11,700
Discontinued operations                                                  -              -         (7,200)
----------------------------------------------------------------------------------------------------------
Total                                                              $15,950        $19,400        $ 4,500
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

The expense for income taxes applicable to continuing operations is as follows:

Year ended June 30                                                  1997           1996            1995
----------------------------------------------------------------------------------------------------------
Current:
  Federal                                                         $  1,279       $    899       $  3,575
  State                                                              1,184          1,172          1,529
  Foreign                                                            6,083          3,444          1,419
Deferred:
  Federal                                                            4,786         10,358          5,603
  State and Foreign                                                  2,618          3,527           (426)
----------------------------------------------------------------------------------------------------------
                                                                   $15,950        $19,400        $11,700
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


A reconciliation of the Company's effective tax rate to the statutory Federal tax rate for income from continuing operations before extraordinary items is as follows:



                                                               1997                 1996                    1995
                                                          --------------------------------------------------------------
Year ended June 30                                        Amount       %         Amount       %         Amount        %
------------------------------------------------------------------------------------------------------------------------
Provision (benefit) computed at the statutory rate       $16,783    35.0       $(26,167)  (35.0)       $12,739     35.0
State income taxes, net of federal benefit                 1,338     2.7          1,990     2.7          1,975      5.4
Foreign tax rates in excess of federal statutory rate      4,434     9.3          4,283     5.7            108      0.3
Increase (decrease) in valuation allowance for
  deferred tax assets                                    (11,904)  (24.8)        38,908    52.0              -        -
Provision for additional taxes                             7,933    16.5              -       -              -        -
Other--net                                                   616     1.3            386     0.5             78      0.2
------------------------------------------------------------------------------------------------------------------------
                                                         $19,200    40.0       $ 19,400    25.9        $14,900     40.9
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


Income (loss) before provision for income taxes of the Company's foreign subsidiaries was approximately $9,703, $50 and $(1,000) for the years ended June 30, 1997, 1996 and 1995.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets for continuing operations as of June 30, 1997 and 1996 follows:


Year ended June 30                                                                             1997           1996
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and amortization (including differences in the basis of acquired assets)     $30,530        $21,453
  Inventory methods and other                                                                     -          2,534
-------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                               30,530         23,987
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Postretirement medical benefit obligation                                                  21,654         24,255
  Warranty reserves                                                                          11,601         16,772
  Inventory and other reserves (including restructuring)                                     16,875         21,868
-------------------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                                              50,130         62,895
-------------------------------------------------------------------------------------------------------------------
Less valuation allowance                                                                    (27,004)       (38,908)
-------------------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                                  $ 7,404       $      -
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------



The Company has established the above valuation allowance for deferred tax assets based upon a review and determination that the deferred tax assets are currently not likely to be fully realized.

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities and machinery and equipment primarily under operating lease arrangements. Future minimum rental payments under noncancelable operating leases as of June 30, 1997 total $41,853 and are payable in future fiscal years as follows: $10,380 in 1998; $8,019 in 1999; $6,654 in 2000; $4,275 in 2001; $3,549 in 2002 and $8,976 thereafter.

Rent expense for the years ended June 30, 1997, 1996 and 1995, was $14,988, $15,766 and $18,769 respectively.

Litigation--Product Liability

The Company is a party to a number of product liability lawsuits, many of which involve fires allegedly caused by defective ballasts. All of these cases are being defended by the Company's insurers, and management believes that its insurers will bear all legal costs and liability, except for applicable deductibles, and that none of these proceedings individually or in the aggregate will have a material effect on the Company.

Litigation--Asbestos

The Company and certain of its subsidiaries have been named as defendants in a suit filed by Cooper Industries, Inc. ("Cooper"), alleging breach of the 1986 agreement by which the Company acquired certain businesses from Cooper. At issue in the litigation is the question of which party has responsibility in connection with pending lawsuits (the "asbestos lawsuits") involving numerous plaintiffs who allege injurious exposure to asbestos contained in products manufactured by current or former subsidiaries and divisions of Cooper. Cooper claims that the Company is obligated to defend and indemnify Cooper in connection with the asbestos lawsuits. The Company has denied that it is obligated under the agreement to defend and indemnify Cooper in connection with the asbestos lawsuits, and has filed a counterclaim asserting that Cooper is obligated under the agreement to defend and indemnify the Company in connection with the asbestos lawsuits and that certain insurance coverage available to Cooper should be applied to the asbestos lawsuits. The Company intends to litigate its position vigorously.

In 1994, the Company sold the assets of one of its subsidiaries to Patriot Sensors and Controls ("Patriot") pursuant to an agreement which provides that the parties will share responsibility for most of the asbestos lawsuits over a five year period, with Patriot bearing full responsibility for the asbestos lawsuits thereafter. Patriot has stated that it may be financially unable to perform its indemnification obligations with respect to the asbestos lawsuits. The Company and Patriot are not currently in litigation.

Due to (i) the early stage of the Cooper litigation, (ii) the potential that Patriot may or may not perform some or all of its indemnification obligations to the Company, and (iii) the ongoing review of strategies and defenses available to the Company in the asbestos lawsuits, it is difficult to predict the outcome of the foregoing legal proceedings. However, management of the Company does not believe that the financial impact of the foregoing legal proceedings will be material.

Environmental Matters--General

The Company has from time to time discovered contamination by hazardous substances at certain of its facilities. In response to such a discovery, the Company conducts remediation activities to bring the facility into compliance with applicable laws and regulations. Except as described below, the Company's remediation activities for fiscal 1997 did not entail material expenditures, and its remediation activities for fiscal 1998 are not expected to entail material expenditures. Future discoveries of contaminated areas could entail material expenditures, depending upon the extent and nature of the contamination.

Environmental Matters--Century Electric (McMinnville, Tennessee)

Prior to its purchase by the Company in 1986, Century Electric, Inc. ("Century Electric") acquired a business from Gould Inc. ("Gould") in May 1983 which included a leasehold interest in a fractional horsepower electric motor manufacturing facility located in McMinnville, Tennessee. In connection with this acquisition, Gould agreed to indemnify Century Electric from and against liabilities and expenses arising out of the handling and cleanup of certain waste materials, including but not limited to cleaning up any PCBs at the McMinnville facility (the "1983 Indemnity"). Investigation has revealed the presence of PCBs and other substances, including solvents, in portions of the soil and in the groundwater underlying the facility and in certain offsite soil, sediment and biota samples. Century Electric has kept the Tennessee Department of Environment and Conservation, Division of Superfund, apprised of test results from the investigation. The McMinnville plant has been listed as a Tennessee Inactive Hazardous Substance Site, a report on that site has been presented to the Tennessee legislature, and community officials and plant employees have been notified of the presence of contaminants as above described. In 1995, Gould completed an interim remedial measure of excavating and disposing onsite soil containing PCBs. Gould also conducted preliminary investigation and cleanup of certain onsite and offsite contamination. The cost of any further investigation and cleanup of onsite and offsite contamination cannot presently be determined. The Company believes that the costs for further onsite and offsite cleanup (including ancillary costs) are covered by the 1983 Indemnity. While the Company believes that Gould will continue to perform under its indemnity obligations, Gould's failure to perform such obligations could have a material adverse effect on the Company.

Environmental Matters--Offsite Locations

The Company has been identified by the United States Environmental Protection Agency and certain state agencies as a potentially responsible party for cleanup costs associated with alleged past waste disposal practices at several offsite locations. Due, in part, to the existence of indemnification from the former owners of certain acquired businesses for cleanup costs at certain of these sites, and except as described below, the Company's estimated share in liability (if any) at the offsite facilities is not expected to be material. It is possible that the Company will be named as a potentially responsible party in the future with respect to other sites.

Environmental Matters--Indemnification Obligations from Restructuring

In selling certain business operations, the Company from time to time has agreed, subject to various conditions and limitations, to indemnify buyers with respect to environmental liabilities associated with the acquired operations. The Company's indemnification obligations pursuant to such agreements did not entail material expenditures for fiscal 1997, and its indemnification obligations for fiscal 1998 are not expected to entail material expenditures. Future expenditures pursuant to such agreements could be material, depending upon the nature of any future asserted claims subject to indemnification.

Letters of Credit

The Company has approximately $11,200 of outstanding letters of credit as of June 30, 1997.


8. STOCK OPTION AGREEMENTS

The Company has three stock option plans (the "Plans"), two of which provide for the issuance of both incentive stock options (under Section 422A of the Internal Revenue Code of 1986) and non-qualified stock options at exercise prices not less than the fair market value at the date of grant, and one of which only provides for the issuance of non-qualified stock options at exercise prices not less than the fair market value at the date of grant. One of the Plans also provides for the issuance of stock appreciation rights, restricted stock, unrestricted stock, restricted stock rights and performance units. The total number of shares of the Company's common stock authorized to be issued upon exercise of the stock options and other stock rights under the Plans is 5,392,887. As of June 30, 1997 and 1996 shares available for grant were approximately 972,802 and 1,515,560 respectively. Options granted under two of the Plans vest in three or four equal annual installments, and options under the third Plan vest in two equal annual installments.

A summary of certain information with respect to options under the Plans follows:


Year ended June 30                        1997           1996          1995
-------------------------------------------------------------------------------
Options outstanding, beginning of year  3,155,820     1,939,585     2,303,054
Options granted                         1,045,810     1,498,000       357,500
Options exercised                        (334,770)      (32,170)     (454,594)
Weighted average exercise price        $    10.85    $     5.35    $     8.30
-------------------------------------------------------------------------------
Options cancelled                        (216,375)     (249,595)     (266,375)
-------------------------------------------------------------------------------
Options outstanding, end of year        3,650,485     3,155,820     1,939,585
Weighted average price                 $    11.78    $     2.16        $12.52
-------------------------------------------------------------------------------
Exercisable options                     1,541,135     1,463,045     1,113,116
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The following table provides information regarding exercisable and outstanding options as of June 30, 1997.


                                                     Exercisable                          Outstanding
                                            ---------------------------------------------------------------------------
                                                             Weighted                     Weighted         Weighted
                                                             average                       average         average
                                                             exercise                     exercise        remaining
                                               Options         price        Options         price       contractual
Range of exercise price per share           exercisable     per share     outstanding     per share     life (years)
-----------------------------------------------------------------------------------------------------------------------
Under $10.00                                  423,400        $ 7.30        1,302,775       $ 8.14           6.96
$10.00-$12.50                                 239,885         10.11          407,860        10.77           5.30
$12.51-$15.00                                 756,600         13.96        1,544,100        13,57           7.11
Over $15.00                                   121,250         17.56          395,750        17.77           7.82
-----------------------------------------------------------------------------------------------------------------------
Total                                        1,541,135       $11.82        3,650,485       $11.78           6.93
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


The Company has also granted options in prior years under certain non-qualified stock option agreements, terms of which are similar to the Plans. No such options were granted, exercised or cancelled during the three years ended June 30, 1997. As of June 30, 1997, options for 142,835 shares with a weighted average price per share of $4.74 were outstanding, all of which were exercisable.

The Company has granted stock appreciation rights (SARs) to certain of its directors under director incentive compensation plans. As of June 30, 1997 SARs with respect to 66,000 shares, with a weighted average exercise price of $14.76 were outstanding under these plans. In July of 1995, the Board of Directors approved the conversion of SAR's with respect to 265,000 shares of common stock into stock options with comparable vesting, share amounts and exercise prices. In April of 1997, the Board of Directors approved the conversion of SAR's with respect to an additional 491,500 shares of common stock into stock options with comparable vesting, share amounts and exercise prices.

As permitted under Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS 123 for awards granted in fiscal years after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following assumptions:


                                                                   Options
                                                              --------------
                                                              1997      1996
-----------------------------------------------------------------------------
Expected life (years)                                          5.4       4.7
Expected stock price volatility                                 35%       35%
Risk-free interest rate                                        6.5%      6.2%
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period. The Company's pro forma information follows:

(Thousands except per share amounts)                     1997           1996
------------------------------------------------------------------------------
Net income (loss)--as reported                           $24,075      $(94,164)
Net income (loss)--pro forma                             $22,792      $(94,640)
Primary net income (loss) per share--as reported         $  0.91      $  (3.78)
Primary net income (loss) per share--pro forma           $  0.88      $  (3.82)
Fully diluted net income (loss) per share--as reported   $  0.88          *
Fully diluted net income (loss) per share--pro forma     $  0.85          *
------------------------------------------------------------------------------
------------------------------------------------------------------------------
*Per share amounts are omitted as such amounts are anti-dilutive in relation to primary per share amounts.

Because SFAS 123 is applicable only to awards granted subsequent to fiscal years beginning after December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999. A total of 1,498,000 options were granted during fiscal year 1996 with exercise prices equal to the market price of the stock on the grant date. The weighted-average exercise price and weighted-average fair value of these options were $12.91 and $3.98 respectively. A total of 1,045,810 options were granted during fiscal year 1997 with exercise prices equal to the market price of the stock on the grant date. The weighted average exercise price and weighted average fair value of these options were $9.75 and $4.29 respectively.

9. EMPLOYEE BENEFIT PLANS

Pension Plans

The Company has a defined benefit retirement plan which covers substantially all of its non-union employees and those union employees whose collective bargaining agreements specifically provide for coverage (the "Plan"). The Plan provides benefits for non-union employees based upon career average pay as defined in the Plan and for union employees as provided in the bargaining agreements.

The net pension cost for the years ended June 30, 1997, 1996 and 1995 is as follows:

                                                  1997       1996      1995
------------------------------------------------------------------------------
Service cost--benefits earned during the period $  4,500   $  5,504   $  6,935
Interest cost on projected benefit obligation      9,920      9,592      9,219
Investment return on plan assets                 (29,139)   (13,306)   (11,846)
Net amortization and deferral                     17,483      3,135      2,517
------------------------------------------------------------------------------
Net periodic pension cost                          2,764      4,925      6,825
------------------------------------------------------------------------------
Curtailment (gain) or loss                           106       (682)       272
------------------------------------------------------------------------------
Net pension cost                                $  2,870   $  4,243   $  7,097
------------------------------------------------------------------------------
------------------------------------------------------------------------------

The funded status of the Company's defined benefit plans at June 30, 1997 and 1996 is as follows:
                                                               1997      1996
------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation                                $131,452  $120,533
  Non-vested benefits                                         6,835     5,863
  Projected benefit obligation                              140,065   127,864
  Market value of plan assets                               160,329   129,409
  Plan assets greater (less) than projected benefit
  obligation                                                 20,264     1,545
  Unrecognized net loss                                      (9,426)    5,118
  Unrecognized prior service income relating to
  merged plans                                                 (469)     (705)
  Unrecognized net asset                                     (1,612)   (1,935)
  Accrued (prepaid) pension cost                             (8,757)   (4,023)
------------------------------------------------------------------------------

The projected benefit obligation was determined using an assumed discount rate of 8.0% for the year ended June 30, 1997 and June 30, 1996 and a 6% increase in the rate of compensation in both years. The average expected long-term rate of return on plan assets is 8.5% for both years.

It is the Company's policy to fund pension costs annually. In 1996, the Plan was partially funded with the issuance of 750,000 shares of common stock valued at $8.62 per share on the date contributed. Plan assets are primarily invested in equity and government securities. The Company also has benefit plans for certain of its foreign subsidiaries which are not reflected above. These plans are not material to the Company's benefit plans as a whole.

In addition to the defined benefit retirement plans, most of the Company's non-union employees participate in a defined contribution savings plan which provides for employee contributions up to specified percentages of compensation as defined in the plan. The Company's contribution is equal to 50% of the first 1% and 20% of the next 5% of the employee's contribution. Annual Company sponsored contributions are subject to a limitation of six hundred dollars per employee. Company contributions were $1,184, $1,427, and $1,629 during the plan years ended March 1997, 1996, and 1995, respectively. Company contributions vest over a five-year period.

Postretirement Medical Benefit Plans

Effective May 1, 1996, the Company announced a substantial revision to its postretirement medical benefit plans. Under the terms of the revision all medical benefit plans affecting the accumulated postretirement benefit obligation ("APBO") were made uniform for all eligible participants. In addition, the contributions required for participation in these plans were increased as a percentage of the total value of the plan. Employees who, in general, retired prior to January 1, 1992, will be required to pay a contribution which is indexed by the rate of increase in plan costs each year, while employees retiring later will be required to pay the entire cost of coverage exceeding a fixed company contribution amount. Finally, the revised plan was designed to prevent the payment of one hundred percent of the eligible expenses incurred by a participant when the MagneTek plan "coordinates" with another plan.

The accumulated postretirement benefit obligation as of June 30, 1997 and 1996 consisted of unfunded obligations related to the following:


                                                               1997      1996
------------------------------------------------------------------------------
Retirees                                                    $17,232   $20,682
Fully eligible active plan participants                       2,365     2,429
Other active participants                                     3,009     2,810
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                22,606    25,921
  Unrecognized prior service cost                             9,972    11,101
  Unrecognized gain                                          23,089    22,276
------------------------------------------------------------------------------
Accrued postretirement benefit cost                         $55,667   $59,298
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Net periodic postretirement benefit costs (income) for the years ended June 30, 1997, 1996 and 1995 include the following components:


Years ended June 30,                                               1997        1996       1995
-----------------------------------------------------------------------------------------------
Service cost benefits earned during period                       $   162     $   304    $   405
Interest cost on accumulated postretirement benefit obligation     1,806       4,292      4,384
Amortization of prior service cost                                (1,129)       (855)        --
Amortization of (gain)/loss                                       (1,705)         --         --
-----------------------------------------------------------------------------------------------
                                                                 $  (866)     $3,741     $4,789
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


The Company's current policy is to fund the cost of the postretirement health care benefits on a "pay-as-you-go" basis as in prior years.

For measurement purposes, an 8% annual rate of increase (7% annual rate of increase for HMO plans) in the per capita cost of covered health care claims was assumed for fiscal 1997 and fiscal 1998; the rate of increase was assumed to decrease to 5.75% by fiscal 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend by 1 percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $1,557 and the aggregate of service and interest cost components of the annual net periodic postretirement benefit cost by approximately $110. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0%, 8.0% and 7.75% for the years ended June 30, 1997, 1996 and 1995 respectively.

10. RELATED PARTY TRANSACTIONS

The Company has an agreement with the Spectrum Group, Inc. whereby Spectrum will provide management services to the company through fiscal 1999 at an annual fee plus certain allocated and out of pocket expenses. The Company's chairman is also the chairman of Spectrum. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of the business of the Company. Fees and expenses paid to Spectrum for these services under the agreement amounted to $907, $865 and $818 for the years ended June 30, 1997, 1996 and 1995 respectively.

During the years ended June 30, 1997, 1996 and 1995, the Company paid approximately $399, $952 and $948, respectively in fees to charter an aircraft owned by a company in which the chairman is the principal shareholder. The Company believes the fees paid were equivalent to those that would be paid under an arm's-length transaction.

During fiscal year 1995, a member of the Company's Board of Directors served as a consultant to the Company on various aspects of the Company's business and strategic issues. Fees paid for said services by the Company during the period ended June 30, 1995 were $137. Aggregate fees and expenses for the same period were $158.

11. ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30:

                                                          1997          1996
------------------------------------------------------------------------------
Salaries, wages and related items                      $  33,449     $ 27,828
Warranty                                                  39,253       43,739
Interest                                                   1,576        4,600
Income taxes                                              (1,658)        (862)
Repositioning reserves (see Note 2)                       14,890       21,827
Other                                                     32,245       29,267
------------------------------------------------------------------------------
                                                        $119,755     $126,399
------------------------------------------------------------------------------
------------------------------------------------------------------------------

12. SUPPLEMENTAL CASH FLOW INFORMATION

Changes in operating assets and liabilities of continuing operations follows:



Year ended June 30,                                          1997       1996        1995
-------------------------------------------------------------------------------------------
(Increase) decrease in accounts receivable                 $14,368    $ 33,023    $(21,166)
(Increase) decrease in inventories                          23,273      21,782     (39,718)
(Increase) decrease in prepaids and other current assets    (5,981)      6,335       3,758
(Increase) decrease in other operating assets               (2,461)     (4,942)       (111)
Increase (decrease) in accounts payable                     (9,316)    (13,729)      3,481
Increase (decrease) in accrued liabilities                  (3,452)        938       6,193
Increase (decrease) in deferred income taxes                 7,404          70      (6,192)
Increase (decrease) in other operating liabilities          (1,277)         17       2,779
-------------------------------------------------------------------------------------------
                                                           $22,558    $ 43,494    $(50,976)
Cash paid for interest and income taxes follows:
  Interest                                                 $28,255    $ 31,626    $ 43,388
  Income taxes                                             $ 3,463    $  4,614    $ 10,548
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------



During the year ending June 30, 1997 an additional 2,213,067 shares of common stock were issued upon the conversion of $35,410 of Convertible Notes.

13. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company currently operates in three business segments: Motors and Controls; Lighting Products; and Power Supplies.

The Motors and Controls segment designs, manufactures and markets a broad range of high quality fractional and integral electric motors, medium output generators and electronic adjustable speed drives and systems.

The Lighting Products segment produces magnetic and electronic ballasts for various lighting applications.

The Power Supplies segment produces electronic power supplies primarily for computer and telecommunications applications, as well as industrial equipment; component transformers for a wide range of electronic equipment; and power converters for recreational vehicles.

The Company sells its products primarily to large original equipment manufacturers and distributors. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral. The Company has no significant concentration of credit risk.

Financial information by business segment for continuing operations follow:



                                       Motors and       Lighting         Power
For the year ended June 30, 1997        Controls        Products       Supplies        Total
------------------------------------------------------------------------------------------------
Sales                                    $548,008       $477,958       $164,574     $1,190,540
Operating income                           43,785         25,138         11,141         80,064
Identifiable assets                       293,315        222,288        138,945        654,548
Capital expenditures                       15,441          7,095         10,709         33,245
Depreciation and amortization              17,111         12,594          8,726         38,431
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                       Motors and       Lighting         Power
For the year ended June 30, 1996        Controls        Products       Supplies        Total
------------------------------------------------------------------------------------------------
Sales                                    $530,718       $456,804       $174,103     $1,161,625
Operating income (loss)                    36,794        (78,600)         4,285        (37,521)
Identifiable assets                       280,464        241,818        156,492        678,774
Capital expenditures                       18,523         11,737         10,255         40,515
Depreciation and amortization              16,407         15,572          8,062         40,041
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

Operating income (loss) for the year ended June 30, 1996, reflects pretax charges of $2,891, $47,131 and $483 in the Motors and Controls, Lighting
Products and Power Supplies segments respectively, related to repositioning, warranty, and other charges (see Note 2). Asset write-downs included in operating income are $1,333 in Motors and Controls, $24,702, in Lighting
Products and $3,177 in Power Supplies.

                                       Motors and       Lighting         Power
For the year ended June 30, 1995        Controls        Products       Supplies        Total
------------------------------------------------------------------------------------------------
Sales                                    $515,217       $551,500       $135,819     $1,202,536
Operating income                           39,455         29,442          6,459         75,356
Identifiable assets                       331,623        321,663        203,882        857,168
Capital expenditures                       20,839         15,176          7,880         43,895
Depreciation and amortization              14,562         17,515          6,603         38,680
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


Geographic information with respect to the Company's European Subsidiaries follows:

For the year ended June 30         1997           1996           1995
-----------------------------------------------------------------------
Sales                          $202,124       $206,701       $175,727
Operating income                 16,605          3,471          6,003
Identifiable assets             154,345        172,636        158,207
Capital expenditures             11,852         10,011          8,532
Depreciation and amortization     7,810          8,197          8,475
-----------------------------------------------------------------------
-----------------------------------------------------------------------

The Company's foreign operations outside of Europe are not material. Export sales were $61,036, $61,520 and $60,204 in 1997, 1996 and 1995, respectively.

14. QUARTERLY RESULTS (UNAUDITED)

1997 quarter ended                     Sept. 30   Dec. 31   Mar. 31   June 30
-------------------------------------------------------------------------------
Net sales                              $291,410  $293,707  $301,391  $304,032
Gross profit                             54,842    55,540    64,672    64,869
Provision for income taxes                2,996     3,839     6,396     5,969
Income from continuing operations
  before extraordinary item            $  4,315  $  5,756  $  9,198  $  9,482
Net income                             $  4,315  $  5,756  $  9,028  $  4,976
Per common share:
  Primary:
    Income from continuing operations
      before extraordinary item        $    .17  $    .22  $    .34  $    .35
    Net income                         $    .17  $    .22  $    .33  $    .18
  Fully diluted:
    Income from continuing operations
      before extraordinary item        $    .17  $    .22  $    .32  $    .32
    Net income                         $    .17  $    .22  $    .31  $    .18
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

In the third and fourth quarters of 1997, the Company recorded extraordinary charges of $170 and $4,506 respectively, associated with the extinguishment of the majority of its 10 3/4% Subordinated Debentures. The charges (net of tax) included the unamortized portion of original issuance costs and premium in excess of face value.

1996 quarter ended                     Sept. 30   Dec. 31   Mar. 31   June 30
-------------------------------------------------------------------------------
Net sales                              $272,670  $282,162  $301,628  $305,165
Gross profit                             43,091    46,612    52,512    14,406
Provision (benefit) for income taxes       (884)     (211)    1,668    18,827
Income (loss) from continuing
  operations before extraordinary item $ (3,538) $ (1,530)  $ 1,424  $(90,520)
Net income (loss)                      $ (3,538) $ (1,530)  $ 1,424  $(90,520)
Per common share:
  Primary:
    Net income (loss)                  $   (.14) $   (.06)  $   .06  $  (3.64)
  Fully diluted:
    Net income (loss)                         *         *         *         *
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

In the fourth quarter of 1996 the Company recorded charges of $79,817, primarily related to the Company's Lighting Products segment and its investment in its German subsidiary, for repositioning of operations primarily for severance costs, termination benefits and asset write-downs associated with plant closures as well as estimated warranty and other costs (see Note 2). In review of the Company's deferred tax asset in accordance with FASB No. 109, a $14,700 charge was reflected in fourth quarter results.

Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
MagneTek, Inc.

We have audited the accompanying consolidated balance sheets of MagneTek, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MagneTek, Inc. at June 30, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for the impairment of long lived assets and for long lived assets to be disposed of in 1996.




St. Louis, Missouri
August 18, 1997

PROXY

                                MAGNETEK, INC.
              ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 21, 1997
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints ANDREW G. GALEF and SAMUEL A. MILEY, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 26 Century Boulevard, Nashville, Tennessee 37214 on October 21, 1997, at 10:00 a.m. and any adjournment thereof.

     1. Election of Directors
        ---------------------
        Nominees are: Andrew G. Galef, Ronald N. Hoge, Dewain K. Cross, Paul J. Kofmehl, Marguerite W. Sellee and Robert E. Wycoff

     2. Approval of adoption of the MagneTek, Inc. 1997 Non-Employee Director Stock Option Plan.

     3. Approval of adoption of the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan.

   UNMARKED PROXIES WILL BE VOTED "FOR" THE
      FOREGOING MATTERS UNLESS SPECIFIED               MAGNETEK, INC.
              TO THE CONTRARY                          P.O. BOX 11128
                                                       NEW YORK, N.Y. 10203-0128

(Continued and to be voted, dated and signed on the reverse side.)


1. Election of Directors         FOR all nominees  / X /       WITHHOLD AUTHORITY to vote   / X /   *EXCEPTIONS  / X /
                                 listed below                  for all nominees listed below


Nominees: Andrew G. Galef, Ronald N. Hoge, Dewain K. Cross, Paul J. Kofmehl, Marguerite W. Sallee and Robert E. Wycoff
(INSTRUCTIONS: TO VOTE YOUR SHARES FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM 1. TO WITHHOLD VOTING FOR ALL DIRECTOR NOMINEES, MARK THE "WITHHELD" BOX ON ITEM 1. IF YOU WISH TO VOTE FOR SOME BUT NOT ALL DIRECTOR NOMINEES, MARK THE "EXCEPTIONS" BOX ON ITEM 1 AND ENTER THE NAME(S) OF THE DIRECTOR NOMINEE(S) FOR WHOM YOU WISH TO WITHHOLD VOTING IN THE SPACE PROVIDED.)


* Exceptions _______________________________________________________________

2. Approval of adoption of the MagneTek, Inc. 1997 Non-Employee Director Stock Option Plan.

   FOR / X /         AGAINST / X /         ABSTAIN / X /

3. Approval of adoption of the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan.

   FOR / X /         AGAINST / X /         ABSTAIN / X /

4. The undersigned confers upon the proxies hereby appointed discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

   I plan to attend the meeting.                  CHANGE OF ADDRESS OR
                                                  COMMENTS MARK HERE     / X /
   Yes / X /         No / X /

Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated September 24, 1997 is hereby acknowledged.



Dated:
       --------------------------------

---------------------------------------
      Signature of Stockholder

---------------------------------------
      Signature of Stockholder

(Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the stockholder is a corporation, please set forth full corporate name and a duly authorized officer should sign stating name and title. Executors and trustees should give full title as such).


VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK. / X /

PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE U.S.

    MAGNETEK, INC.                                                            MAGNETEK, INC.
    IER Proxy Services                                      ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 21, 1997
    P.O. Box 7008                                           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
    San Carlos, CA 94070-7008
                                                      The undersigned hereby appoints ANDREW G. GALEF and SAMUEL A.
                                                      MILEY, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the
                                                      Company, 26 Century Boulevard, Nashville, Tennessee 37214 on
                                                      October 21, 1997, at 10:00 a.m. and any adjournment thereof.

                          WITHHOLD                 1. Election of Directors
                          AUTHORITY                   Nominees: Andrew G. Galef, Ronald N. Hoge, Dewain K. Cross, Paul
       FOR             to vote for all                J. Kofmehl, Marguerite W. Sallee and Robert E. Wycoff
   all nominees        nominees listed                (INSTRUCTIONS: To vote your shares for all Director nominees,
listed to the right     to the right                  mark the "For" box on Item 1. To withold voting for all Director
       / /                  / /                       nominees, mark the "Withhold Authority" box on Item 1. If you wish to vote for some but not all Director nominees, mark the "Exceptions"
                                                      box on Item 1 and enter the name(s) of the Director nominee(s) for whom you wish to withold voting in the space provided.)
FOR         AGAINST        ABSTAIN
/ /          / /             / /                      / / EXCEPTIONS
                                                                    --------------------------------
/ /         / /             / /                    2. Approval of adoption of the MagneTek, Inc. 1997 Non-Employee
                                                      Director Stock Option Plan.

                                                   3. Approval of adoption of the MagneTek, Inc. Amended and Restated
                                                      Director Compensation and Deferral Investment Plan.

                                                      UNMARKED PROXIES WILL BE VOTED "FOR" THE FOREGOING MATTERS
                                                      UNLESS SPECIFIED TO THE CONTRARY.

                                                   4. The undersigned confers upon the proxies hereby appointed discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

                                                      I plan to attend the meeting.  / /Yes  / /No

Proxy Number:                                                Receipt of copies of the Annual Report to Stockholders,
                                                             the Notice of the Annual Meeting of Stockholders and the
                                                             Proxy Statement dated September 24, 1997 is hereby
                                                             acknowledged.

                                                             Dated:
                                                                   ----------------------

                                                             -------------------------------------------
                                                             Signature of Stockholder

                                                             -------------------------------------------
                                                             Signature of Stockholder

                 MAGNETEK, Inc.
                 MagneTek Plan

As a participant in the the MagneTek FlexCare Plus
Retirement Savings Plan or the MagneTek Unionized
Employee Savings Plan or the MagneTek Unionized
Employee Savings Plan (collectively, the "Plan"), you have the right to direct Barclays Global Investors, N.A. (the "Plan Trustee") to vote the shares of Common Stock of MagneTek, Inc. (the "Company") represented by your interest attributable to such shares held in the MagneTek Stock Fund under the Plan at the Annual Meeting of Stockholders of the Company to be held on October 21, 1997.

For your information, a Proxy Statement and an Annual Report are enclosed. In addition, a postage-paid return envelope addressed to IER Proxy Services is enclosed for your use in returning your completed, signed and dated Proxy Vote Card to the Plan Trustee.

The Plan Trustee will hold your voting instructions in confidence and will not divulge or release specific information regarding your instructions to any person, including officers or employees of the Company, except to the extent required by law.

If your completed Proxy Vote Card is not received by the Plan Trustee by October 17, 1997, the
Administrative Committee for the Plan may direct the Plan Trustee to vote your shares.

Barclays Global Investors, N.A.


(Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the stockholder is a corporation, please set forth full corporate name and a duly authorized officer should sign stating name and title. Executors and trustees should give full title as such.)

PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.